Preliminary Offering Circular dated November 24, 2020

Subject to Completion

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

UNCOMMON GIVING CORPORATION

7033 E Greenway Pkwy, Suite 110

Scottsdale, AZ 85254

(480) 590-5231

www.uncommon.today

Common Stock

This is a public offering of Uncommon Giving Corporation. We are offering 5,000,000 shares of our common stock, par value $0.001 per share (the “Common Stock”). Currently, no public market exists for the shares. The public offering price is $10.00 per share, with a minimum initial investment of $100.00 for the purchase of 10 shares.

	Price to Public	Underwriting Discount or Commission	Proceeds to Issuer	Proceeds to Other Persons
Per Share:	$10.00	$0.10(1)(2)	$9.90	None
Total Minimum:(3)	None	None	None	None
Total Maximum:	$50,000,000.00	$500,000.00	$49,500,000.00	None

(1) Uncommon Giving Corporation will bear 100% of the expenses of the offering.

(2) The Company shall pay Dalmore Group, LLC (“Dalmore”) a broker-dealer services fee equivalent to 1% of the amount raised in the Offering (the “Dalmore Fee”), which Dalmore Fee does not include the one-time set-up fees payable by the Company to Dalmore. In addition, the Company will pay 4% of the amount of subscriptions sold by selected dealers engaged by the Company (each, a “Selected Dealer”).  See “PLAN OF DISTRIBUTION,” beginning on page 29, for additional details.

(3) There shall be no minimum amount invested before the Company shall have access to the proceeds.

Uncommon Giving Corporation, a Delaware corporation (the “Company”) is offering to sell up to 5,000,000 shares of its Common Stock to the public (the “Offering”) pursuant to this Regulation A Offering Circular (the “Offering Circular”). You can read a complete description of the shares of Common Stock in “DESCRIPTION OF CAPITAL STOCK,” beginning on page 68.

This Offering will begin as soon as our offering statement (the “Offering Statement”) is “qualified” by the U.S. Securities and Exchange Commission (“SEC”), and will end upon the earliest of (1) the date we have sold 5,000,000 shares of Common Stock, (2) the second anniversary of the date our Offering Statement is qualified by the SEC, or (3) the date the Company terminates this Offering.

The Company is following the “offering circular” format of disclosure described in Part II of Form 1-A.

Investing in our Common Stock involves a high degree of risk. See “RISK FACTORS,” beginning on page 10, for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

Preliminary Offering Circular dated November 24, 2020

Subject to Completion

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH.  DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS.  BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A.  FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

Preliminary Offering Circular dated November 24, 2020.

Preliminary Offering Circular dated November 24, 2020

Subject to Completion

TABLE OF CONTENTS

SUMMARY1

RISK FACTORS10

CAUTIONARY NOTE  REGARDING FORWARD-LOOKING STATEMENTS27

DILUTION28

PLAN OF DISTRIBUTION29

HOW TO INVEST31

ESTIMATED USE OF PROCEEDS32

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS44

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES51

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS57

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS66

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS67

DESCRIPTION OF CAPITAL STOCK68

LEGAL MATTERS72

EXPERTS72

ADDITIONAL INFORMATION72

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS73

PART III: EXHIBITS104

SUMMARY

This summary highlights selected information contained in this Offering Circular. Because this is only a summary, it does not contain all of the information that you should consider in making your investment decision. You should read the entire Offering Circular carefully, including the information contained under the heading “RISK FACTORS.”  Except as otherwise required by the context, references to the “Company,” “Uncommon,” “we,” “us” and “our” are to Uncommon Giving Corporation, a Delaware corporation.  All trademarks and registered trademarks are the property of their respective owners.

The Offering

We are offering to sell and issue up to 5,000,000 shares of Common Stock (the “Shares”).  The Shares will be sold for maximum aggregate gross proceeds of $50,000,000. Each Share will be sold at a price of $10.00 per Share.

No Minimum Offering Amount	There is no minimum number of Shares that must be sold in the Offering. All proceeds from the sale of the Shares may be accepted by the Company.

Our Industry

According to Giving USA 2020: The Annual Report on Philanthropy for the Year 2019, individuals, corporations, and foundations donated $449.64 billion to various charities, nonprofit organizations, churches and ministries. This level of total giving as a percentage of the country’s GDP is 2.1%, which has remained relatively flat for the last twenty years. In addition, in 2019, individuals gave $309.66 billion, or 68.9% of the $449.64 billion; this was the second year since 1954 that individuals comprised less than 70% of the total dollars raised for charity.

Despite this stagnant giving rate, our country has simultaneously experienced significant growth in the number of charitable organizations formed in the United States. According to the National Center for Charitable Statistics, in 2016, there were 1.54 million non-profit tax-exempt organizations in the United States and, according to the IRS Data Book, over 80,000 organizations were granted 501(c)(3) status each year between 2016 and 2019.  Many of these new non-profit organizations, along with many existing non-profit organizations, lack the resources and infrastructure to market their causes and raise donations efficiently.

We believe that this stalled level of giving reflects a significant gap between traditional donation methods and the expectations of today’s donors.  We are seeking to address this gap by providing a full-service and integrated solution aimed at increasing giving activity, reducing “donation friction” for non-profit organizations, generating a deeper, more personal commitment to generosity, and ultimately benefiting those in need.

While the number of non-profit organizations to serve those in need has increased, according to the Generosity Commission, a lower percentage of Americans is giving and volunteering:

•In 2015, only 24% of taxpayers reported making a charitable gift, compared to over 30% a decade earlier;

•Households earning less than $100,000 per year represent a smaller percentage of total giving today versus in 2000 (respectively, 25% versus 43%, respectively); and

•In 2015, the volunteer rate among Americans reached a 12-year low.

We believe that these negative trends, resulting from generational and economic changes in the demographic landscape, can be reversed, in part, by a giving experience and social community that connects and empowers the hearts and resources (including volunteerism) of individuals who want to be generous to those in need. Our Ecosystem is being designed for precisely this purpose.

Our Business

Our mission is to awaken generosity through our proprietary technology and, by doing so, not only generate hope and help for those in need, but also a financial return for our stockholders.  We are a for-profit company that aspires to catalyze a movement of generosity by providing a rich online experience for donors (“Donors”), initially facilitating Donors’ gifts of treasure, testimony, and thanks, and eventually encompassing Donors’ gifts of time and talent as well. We seek to promote a lifetime of giving to not only our users but also their friends and family.  To accomplish this goal, we are working to create a fully integrated Uncommon Generosity Ecosystem (the “Ecosystem”) to encourage, request, fulfill, transmit, and appreciate gifts by (i) the sharing of numerous inspiring stories and testimonies in uncommon ways, (ii) allowing a Donor to discover a “curated” collection of verified non-profit organizations (“NPOs”) that can identify critical financial needs and recommend appropriate solutions that have demonstrable records of success pursuing causes about which that Donor is most passionate, and (iii) streamlining and enhancing the giving process through the aggregation of new and existing technologies.

We intend to roll out the various features of our Ecosystem in phases, which would include the business components described below.  We expect that each component will work in conjunction with the others to further our mission.  However, as we are in the early stages of building our business, the information below remains subject to further development and may change.  Our corporate structure is summarized in the organizational chart below:

Our initial go-to-market strategy is to host cause-based kickoff events for our digital giving platform (the “Uncommon Giving Platform,” or the “Platform”) in partnership with one or more NPOs designed to generate excitement for generosity, increase publicity and awareness of our Company, and encourage Donor engagement on the Uncommon Giving Platform.  We envision partnering with select NPOs and causes to encourage profile creations for the Uncommon Giving Platform among the general public. By building brand awareness and demonstrating the effectiveness of the Uncommon Giving Platform as a new and revolutionary solution for both the Donor and NPO, we intend for Uncommon to become the “go to” community for generosity.

Uncommon Giving Platform

Our digital Platform for giving, including website and mobile applications, is designed to draw attention to potential recipients of gifts and facilitate giving transactions in an efficient and trustworthy manner.  The Platform connects NPOs who have identified financial needs and recommend appropriate solutions to Donors who have the resources and the willingness to fund those financial needs and solutions.

The Platform allows Donors to create online profiles with basic information, fund their individual deposit/disbursement accounts (each, a “Digital Wallet”), identify the charitable causes they would like to support and support such causes through the direction of gifts to NPOs of their choice from their Digital Wallets or by making contributions from their personal funds maintained outside their Digital Wallets and the Platform. NPOs with potential giving opportunities are also able to create or claim online profiles and post information about tangible needs in their spheres of influence. Upon receipt of a Donor’s gift, an NPO is then able to provide follow-up communications through the Platform, such as a video testimony showing the use of the gift, whereby the Donor can see the impact of his or her generosity and receive any expressions of gratitude.  Our method of generating revenues through Platform and processing fees is illustrated below:

* All dollar amounts are for illustrative purposes only.  Any tip given by the Donor would be retained by Uncommon Charitable Impact.

** Assume Donor agrees to pay processing fee.

*** The Platform Fee would be paid only by NPOs that have purchased profiles on the Platform.

Our Uncommon Giving Platform is also intended to serve as a generosity archive of our Donors’ and NPOs’ giving activities and expressions of gratitude for the gifts given that could then be promoted and shared within their personal Uncommon network of fellow Donors and on various social media platforms. We publish on our Platform NPOs’ and Donors’ social media posts about giving opportunities, inspiring individuals and stories, and giving initiated through our Platform, thus magnifying impact by encouraging further giving.

We are currently seeking to develop a proprietary methodology that suggests potential giving opportunities posted by NPOs.  Each giving transaction is recorded and tied to the individual Donor’s profile through his or her Digital Wallet – allowing our Platform to effectively and efficiently tailor additional giving opportunities to such Donor and generate reports for such Donor’s donation history to streamline his or her yearly tax return preparation for 501(c)(3) eligible gifts effected through the Platform.

Prior to receiving funds through the Platform, each NPO undergoes a verification process by which we review various information, including but not limited to its Guidestar® profile, ACH credentials, website, social media profiles, 501(c)(3) status and contact information.  In addition, each NPO and Donor is required to agree to our terms of use, which contain provisions designed to foster a trusted relationship between us and our users, including a privacy commitment stating that we will not sell our users’ data for unaffiliated third-party marketing or solicitation. The terms of use for NPOs and Donors also outline the obligations of NPOs and Donors, respectively, including each NPO’s commitment to use each Donor’s donations as recommended by such Donor. By directly connecting Donors with NPOs whose status is verified, we believe the Uncommon Giving Platform will foster and build a desire to give generously to those in need.

Uncommon Charitable Impact

We utilize a relationship with a separate organization, Uncommon Charitable Impact, Inc. (“Uncommon Charitable Impact”), which administers an account created to receive Donor funds and serve as a conduit through which Donors on the Uncommon Giving Platform can receive tax deductibility for their giving activity. Such philanthropic investment vehicles, commonly referred to as DAFs, have gained significant popularity in recent years.  Under the current tax laws in the United States, contributions made to DAFs are irrevocable and immediately qualify as tax-deductible.  A Donor may either use our Platform to make a direct donation to one or more NPOs or contribute funds to his or her DAF account at Uncommon Charitable Impact and later recommend that grants be made to designated 501(c)(3) NPOs from such DAF.  We anticipate that Uncommon Charitable Impact, while not obligated to honor the Donor’s recommendation, will generally approve the grant and contribute the money to the designated NPO following an onboarding process. The NPO in return pays a Platform fee to UGIV, LLC, a Delaware limited liability company and our wholly-owned subsidiary (“UGIV”). This ability of Uncommon Charitable Impact is particularly beneficial for Donors who would like to make tax-deductible charitable contributions as part of their long-term financial planning and are open to setting aside funds for future designation to tax-exempt organizations. In addition, we are able to “democratize” DAFs for a wide range of Donors through our relationship with Uncommon Charitable Impact.  In contrast to most DAFs, which require a large up-front minimum contribution amount, Uncommon Charitable Impact will allow Donors to open a DAF account with a minimum contribution of $10.00.

Existing asset management organizations have become significant charitable entities by offering tax advantaged DAFs to individuals.  These asset managers have been successful in delivering a product that provides for current year tax deductibility while delaying the decision of which NPO to give the donation to, but have not fully developed the generosity experience to the extent we intend to do so, and have not captured the total giving solution.  Our Platform, and our relationship with Uncommon Charitable Impact, seeks to fill these gaps.

Our relationship with Uncommon Charitable Impact is governed by (a) a License Agreement dated as of May 15, 2020 by and between UGIV (our wholly-owned subsidiary) and Uncommon Charitable Impact (the “License Agreement”) under which UGIV has granted Uncommon Charitable Impact certain non-exclusive, non-transferable, and non-sublicensable rights and licenses to access and use the Platform and, on a royalty free basis, UGIV’s tradenames and associated logos and (b) a Master Services Agreement dated as of May 15, 2020 by and between UGIV and Uncommon Charitable Impact (the “MSA”) and the related Statements of Work pursuant to which UGIV provides certain technical, administrative and professional services to Uncommon Charitable Impact. Under the terms of the License Agreement, UGIV and Uncommon Charitable Impact will jointly own the user data generated through the Platform.

Working in collaboration with Uncommon Charitable Impact, we present our Donors with compelling federal tax deductible giving opportunities in local, state, national and international arenas by collaborating with select NPOs who we believe represent a holistic view of causes we intend to promote. At all times, solicitation for contributions will be for and by Uncommon Charitable Impact.  Notably, Uncommon Charitable Impact is also designed to account for direct donations to select Arizona nonprofit organizations, which could allow Donors to take advantage of favorable individual income tax credit treatment offered by Arizona law.

Uncommon Digital Wallet

We have formed and established an online payment processing system (“Uncommon Digital Wallet”) that is integrated with our Platform to facilitate a seamless giving experience.  Through Uncommon Digital Wallet, we make Digital Wallets, or individual deposit/disbursement accounts, available for Donors and NPOs.  Each Donor is able to donate directly to an NPO through his or her Digital Wallet, which allows such Donor to house funds and properly disburse monies for charitable giving purposes.  Donations through the Platform go directly to a DAF housed under Uncommon Charitable Impact, where they are either immediately granted directly to the NPO of the Donor’s choice or held in the Donor’s Digital Wallet for recommendation of future disbursement to the NPO of the Donor’s choice.  The integrated nature of Uncommon Digital

Wallet with the Uncommon Giving Platform effectively links giving opportunities posted by NPOs with Donors who have funds specifically set aside for charitable purposes.

We provide our Donors a personalized dashboard that allows them to manage their Digital Wallets, access their giving history, and generate tax receipts on behalf of Uncommon Charitable Impact, all in one virtual location.  Uncommon Digital Wallet primarily does business online, with no customer-facing physical locations, thereby minimizing overhead.  Its product offerings are simplified and tailored to complement the other components of our Ecosystem.

We plan to incentivize potential Donors to create accounts, customize profiles and open Digital Wallets through several methods, including traditional advertising and marketing strategies, organic and paid search functions, influencers, giving events, and relationships with wealth managers and tax advisors.  We currently offer curated non-investment funds (“UGIV Funds”) whereby Donors can give a single donation to help a group of nonprofits centered around a common cause.  In addition, we plan to seek partnerships with employers and other organizations to potentially offer direct deposits into Digital Wallets and matching donation programs.  We also intend to offer card-issuing services for our Donors and a related affinity program as a facility to generate more generosity, allowing a Donor to “round up” everyday transactions and place the additional funds into his or her Digital Wallet.

Workplace Generosity

We are also in the process of developing our Workplace Generosity program, which would allow companies to engage and energize their workforce by offering corporate social responsibility products to the workplace giving marketplace through the Uncommon Giving Platform.  Such products would include direct deposits into Digital Wallets for employee donations, matching gifts, disaster response, corporate grant management, employee giving, volunteer hour tracking and employee engagement programs for large and small businesses.   We also plan to seek partnerships with payroll, employee benefits and other consulting firms who will be able to offer our workplace generosity solutions as a benefit to employees of companies of all sizes.

Through Workplace Generosity, employees, retirees and their families would be able to discover NPOs, explore causes and give to 1.2 million 501(c)(3) charitable organizations from their Digital Wallets.  Out Workplace Generosity program would allow employers to have a better understanding of the causes which are important to their employees, and in turn, better align their community impact with the efforts of their employees who give of their time and money to the nonprofit sector and would aim to make corporate social responsibility as frictionless as possible.

Uncommon Investments

In addition to our non-investment UGIV Funds, we intend to offer proprietary and certain non-proprietary investment products, including cause-driven exchange-traded funds, faith-based, environmentally-friendly and sustainable investments, and other “impact investing” vehicles to our Donors via our subsidiary, Uncommon Investment Advisors LLC, a Delaware limited liability company (“Uncommon Investments”).  This feature would allow our Donors to support causes that align with their values, with the intention of generating a measurable and socially beneficial impact alongside a competitive financial return, as well as diversified investment options.  Donors would be able to make investments through their Uncommon Charitable Impact DAFs or through separate investment accounts.

“Impact investing” typically describes investments intended to improve social and environmental conditions. Over the past several years, amounts invested in companies with environmental and social goals has risen sharply, reaching $502 billion in assets under management, according to a study released in 2019 by the Global Impact Investing Network. Impact investing has become an increasingly popular way to generate capital for various causes, offering investors an opportunity to build portfolios that reflect their values. Uncommon Investments would seek to take the guesswork out of impact investing by recommending pre-screened investments in proprietary exchange-traded funds and certain non-proprietary investment products that are designed to generate social good, fully integrated into the Ecosystem and aligned with each Donor’s risk profile.  Uncommon Investments also intends to utilize technology and cost efficiencies created by commission-free trading and advancements in digital portfolio management technology to offer portfolios with lower minimums than traditionally available.  This component of our Ecosystem would provide funding mechanisms for Donors who wish to make charitable contributions over time and see their funds grow.

Uncommon Investments is registered with the SEC as a registered investment advisor. Uncommon Investments also intends to retain one or more “sub-advisors” with experience with, and a history of, successfully managing investments substantially similar to the investment portfolios it will offer.

Uncommon Investments intends to offer investment advisory services with respect to exchange traded funds and direct indexed portfolios, including the following:

•The Uncommon Generosity 50 Equity Index (the “Generosity 50 Equity Index”) would be governed by published, objective rules for security selection, exclusion, rebalancing and adjustments for corporate actions, and would be reconstituted on a quarterly basis. The Generosity 50 Equity Index would be a proprietary index developed by Uncommon Investments with the assistance of an equity index provider independent of Uncommon Investments.  Such equity index provider would assist Uncommon Investments in the selection, composition and relative weightings of the securities in the Generosity 50 Equity Index and publish information regarding the market value of such securities.

•The Uncommon Generosity 50 Income Index (the “Generosity 50 Income Index”) would include fixed-income securities. The Generosity 50 Income Index would be a proprietary index developed by Uncommon Investments with the assistance of a fixed income index provider independent of Uncommon Investments.  Such fixed income index provider would assist Uncommon Investments in the selection, composition and relative weightings of the securities in the Generosity 50 Income Index and publish information regarding the market value of such securities.  The fixed income portfolio of the Generosity 50 Income Index would be equally weighted to approximately 2% to each of its constituents.

•The Uncommon Promethos International Social Values International Portfolio would be actively managed by Uncommon Investments, with the assistance of third party sub-advisors chosen by Uncommon Investments, and would seek to provide capital appreciation by investing in a diversified international portfolio of equity securities of companies whose business practices are consistent with and promote moral principles that emphasize the social values of protection of human life, promotion of human dignity, reduction of arms production, pursuing economic justice, protection of the environment and encouraging corporate responsibility.

•The Uncommon Promethos Global Climate Resilience Portfolio would be actively managed by Uncommon Investments, with the assistance of third party sub-advisors chosen by Uncommon Investments, and would seek to provide capital appreciation by investing in a diversified international portfolio of companies dedicated to mitigating climate change and ecological damage either through developing products and services or through a credible commitment to reducing their carbon footprint. Companies would be evaluated on several factors, including their greenhouse gas emissions, waste recycling and waste minimization policies, energy efficiency and green pricing programs, reforestation efforts, sustainable practices and contribution to a hydrocarbon-free economy.

•The Uncommon Promethos Global Social Justice Portfolio would be actively managed by Uncommon Investments, with the assistance of third party sub-advisors chosen by Uncommon Investments, and would seek to provide capital appreciation by investing in the equity securities of companies that have exhibited commitments, implemented credible polices and engaged in practices that promote environmental, racial, gender, economic and stakeholder justice.  Companies would have dedicated policies, products and services that (i) mitigate and tackle climate change and ecological damage; (ii) have adopted policies and taken affirmative steps to eliminate gender and racial discrimination to ensure equal opportunity through racial and gender diversity, pay equity and equal opportunities in the workforce and leadership roles; and (iii) have exhibited a commitment to all stakeholders (namely, employees, customers, suppliers, shareholders and the community).

•The Uncommon Portfolio Design Core Equity Portfolio would seek long-term capital appreciation through equity investments that are expected to provide higher returns than the S&P 500 Index. This portfolio would be managed by one or more sub-advisors chosen by Uncommon Investments and would invest mainly in stocks considered to have above-average growth potential and reasonable stock prices in comparison with expected earnings. Additionally, the portfolio would seek to make investments in companies that it believes are leaders in their respective industries with sustainable competitive advantages.  Each company in which the portfolio invests would be assigned a target price and would generally be sold once such target price is achieved.

Uncommon Investments would also enter into agreements with one or more registered investment advisors to offer their clients faith-based or “biblically responsible” investment options.

•Uncommon Investments has entered into an intellectual property agreement with InvestCloud®, a digital platform for wealth management and turnkey asset management programs, that provides a facility to acquire, hold, value and report on Donor investments held in their Uncommon Charitable Impact DAFs.  InvestCloud®’s platform houses hundreds of apps for client communication, client automation (digital advice), client management, information warehousing, performance, billing, risk, trading and accounting. Uncommon Investments also intends to contract with a provider of custodial services to enable our Uncommon Charitable Impact DAFs to hold securities.

UGIV Market

We are in the process of developing an online retail store through our subsidiary, UGIV Market LLC, a Delaware limited liability company (“UGIV Market”). When fully developed, we will aim to use UGIV Market to acquire new Donors through a “goods and giving” approach to the consumer retail experience. UGIV Market would offer both UGIV Market-branded apparel and products and third-party supplied products, including hats, sweaters, tote bags and accessories. We intend to sell these products exclusively online.  We also envision utilizing UGIV Market as a forum for influencers to host giveaways of products sold through UGIV Market.

Through the checkout process, for all non-discounted merchandise purchased at retail, UGIV Market would create an Uncommon Charitable Impact account and Digital Wallet for each UGIV Market customer (“Customer”) on the Platform, and a portion of the total purchase price will be deposited in the Customer’s newly-created Digital Wallet.  Following the purchase, we plan to send communications to the Customer encouraging the Customer to log into his or her account, discover an NPO or UGIV Fund impacting a cause about which he or she is passionate and donate the money deposited into his or her Digital Wallet from the UGIV Market purchase.  By connecting Customers to the Platform, we believe that UGIV Market will enable us to reach potential Donors who are open to our donation model but have not yet heard of the Platform or need additional encouragement to set up an account.

We have entered into an agreement with a third party to develop, maintain and operate UGIV Market and to design, manufacture, stock and fulfill both custom and third-party products.  As an online retail store, we will aim to rapidly scale UGIV Market’s product offerings with minimal marginal costs.

Limitations on Voting or Management Rights

Subject to the provisions of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), holders of Common Stock shall be entitled to vote their Shares of Common Stock on matters that require the approval or consent of the stockholders of the Company (the “Stockholders”) under the Certificate of Incorporation and the Bylaws.  Subject to the rights of the Stockholders to consent to or approve certain matters, the Company shall be managed by a Board of Directors (the “Board”).  The Board shall be designated as set forth in the Certificate of Incorporation and the Bylaws.  See “DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES.”

Transfers

The Shares are subject to resale restrictions under the federal and applicable state securities laws.  In addition to these restrictions, there are other transfer restrictions as set out in the Certificate of Incorporation and the Bylaws.  See “DESCRIPTION OF CAPITAL STOCK.”

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock and any contractual obligations, holders of our Common Stock will be entitled to receive dividends, if any, as may be declared from time to time by our Board out of legally available funds of the Company.  The rights of such holders are subject to any senior obligations of Company, including the Company’s obligation to prepay any notes issued by the Company. See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Liquidity and Capital Resources – Notes Issued Under Prior Note Offering,” “– Notes Issued Under July 2020 Note Offering” and “– Notes Issued Under October 2020 Convertible Note Offering.”  However, we do not anticipate declaring or paying any dividends on our capital stock in the foreseeable future, as we intend to retain all of our future earnings to finance the expansion of our business.  See “DESCRIPTION OF CAPITAL STOCK.” In addition, our loan agreement with our lender, InBank, includes covenants limiting our ability to pay dividends or distributions on our capital stock.  See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Loan Agreements.”

Risk Factors	An investment in the Company involves many significant risks. See “RISK FACTORS.”

Withdrawal	We may withdraw the Offering at any time prior to the issuance of the Shares in our sole discretion.
Offering Termination Date

The Offering will terminate upon the earliest of (1) the date we have sold 5,000,000 Shares of Common Stock, (2) the second anniversary of the date our Offering Statement is qualified by the SEC, or (3) the date the Company terminates this Offering.

This will be a continuous offering which commences within two calendar days after the qualification date, will be offered on a continuous basis, may continue to be offered for a period in excess of 30 days from the date of initial qualification, and will be offered in an amount that, at the time the Offering Statement is qualified, is reasonably expected to be offered and sold within two years from the initial qualification date.

Additional Information

We have filed with the SEC an Offering Statement under the Securities Act on Form 1-A regarding this Offering. This Offering Circular, which is part of the Offering Statement, does not contain all the information set forth in the Offering Statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. For further information about us and the Offering, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement.

You may also request a copy of the Offering Statement at no cost.  A request for information should be directed to:

Uncommon Giving Corporation

Director of Investor Relations

7033 E. Greenway Parkway, Suite 110

Scottsdale, AZ 85254

investorrelations@uncommon.today

(480) 590-5231

If you would like to request additional information, please do so as soon as possible. You should rely only on the information contained in this Offering Statement to determine whether to purchase Shares.

Please carefully review this Offering Statement in its entirety, since it contains important information of the Company. In particular, you should review the information in the section entitled “RISK FACTORS.”

NO PERSON (OTHER THAN THE DIRECTOR OF INVESTOR RELATIONS) HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR IN CONNECTION WITH THE OFFERING OR THE COMPANY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in the Offering or determined if this Offering Circular is truthful or complete. Any representation to the contrary is a criminal offense.

This preliminary Offering Circular is dated November 24, 2020.

RISK FACTORS

The purchase of Shares involves a substantial degree of financial risk. Such an investment is intended only for investors who have no need for liquidity of, or income from, their investment in the Company and who can afford to lose all of their investment. Our business, operating results or financial condition could be adversely affected by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. In evaluating an investment in the Company, you should carefully consider the risks and uncertainties described below. You should also refer to the other information contained in this Offering Circular, and consult with your financial, legal, and tax advisors before deciding to invest.

Risks Related to the Company

Our Company is a high-risk early-stage venture with an untested business model and a limited operating history.

Our Company has a limited operating history.  Accordingly, we are subject to risks inherent in the establishment of a new venture with a novel business model, including but not limited to unexpected startup expenses, complications with the development and ongoing maintenance of our software and Platform, uncertainty regarding our ability to obtain necessary regulatory approvals, and difficulties implementing other aspects of our business model and our ability to hire new employees.  The initial version of our Platform launched in May 2020. We are currently in the process of developing our business, and our plans are subject to change.  Although our management team has experience in the charitable giving, financial and technology industries, they have limited collective experience in combining aspects of those industries into one business plan, and they may not be successful in managing and operating our Company.  Furthermore, we cannot anticipate each of the future issues that may arise in the development of our Company.  The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, uncertainties and delays that we may encounter in the formation of our new business. These factors may have an adverse effect on our results of operations, business and financial condition, and you may not receive a return on your investment.

We are dependent on future near-term capital to fund our business plan.

We do not expect positive cash flow from our operations in the near term. We believe that we will need additional capital to fund our business plan in addition to any revenues we may generate in the future until we reach positive sustainable operating cash flow. Such additional capital may include the issuance and sale of additional equity securities and/or commercial borrowing.  If we are unable to obtain capital in the amounts and on terms deemed acceptable to us, we may be unable to continue building our business and as a result may be required to scale back or cease operations for our business, the result of which may be that you could lose some or all of your investment.

The Company is indebted and may borrow additional funds and leverage its assets.

On April 10, 2020, we entered into a loan agreement for a United States Small Business Administration loan pursuant to the Paycheck Protection Program promulgated by the Coronavirus Aid, Relief and Economic Security (CARES) Act in the amount of $192,797.50. In addition, on May 27, 2020, we entered into a senior secured credit agreement with our lender, InBank, pursuant to which loans or other extensions of credit have been made to the Company in an aggregate principal amount of up to $1,500,000 (the “LOC Note”). The LOC Note matures on May 26, 2021 and carries a variable rate of interest of 0.0% above the Wall Street Journal Prime Rate, with a minimum rate of interest of 4.0% per annum calculated on a 365/360 basis. If the entire principal amount were outstanding during the entire one-year term of the LOC Note, the Company would be obligated to pay a minimum aggregate annual interest payment of $60,833.  We also issued $2,525,140 in aggregate principal amount of 12.0% non-convertible unsecured promissory notes due December 31, 2024 in a private placement which closed on July 14, 2020 (the “Prior Note Offering”) and are currently offering and selling up to $5,000,000 in aggregate principal amount of 8.0% convertible unsecured promissory notes due 2023 (the “October 2020 Convertible Note Offering”) and up to $2,500,000 in aggregate principal amount of 12.0% non-convertible unsecured promissory notes due 2024 (the “July 2020 Note Offering”) (see “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Liquidity and Capital Resources”). Our amount of indebtedness could affect our operations in several ways, including the following:

•require us to dedicate a substantial portion of our cash flow from operations to service our debt, thereby reducing the cash available to finance our operations and other business activities;

•limit management’s discretion in operating our business and our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•increase our vulnerability to downturns and adverse developments in our business and the economy;

•limit our ability to access the capital markets to raise capital on favorable terms or to obtain additional financing for working capital, capital expenditures or acquisitions or to refinance existing indebtedness;

•place restrictions on our ability to obtain additional financing, make investments, lease equipment, sell assets and engage in business combinations;

•place us at a competitive disadvantage relative to competitors with lower levels of indebtedness in relation to their overall size or less restrictive terms governing their indebtedness; and

•make it more difficult for us to satisfy our obligations under our notes and increase the risk that we may default on our debt obligations.

We may also engage in additional borrowings to finance our operations and future expansion.  A decrease in our present or future asset values, an increase in interest rates, a significant increase in other carrying costs and operating expenses, any combination of the foregoing or any other number of factors may result in our inability to repay the principal and interest of any borrowed funds. A portion of our cash flow will be used to repay the principal and interest on our indebtedness.  Our loan agreements also contain restrictive covenants, which may impair our operating flexibility.  Such loan agreements also provide for default under certain circumstances, such as failure to meet certain financial covenants or ratios.  A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of our Stockholders.  A judgment creditor would have the right to foreclose on any of our assets, resulting in a material adverse effect on our business, operating results or financial condition.  Any such foreclosure may also have substantial adverse consequences for our Stockholders.  In addition, lenders may require restrictions on future borrowings, distributions and operating policies. Our ability to meet any debt obligations will depend upon our future performance and will be subject to financial, business and other factors affecting our business and operations, including general economic conditions. We cannot assure you that we will be able to meet any such debt obligations, which could adversely affect our financial condition.

We may not be able to generate sufficient cash to service our indebtedness and may be forced to take other actions to satisfy our obligations under our notes, which may not be successful.

Our ability to make scheduled interest payments on the notes we have issued depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flow sufficient to permit us to pay the principal and interest on our notes.

If our cash flows and capital resources are insufficient to fund our obligations under our notes, we may be forced to reduce or delay investments and capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness. Our ability to restructure or refinance indebtedness will depend on overall economic conditions and our financial condition at such time. Any refinancing of indebtedness could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives.

In the absence of sufficient cash flows and capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet debt service and other obligations. These alternative measures may not be successful and may not permit us to meet scheduled debt service obligations. As a result, we may be unable to implement our business plan, make acquisitions or otherwise carry out business plans, which would have a material adverse effect on our financial condition and results of operations and impair our ability to pay the principal and interest on the notes.

We are dependent on Uncommon Charitable Impact to successfully carry out our business plan.

We will depend upon a contractual relationship with Uncommon Charitable Impact, a newly-organized entity that is currently in the process of obtaining its own 501(c)(3) status and registering for charitable solicitation in requisite states, in order to successfully pursue our business plan.   Until such status is obtained, in order to ensure that Donors receive tax deductibility for their giving activity, Uncommon Charitable Impact will be treated as a subordinate organization under another tax-exempt nonprofit organization, Partners in Action, Inc. (“PIA”), and is eligible to receive charitable donations as a member of PIA’s group exemption.  Any failure or delay of Uncommon Charitable Impact to obtain tax-exempt status, obtain registration for charitable solicitation in some states, or any issues with Uncommon Charitable Impact’s relationship with PIA or with us, could have an adverse effect on our ability to carry out our business plan.  If we are unable to offer tax deductibility to our Donors, we may be subject to material adverse effects on our business, results of operations and financial condition.

We depend on certain key individuals.

Our success is largely dependent upon the efforts, direction and guidance of Ron Baldwin, our Chief Executive Officer, Gene Baldwin, our Chairman, and Dave McMaster, our President and General Counsel.  In addition, our success is dependent upon our ability to attract and retain qualified employees, on the ability of our executive officers and key employees to manage our operations successfully.  The loss of any of the individuals listed above, or the inability of the Company to attract and retain key management, technical or professional personnel in the future, could have a material adverse effect on the Company’s results of operations and financial condition.

We face risks associated with family relationships among our management team.

Significant family relationships exist among our management team.  Individuals with such relationships include Mr. Ron Baldwin, our Chief Executive Officer, Mr. Gene Baldwin, our Chairman (and Mr. Ron Baldwin’s brother), Mr. David McMaster, our President and General Counsel (and Mr. Ron Baldwin’s son-in-law), and Mr. Steve Anderson, our Chief Operating Officer (and Mr. Gene Baldwin’s son-in-law).  Companies with multiple family members serving on the same management team can be predisposed to unique issues such as internal conflicts, nepotism and/or strategic family alliances.  Such issues may arise among our management team.  In addition, in light of the family relationships within our management team, certain prospective investors may be unwilling to purchase our Common Stock, which may have a negative effect on our financial condition.

The ownership of our stock is currently concentrated in our management.

As of November 23, 2020, our directors and executive officers and their respective affiliates beneficially owned approximately 42.06% of our outstanding common stock, calculated on a fully diluted basis. As a result of their ownership, our directors and executive officers and their respective affiliates collectively are able to significantly influence all matters requiring Stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may limit your ability to influence corporate matters, and as a result, actions may be taken that you may not view as beneficial. This concentration of ownership may also have the effect of delaying or preventing a change in control.

We could be adversely affected by future acquisitions or divestitures.

We may, selectively, evaluate potential acquisition, merger and affiliation opportunities on a continuing basis as part of our overall strategic planning and business development process.  Discussions with respect to affiliation, merger, acquisition, disposition, or change of use are held on an intermittent and confidential basis with other parties.  As a result, our corporate structure and assets could change from time to time.  Any completed affiliations may not be permanent, even when they are originally intended to be, and any future acquisitions or divestitures could adversely affect our financial condition or results of operations.

We could become subject to the requirements of the Investment Company Act, which would limit our business operations and require us to spend significant resources to comply with such Act.

The Investment Company Act of 1940, as amended (the “Investment Company Act”), defines an “investment company” as an issuer that is engaged in the business of investing, reinvesting, owning, holding or trading in securities and owns investment securities having a value exceeding 40 percent of the issuer’s unconsolidated assets, excluding cash items and securities issued by the federal government. While we believe that a reasonable investor would conclude that we are not engaged primarily in investing in securities based on our business plan focused on creating and operating a fully integrated generosity ecosystem, UGC Investment Holding LLC (“Holding”) holds certain investment securities.  Holding issued a promissory note to the Company in the principal amount of $5 million, which is secured by the investment securities held by Holding (the “Holding Note”). The Company does not own an equity interest in Holding; however, the financial statements of Holding have been consolidated with the financial statements of the Company under the principles of variable interest entity accounting.  See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Spinoff of Technology Developer Units”.

Although as of now the value of the investment securities held by Holding falls below the 40% threshold, such investment securities may increase in value such that they exceed the 40% threshold, which could contribute to a conclusion that the Company meets the threshold definition of an investment company. While the Investment Company Act also has several exclusions and exceptions upon which we would seek to rely to avoid being deemed an investment company, our reliance upon any such exclusions or exceptions may be misplaced, resulting in a violation of the Investment Company Act, the consequences of which can be significant. For example, investment companies that fail to register under the Investment Company Act are prohibited from conducting business in interstate commerce, which includes selling securities or entering into other contracts in interstate commerce. Section 47(b) of the Investment Company Act provides that a contract made, or whose performance involves, a violation of the Investment Company Act is unenforceable by either party unless a court finds that enforcement would produce a more equitable result than non-enforcement. Similarly, a court may not deny rescission to any party seeking to rescind a contract that violates the Investment Company Act, unless the court finds that denial of rescission would produce more equitable result than granting rescission.

If an increase in the value of the investment securities held by Holding leads to the Company being deemed an investment company under the Investment Company Act, we will have to rely upon Rule 3a-2 of the Investment Company Act, which provides that inadvertent or transient investment companies will not be treated as investment companies subject to the provisions of the Investment Company Act, provided the issuer has the requisite intent to be engaged in a non-investment business, evidenced by the issuer’s business activities and an appropriate resolution of the issuer’s board of directors, within one year from the commencement of the earlier of (1) the date on which the issuer owns securities and/or cash having a value exceeding 50% of the value of such issuer’s total assets on either a consolidated or unconsolidated basis, or (2) the date on which an issuer owns or proposes to acquire investment securities (as defined in Section 3(a) of the Investment Company Act) having a value exceeding 40% of the value of such issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis.

To comply with the “transient investment company” safe harbor, the Company would have to reduce its interest in the investment securities held by Holding to not more than 40% of the Company’s total assets within this one-year period. This reduction could be attempted in a number of ways, including the disposition of the investment securities held by Holding or the acquisition of other assets that would not constitute investment securities for purposes of the Investment Company Act. If we are required to dispose of our interest in the investment securities, or if Holding sells the investment securities, the sale or disposal may be sooner than expected and/or at depressed prices, and we may never realize anticipated benefits from, or may incur losses on, the Holding Note. Holding may also incur tax liabilities from selling the investment securities, which could affect its ability to pay off the Holding Note.

As Rule 3a-2 is available to a company no more than once every three years, and assuming no other exclusion were available to us, we would have to keep within the 40% limit for at least three years after we cease being an inadvertent investment company. This may limit our ability to make certain investments or enter into joint ventures that could otherwise have a positive impact on our earnings.

If the Company becomes an inadvertent investment company and is unable to timely dispose of the investment securities, such that it fails to meet the requirements of the transient investment company exemption under Rule 3a-2 of the Investment Company Act, then the Company will be required to register as an investment company with the SEC and discontinue the Offering.

The ramifications of becoming a registered investment company, both in terms of the restrictions it would have on our company and the cost of compliance, would be significant. For example, in addition to expenses related to initially registering as an investment company, the Investment Company Act also imposes various restrictions with regard to our ability to enter into affiliated transactions, the diversification of our assets and our ability to borrow money. If we became subject to the Investment Company Act at some point in the future, our ability to continue pursuing our business plan would be severely limited.

We have incurred significant net losses and cannot assure you that we will achieve or maintain profitable operations, and our auditors have issued a “going concern” audit opinion.

To date, we have incurred losses since inception. During the years ended December 31, 2019 and 2018, the Company did not record any revenues because our Platform had not yet been launched, and we have a history of net losses from continuing operations and net cash used in operating activities. We will need to raise additional working capital to continue our normal and planned operations. We anticipate that our operating expenses will increase substantially in the foreseeable future as we undertake further development of the Platform and increase our marketing, sales and customer support efforts to attract Donors and NPOs to use our Platform. We may incur significant losses in the future for a number of reasons, including unforeseen expenses, difficulties, complications and delays and other unknown events. If we are forced to reduce our operating expenses, our growth efforts could be compromised. In addition, we will need to generate and sustain significant revenue levels in future periods in order to become profitable.

Our independent auditors have indicated in their report on our December 31, 2019 consolidated financial statements that there is substantial doubt about our ability to continue as a going concern. A “going concern” opinion indicates that the financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result if we do not continue as a going concern. Therefore, you should not rely on our consolidated balance sheet as an indication of the amount of proceeds that would be available to satisfy claims of creditors, and potentially be available for distribution to Stockholders, in the event of liquidation.

Failure to achieve and maintain effective internal controls over financial reporting could impair our ability to produce timely and accurate financial statements and have a material adverse impact on our business.

As an early-stage privately-held company, our internal control environment is not fully developed. As a result, we may have a material weakness in our internal controls or a combination of significant deficiencies that could result in a material weakness in our internal controls. Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse consequences, including sanctions by the SEC, and result in a breach of the covenants under our loan agreement with InBank, which requires us to deliver financial statements audited in accordance with United States generally accepted accounting principles (“U.S. GAAP”). In addition, confidence in the reliability of our financial statements could suffer if we or our independent auditors were to report a material weakness in our internal controls over financial reporting. Failure to achieve and maintain effective internal controls over financial reporting could impair our ability to produce timely and accurate financial statements and have a material adverse effect on our business and the value of our Common Stock.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

The preparation of our consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. On an ongoing basis, we evaluate our estimates using historical experience and other factors, including the current economic environment, as provided in the section entitled “MANAGEMENT’S

DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.” Significant items subject to estimates are assumptions used for purposes of determining the useful lives of property and equipment and intangible assets, other-than-temporary impairment of equity investment, the fair value of deferred tax assets, and the fair value of warrants. Management believes its estimates to be reasonable under the circumstances, but actual results may differ from those estimates. Additionally, in the context of the ongoing global COVID-19 pandemic, while there was no material impact to our estimates in the current period, in future periods, facts and circumstances could change and impact our estimates.  Our results of operations may be adversely affected if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of investors, resulting in a decline in the perceived and actual value of our Common Stock.

Changes in existing financial accounting standards or practices, or taxation rules or practices, may harm our operating results.

Changes in existing accounting or taxation rules or practices, new accounting pronouncements or taxation rules, or varying interpretations of current accounting pronouncements or taxation practice could harm our operating results or result in changes to the manner in which we conduct our business. Further, such changes could potentially affect our reporting of transactions completed and reported before such changes are effective.

U.S. GAAP is subject to interpretation by the Financial Accounting Standards Board, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or a change in these interpretations could have a significant effect on our reported financial results and could affect the reporting of transactions completed before the announcement of a change.

Risks Related to Our Business and Industry

Our business depends on our ability to obtain new users.

In order for us to develop our business and generate revenues, it is imperative that we obtain users for our Platform.  Any users that we do obtain will have no obligation to continue to use our Platform after they have created a profile and may choose not to continue to use our Platform at the same or higher level of service in the future, if at all. Moreover, our users will have the right to cancel their use of our Platform for any reason.

In the future, our retention rates for users may fluctuate as a result of a number of factors, including the level of our users’ satisfaction with our Platform, transaction fees, the availability of competing services, the overall health of the economy and level of charitable giving affecting our user base or reductions in our users’ spending levels. If our users do not continue to use our Platform or renew on less favorable terms, or if we fail to obtain new users, our business, operating results or financial condition would be adversely affected.

The market for software platforms for our target users might not grow, and our target users might not adopt our Platform.

Many of our target users have not traditionally used an integrated and comprehensive software platform for their giving needs. We cannot be certain that the market for our Platform will continue to develop and grow or that our target users will elect to adopt our Platform rather than continue to use traditional, less automated methods. Additionally, target users such as NPOs that have already invested substantial resources in other fundraising methods or other non-integrated software solutions might be reluctant to adopt our Platform to supplement or replace their existing systems or methods. If demand for, and market acceptance of, our Platform does not exist and/or increase, we might not be able to establish or grow our business.

We may experience delays in the development of our technology.

We depend upon certain vendors and advisors for strategic advice, software and technology services and products in order to successfully pursue our business plan.   Delays in the development of our software could have an adverse effect on our ability to carry out our business plan.  In addition, the loss of our vendors’ and advisors’ strategic advice, services and products could result in complications in the development and continued maintenance of our

Platform until equivalent strategic advice and technology, if available, are identified, procured and integrated, and these complications could result in lost revenues.  Further, to the extent that the vendors from whom we source these products and services increase their prices, our gross margins are likely to be negatively impacted. If we are unable to continue to access those persons, consultants, contractors, service providers and their representative products and services, we may be subject to material adverse effects on our business, results of operations and financial condition.

The continued spread of the novel coronavirus could have a negative impact on both demand for our services and day-to-day business operations.

The ongoing novel coronavirus (“COVID-19”) pandemic has had a nearly unprecedented impact on the U.S. economy. The full impact of COVID-19 is yet to be seen, but both the virus and the measures used to fight it, such as travel restrictions, mandatory stay-at-home orders and the shutdown of many businesses, have had a drastic impact on the global economy. Our business model depends on the generosity of our Donors. The widespread economic hardship and uncertainty resulting from COVID-19 may lead to a significant decline in charitable donations. Additionally, the NPOs with whom we hope to partner may be too overwhelmed by requests for aid to establish relationships with the Company and “claim” their profiles, which could reduce Donor engagement. A reduction in Donor engagement and donations could have a material adverse effect on our ability to generate revenue.

As a result of the pandemic, all or part of our workforce may need to work remotely. Disruptions resulting from a decentralized workplace, and potential interruptions to infrastructure caused by COVID-19, could impair our ability to manage our business effectively. Increased reliance upon home technology systems for work by employees may increase the risk of hacking, phishing, and other threats to our IT systems that could endanger sensitive Donor information, such as personal financial records. Further, we depend on third-party vendors for software development and maintenance and data storage, and the effects of COVID-19 could interrupt these vendors. This could delay updates to, and maintenance of, our IT systems, which could lead to Platform failures that could jeopardize the Company’s financial position and reputation. These disruptions and risks could have a material adverse effect on our business operations and financial position and harm our reputation.

Our business could be disrupted by catastrophic events.

Occurrence of any catastrophic event, including earthquake, fire, flood, tsunami or other weather event, power loss, telecommunications failure, software or hardware malfunctions, cyberattack, pandemic, war or terrorist attack, could result in lengthy interruptions in our business. Our insurance coverage may not compensate us for losses that may occur in the wake of such events. In addition, catastrophic events could cause disruptions to the economy as a whole, which could reduce Donors’ disposable income and thus impact their ability to donate to NPOs through the Platform. If our systems were to fail or be negatively impacted as a result of a natural disaster or other event, our ability to operate our business would be impaired or we could lose critical data. If we are unable to develop or, in the event of a disaster or emergency, successfully execute on, adequate plans to ensure that our business functions continue to operate during and after a disaster, our business, results of operations, financial condition and reputation would be harmed.

Damage to our reputation could negatively impact our business.

Companies engaged in activities related to donations often experience increased reputational risk, as they are subject to intense scrutiny regarding their financial practices and procedures. Because we plan to emphasize the trusted nature of our Platform, maintaining a positive reputation will be critical to our ability to attract and retain users, marketing relationships, investors and employees. In particular, adverse perceptions regarding our reputation could make it difficult for us to attract users to our Platform and may lead to decreases in the number of users.

Harm to our reputation could arise from many sources, including misuse of our Platform by our users, employee misconduct, misconduct by persons with whom we have marketing relationships, outsourced service providers or other counterparties, litigation or regulatory actions, any failure by us to meet minimum standards of service and quality, inadequate protection of our users’ information and compliance failures. In addition, we could be negatively affected by negative publicity regarding us or others engaged in a similar business or activities, whether or not accurate.  Any damage to our reputation could have a material adverse effect on our business, results of operations and financial condition.

We may be vulnerable to information technology failures, security breaches and cyberattacks resulting in harm to our business reputation and a negative impact on operating results.

We are heavily dependent on the performance of our information technology (“IT”) systems, as well as the IT systems of our business partners.  Our Platform involves the collection and transmission of our users’ confidential proprietary information, including certain personal or identifying information and federal income tax information. Any IT system failure could result in the loss of information, litigation, indemnity obligations or adversely affect operations, our business reputation, or delay the collection of revenues.  Additionally, even though we have implemented network security and disaster recovery measures, we and our third-party representatives, vendors, and service providers could be vulnerable to cyberattacks, computer viruses, hacking, data theft, break-ins, security breaches, employee errors or similar disruptive occurrences.  If our systems, or systems owned by our third-party representatives, vendors, and service providers, are breached or attacked, the proprietary and confidential information of the Company and our Donors and NPOs could be disclosed and we may be required to incur substantial costs and liabilities, including but not limited to expenses to rectify the consequences of the security breach or cyberattack, liability for stolen assets or information, costs of repairing damage to our systems, lost revenue and income resulting from any system downtime caused by such breach or attack, loss of competitive advantage if our proprietary information is obtained by competitors as a result of such breach or attack, increased costs of cybersecurity protection, regulatory fines, and damage to our reputation. The occurrence of any of these events could result in interruptions, delays, the loss or corruption of data, or cessations in the availability of systems, all of which could have a material adverse effect on our financial position and results of operations and harm our business reputation.

Increasing government regulation could affect our business.

We could be subject not only to laws and regulations applicable to businesses generally, but also to laws and regulations directly applicable to electronic commerce. State, federal and foreign governments may adopt new laws and regulations applicable to our business, including but not limited to those in the following areas:

•the pricing and taxation of goods and services offered over the internet;

•the content of websites;

•e-commerce;

•intellectual property;

•tax deductions for charitable contributions;

•Section 501(c)(3) status of various vehicles and entities, including but not limited to donor-advised giving funds;

•charitable solicitation;

•campaign finance;

•financial services;

•investment advisory services;

•the online distribution of specific material or content over the internet; and

•the characteristics and quality of applications offered over the internet.

Any new or existing laws or regulations could adversely affect our business by increasing our costs, decreasing demand for our Platform, restricting our ability to operate as expected, dampening our growth, or discouraging users from using our Platform.

Evolving domestic and international government regulation in the area of consumer data privacy or data protection could adversely affect our business and operating results.

Governments in some jurisdictions have enacted or are considering enacting consumer data privacy or data protection legislation, including laws and regulations applying to the solicitation, collection, transfer, processing and use of personal data. This legislation could reduce the demand for our Platform if we fail to design or enhance our Platform to comply with the privacy and data protection measures required by the legislation. Moreover, we may be exposed to liability under existing or new consumer privacy or data protection legislation. Even technical violations of these laws may result in penalties that are assessed for each non-compliant transaction.

More recently, the European Union (“EU”) General Data Protection Regulation (“GDPR”), which became effective in May 2018, extends the scope of the EU data protection law to any company that is processing data of EU residents, regardless of such company’s location. The law requires companies to meet new requirements regarding the handling of personal data, including new rights such as the portability of personal data. Our efforts to comply with GDPR and other privacy and data protections laws may entail substantial expenses, may divert resources from other initiatives and projects, and could limit the services and features we are able to offer through our Platform. Furthermore, actions and investigations by regulatory authorities related to data security incidents and privacy violations continue to increase, which could impact us through increased costs or restrictions on our business, and noncompliance could result in significant regulatory penalties and legal liability.

If we are found to be subject to, and in violation of, any privacy or data protection laws or regulations in the future, our business may be materially and adversely impacted and we would likely have to change our business practices. In addition, these laws and regulations could impose significant costs on us and make it more difficult for our Donors to effect giving transactions through our Platform, all of which could have a material adverse effect on our financial position and results of operations and harm our business reputation.

Uncommon Investments’ investment advisory business is highly regulated, and its regulators have the ability to limit or restrict, and impose fines or other sanctions on, its business.

Uncommon Investments, our wholly-owned subsidiary, is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the ”Investment Advisers Act”), and its business is highly regulated. The Investment Advisers Act imposes numerous obligations on registered investment advisers, including fiduciary, trading, record keeping, operational and disclosure obligations. Moreover, the Investment Advisers Act grants broad administrative powers to regulatory agencies such as the SEC to regulate investment advisory businesses. If the SEC or other government agencies believe that Uncommon Investments has failed to comply with applicable laws or regulations, these agencies have the power to impose fines, suspensions of individual employees or other sanctions, which could include revocation of Uncommon Investments’ registration under the Investment Advisers Act, which could be material. Investment advisers also are subject to certain state securities laws and regulations. Uncommon Investments is also subject to the provisions and regulations of ERISA to the extent that we act as a ”fiduciary” under ERISA with respect to certain of our clients. ERISA and the applicable provisions of the federal tax laws, impose a number of duties on persons who are fiduciaries under ERISA and prohibit certain transactions involving the assets of each ERISA plan which is a client, as well as certain transactions by the fiduciaries (and certain other related parties) to such plans. An adverse resolution of any regulatory proceeding against Uncommon Investments could result in substantial costs or reputational harm to Uncommon Investments and, therefore, could adversely affect the ability of Uncommon Investments to retain existing clients or attract new clients, any of which could adversely affect our business, financial condition, results of operations and prospects.

Uncommon Investments’ investment advisory business may be affected if our investment products perform poorly.

Poor investment returns and declines in client assets in Uncommon Investments’ investment advisory business, due to either general market conditions or underperformance (relative to our competitors or to benchmarks) by investment products, may affect our ability to retain existing assets, prevent clients from transferring their assets out of products or their accounts, or inhibit our ability to attract new clients or additional assets from existing clients. Any such poor performance could adversely affect Uncommon Investments’ investment advisory business and the advisory fees that it earns on client assets, which could negatively affect our business and results of operations.

If we are not able to obtain market adoption of our Platform, develop enhancements to our Platform, keep pace with technological developments or respond to future disruptive technologies, our business could be adversely affected.

Our success will depend on our ability to obtain market adoption of our Platform.  If we do obtain users for our Platform in the future, then in order to attract new users and increase revenue from Donors that use our Platform, we will need to continually adapt, innovate, enhance, add new features, and improve upon our Platform. The success of our Platform and any enhancements or new features in the future will depend on several factors, including timely completion, introduction and market acceptance of our Platform and such enhancements and new features. We may expend significant time and resources developing and pursuing users that may not result in revenues in our anticipated time frame or at all, or may not result in revenue growth sufficient to offset any increased expenses due to enhancements or new features. If we are unable to successfully develop enhancements or new features to meet our users’ needs in the future, our business and operating results could be adversely affected.

In addition, because our Platform will be designed to operate on a variety of network, hardware and software platforms using internet tools and protocols, we will need to continuously modify and enhance our Platform to keep pace with changes in internet-related hardware, software, communication, browser and database technologies. If we are unable to respond in a timely and cost-effective manner to these rapid technological developments, our Platform may become less marketable and less competitive or even obsolete.

If our Platform fails to perform properly due to undetected errors or similar problems, our business could suffer.

Complex software such as the software that will be used for our Platform often contains undetected errors or bugs. Such errors are frequently found after introduction of updates or enhancements to existing applications. We plan to continually introduce updates to our Platform. If we detect any errors before we launch an update, we might have to delay the launch of such update for an extended period of time while we address the problem. In the future, we might not discover software errors that affect our Platform until after updates are deployed, and we may need to provide enhancements to correct such errors. Therefore, it is possible that, despite testing by us and/or our vendors, errors may occur in the software. These errors could result in:

•harm to our reputation;

•lost opportunities for charitable giving transactions;

•delays in commercial release;

•delays in or loss of market acceptance of our Platform; and

•unexpected expenses and diversion of resources to remedy errors.

Furthermore, our users may use our Platform together with applications from other companies, such as Visa, Mastercard, American Express, Discover, PayPal or Venmo. As a result, when problems occur, it might be difficult to identify the source of the problem. Even when our Platform does not cause these problems, the existence of these errors might cause us to incur significant costs, divert the attention of our personnel from our development efforts, impact our reputation and cause significant problems in our relationship with our users, all of which could negatively impact our business and financial position.

We might not be able to manage any future growth efficiently or profitably.

If we are able to complete, introduce and gain market acceptance of our Platform, then future growth will be required to address potential market opportunities. For example, we will need to expand the size of our staff and operations, as well as our financial and accounting controls, in order to develop our business plan. Our infrastructure may not be sufficiently scalable to manage the growth of our Company in the future. If we are unable to sufficiently address these demands on our resources, our profitability might suffer. Also, our management team might not be effective in building and expanding our operations, and our systems, procedures or controls might not be adequate to support such expansion. Our inability to manage any future growth could harm our business and financial condition.

Any expansion in the operations of the Company beyond those described in this Offering Circular may negatively impact the profitability of the Company.

We may expand our business beyond the services described in this Offering Circular. Any such expansion of operations the Company may undertake will entail risks.  Such actions may involve specific operational activities, which may negatively impact the profitability of the Company.  Consequently, our Investors must assume the risk that (i) such expansion may ultimately involve expenditures of the Company beyond the resources available to the Company at that time, and (ii) the coordination of such expanded operations may divert our management’s attention and resources away from its existing operations, all of which factors may have a material adverse effect on the Company’s present and prospective business activities.

Our financial success depends in part on general economic conditions in the United States that are outside of our control.

Our financial success may be subject to adverse changes in general economic conditions in the United States, such as recession, inflation, unemployment, currency rates, and interest rates.  Such changing conditions could reduce the appetite for charitable giving, as well as demand in the marketplace for our Platform, which could adversely affect our results of operations and financial condition.

If we do not effectively expand and train our team, we may be unable to add new users and retain existing users.

Our Company will need to expand its team in order to grow our user base and generate revenues. Identifying and recruiting qualified personnel and training them in the buildout and use of our Platform will require significant time, expense and attention, and it may take a substantial amount of time before our personnel are fully trained and productive. We may be unable to hire or retain sufficient numbers of qualified individuals in the markets where we do business, and our hires may not achieve desired productivity levels in a reasonable period of time or become as productive as we expect. If these expansion efforts are unsuccessful or do not generate a corresponding increase in revenues, our business, operating results or financial condition could be adversely affected.

We will face competition across all of the components of our business.

The market for donations is competitive and increasingly dynamic as emerging technologies enter the marketplace. Under our current business plan, most of our competitors can be categorized as (a) crowdfunding sources; (b) credit card form providers; (c) giving systems; (d) donor management systems; (e) other direct payment methods; (f) DAFs; and (g) online donations processing companies.  Our success will depend on our ability to attract and retain users and generate engagement with our Platform by them. In the future, we expect that our Platform may face increased competition from current competitors or others who introduce or embrace disruptive technology that significantly changes the online donation and payment industries. We will compete for users and their engagement with our Platform based on a number of factors, including fees, offerings of features and services, incentives and user services. If new technologies emerge that are able to deliver a Platform similar to ours with lower fees, more efficiently or more conveniently, such technologies could adversely impact our ability to compete. In addition, some of our competitors in certain components of our business are substantially larger than we are, which may give those competitors advantages, including a more diversified product and user base, the ability to reach out to more users and potential users, operational efficiencies, more versatile technology platforms and lower-cost funding. In addition, some of our competitors may not be subject to the same regulatory requirements to which we are subject, which also could place us at a competitive disadvantage. User attrition from our Platform or any reductions in fees related to our Platform in order to retain users could reduce any future revenues and therefore our earnings. If we are unable to compete effectively, our business and results of operations could be materially adversely affected.

Our success depends in part on our ability to secure, protect and enforce our intellectual property rights.

Our success is dependent in part upon the intellectual property that we own, in addition to the intellectual property licensed to us. The steps we have taken to protect our intellectual property may be inadequate. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Despite our precautions, it may be possible for unauthorized third parties to copy our Platform and use information that we regard as proprietary to create applications or services that compete with ours.

We may be required to spend significant resources to monitor and protect our intellectual property. In addition, litigation may be necessary in the future to protect and enforce our intellectual property rights and to protect UGIV’s trade secrets, and such litigation could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. If we are not able to secure, protect and enforce our intellectual property rights or control access to, and the distribution of, our Platform and proprietary information, our business could be adversely affected.

We may be sued by third parties for alleged infringement of their proprietary rights.

Considerable intellectual property development activity exists in our industry, and we expect that software developers will increasingly be subject to infringement claims as our Platform grows and its functionality overlaps with different industry segments. Our competitors, as well as a number of other entities and individuals (including social media platforms, traditional media sites and NPOs), may own or claim to own intellectual property in technology areas relating to our Platform. In addition, we may increasingly be subject to trademark infringement claims as our presence grows in the marketplace. From time to time, third parties may assert that we are infringing on their intellectual property rights, and we may be found to be infringing upon such rights. A claim of infringement may also be made relating to technology that we acquire or license from third parties. However, we may be unaware of the intellectual property rights of others that may cover, or may be alleged to cover, some or all of our Platform.

The outcome of litigation is inherently unpredictable and, as a result, any future litigation or claim of infringement could (i) cause us to enter into an unfavorable royalty or license agreement, pay ongoing royalties or require that we comply with other unfavorable terms, (ii) require us to discontinue the sale of our solution or applications, (iii) require us to indemnify our clients or third-party service providers or (iv) require us to expend additional development resources to redesign our Platform. Any of these outcomes could harm our business. Even if we were to prevail, any litigation regarding our intellectual property could be costly and time consuming and divert the attention of our management and key personnel from our business and operations.

Our revenues may be affected by seasonal factors which could cause fluctuations in our operating results and financial metrics.

Because a significant portion of donations to charitable causes is made in the last several months of the calendar year, we may experience seasonality in our revenues. This potential seasonality may cause fluctuations in certain of our operating results and financial metrics, and thus make such results and metrics difficult to predict.

Risks Related to Uncommon Digital Wallet

Fraudulent activity associated with our Platform could negatively impact our operating results, brand and reputation and cause the use of our Platform to decrease and our fraud losses to increase.

Uncommon Digital Wallet will be subject to the risk of fraudulent activity by users, employees and third parties due to primarily doing business online. Fraudulent activity is typically higher as a percentage of online transactions and through mobile channels than in retail locations. If Uncommon Digital Wallet offers additional capabilities in the future, we could be susceptible to additional types of fraud, and depending on our future offerings of features and services, we may experience variations in, or levels of, fraud-related expense that are different from or higher than that experienced by some of our competitors or the industry generally.  We do not currently have cybersecurity insurance to mitigate these risks.

The risk of fraud continues to increase for the fintech industry in general.  Credit card fraud, hacking, identity theft and related crimes are likely to continue to be prevalent, and perpetrators are growing more sophisticated. Our resources, technologies and fraud prevention tools may be insufficient to accurately detect and prevent fraud. High-profile fraudulent activity also could negatively impact our brand and reputation, which could negatively impact the use of our Platform and thereby have a material adverse effect on our results of operations. In addition, significant increases in fraudulent activity could lead to regulatory intervention (such as increased user notification requirements), which could increase our costs, negatively impact our operating results, brand and reputation, and lead us to take steps to reduce fraud risk, which could result in additional expenses.

Uncommon Digital Wallet may be affected by certain restrictive covenants.

Uncommon Digital Wallet and certain members of our management team may be affected by certain restrictive covenants and other provisions in currently existing agreements, including but not limited to covenants requiring the written consent of a previous employer prior to directly or indirectly engaging in or acquiring any ownership interest or control in any entity that would interfere with customer or employee relationships of such prior employer, or non-solicitation covenants precluding us or our management from soliciting, directly or indirectly, customers and employees of a prior employer.

Although we do not intend to conduct our business in such a way that would violate any existing restrictive covenants, a prior employer that is party to such restrictive covenants may interpret such provisions as being violated by us.  As a result, our management’s attention could be diverted from our business, we may decide not to pursue certain business opportunities, our prospects for growing the Company and developing our proposed business components could be limited, or we could be subject to litigation.  Even if ultimately resolved in our favor, any dispute or litigation associated with such restrictive covenants could be time-consuming, costly and distracting.  If a court were to conclude that a violation of a restrictive covenant had occurred, we and our management could be subject to remedies at law or at equity that could materially harm our business. Furthermore, if any restrictions are imposed on us or our management under any restrictive covenants, we may be unable to complete our proposed business plan as described herein, which could affect the value of your investment.

Risks Related to the Offering

The Shares are a speculative investment.

If you purchase Shares in the Offering, you may not realize your investment objectives or realize a return on your investment. You may lose your entire investment in the Company and you should not invest if you cannot bear this risk.

There is no public market for the Shares.

Your ability to resell or transfer the Shares is limited.  As a condition of the Offering, we are requiring Investors to purchase the Securities for investment only and not with a view toward resale or distribution. No public market for the Shares exists or is likely to develop, and we do not currently intend to list the Shares. Your ability to resell your Shares will also be restricted by the Certificate of Incorporation and the Bylaws, and federal and state securities laws.  As a result, Investors must be prepared to bear the economic risk of holding such Shares for an indefinite period of time and without any assurance that the Shares will generate any investment return.

The issuance of stock appreciation rights and any additional securities in connection with any future offering may dilute your investment in the Company.

Our Certificate of Incorporation authorizes us to issue up to 13 million shares of Common Stock and two million shares of preferred stock with such rights and preferences as may be determined by our Board.  Subject to compliance with applicable rules and regulations, we may issue all of these shares that are not already outstanding without any action or approval by our Stockholders. We may also increase the number of authorized shares with the approval of our Stockholders pursuant to a Stockholder vote.  In addition to making offerings of Company securities in the future, we anticipate awarding stock appreciation rights to our current and future employees and independent contractors.  Any future issuance of the Company’s securities could dilute the percentage ownership held by Investors who purchase Shares in this Offering.

We may modify the use of proceeds from the description of the Estimated Use of Proceeds contained in this Offering Circular.

While the Board has set forth its plan regarding the estimated use of proceeds from the Offering, the Board reserves the right to modify the estimated use of proceeds based on changing market conditions and opportunities, and the development and future performance of the Company.  The estimated use of proceeds set forth in this Offering Circular, or as subsequently modified, as applicable, may not be beneficial to the Company.

The offering price of the Shares has been determined by the management of the Company and may not be indicative of the actual value of the Shares.

The offering price per Share has been determined by the management of the Company and may not be indicative of the actual value of the Shares. The offering price should not be considered as an indication of the Company’s actual value or the value of the Shares.

Provisions of our Certificate of Incorporation and Bylaws and Delaware law might discourage, delay or prevent a change of control of our Company or changes in our management and, as a result, depress the trading price of our Common Stock.

Our Certificate of Incorporation and Bylaws contain provisions that could discourage, delay or prevent a change in control of the Company or changes in our management that our Stockholders may deem advantageous. These provisions:

•require that a special meeting may only be called by the majority of the Board, the president or by the secretary at the request of the holders of 50% or more of the outstanding shares of Common Stock, and prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting;

•establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board;

•require that vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the Stockholders;

•prohibit cumulative voting in the election of directors;

•allow the Board to make, alter, or repeal our Bylaws by the affirmative vote of a majority of the directors;

•require that changes or amendments to certain provisions of our Certificate of Incorporation or Bylaws prior to the effective date of any registration statement for the sale of shares of stock in the Company must be approved by holders of at least two-thirds of our Common Stock;

•authorize the issuance of undesignated preferred stock, which will make it possible for our Board to issue preferred stock with super majority voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us or otherwise effect a change in control of our Company;

•authorize up to 13 million shares of common stock, which, to the extent unissued, could be issued without Stockholder approval by the Board; and

•prohibit us from engaging in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the person became an interested stockholder, subject to certain exceptions.

These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of our Company and may prevent our Stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our Common Stock if the provisions are viewed as discouraging takeover attempts in the future. These provisions could also discourage proxy contests and make it more difficult for you and other Stockholders to elect directors of your choosing and cause us to take corporate actions other than those you desire.

Any dispute regarding the subscription agreement for this Offering will be resolved by arbitration, which follow different procedures than in-court litigation and may be more restrictive to shareholders asserting claims than in-court litigation.

The subscription agreement for this Offering provides that the sole forum for any dispute arising thereunder will be arbitration in the State of Arizona, County of Maricopa. As a result, Investors would not be able to pursue litigation in state or federal court for any disputes pertaining to the subscription agreement. Arbitration is intended to be the exclusive means for resolving such disputes, and this provision is intended to apply both to claims made under

U.S. federal securities laws, rules and regulations and to claims arising under any other laws. As arbitration provisions in commercial agreements have generally been respected by federal courts and state courts of Arizona, we believe that the arbitration provision in the subscription agreement is enforceable under federal law and the laws of the State of Arizona.  Investors cannot waive the Company’s compliance with federal securities laws and the rules and regulations promulgated thereunder in arbitration. Costs in arbitration proceedings may be higher than those in litigation proceedings, and Investors may face limited access to information and other imbalances of resources. This provision can discourage claims against the Company because it limits the ability of Investors to bring a claim in a judicial forum they find favorable, and limits Investors’ ability to bring class action lawsuits or seek remedy on a class basis for any disputes arising under the subscription agreement.

The Certificate of Incorporation includes an exclusive forum for adjudication of disputes provision which limits the forum to the Delaware Court of Chancery for certain actions against the Company.

The Certificate of Incorporation states that, unless the Company consents in writing to the selection of an alternate forum (as described above with respect to the subscription agreement for this Offering), the Court of Chancery in the State of Delaware (or if no Court of Chancery in the State of Delaware has jurisdiction, the Federal District Court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its Stockholders, (iii) any action asserting a claim against the Company arising pursuant to any provision of the DGCL or the Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the Company or any director, officer or other employee of the Company governed by the internal affairs doctrine.

Although the Certificate of Incorporation contains the choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable. In particular, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or its rules and regulations. Therefore, as the Company’s exclusive forum provision does not expressly exclude Securities Act claims, there is uncertainty whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and their rules and regulations.  In addition, this provision may increase a Stockholder’s costs to bring a claim or limit a Stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers, employees or Stockholders, which may discourage such lawsuits against the Company or its directors, officers, employees or Stockholders. Alternatively, if a court were to find this provision in the Certificate of Incorporation to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect the Company’s business and financial condition.

Periodic valuations of our assets may affect the value of the Shares.

We may conduct periodic valuations of our net assets in accordance with generally accepted accounting principles in the United States.  Such valuations as they relate to our assets may or may not be indicative of the actual values of such assets due to the nature of the assets and thus, may affect the value of the Shares.

This Offering has not been registered under applicable federal and state securities laws.

The Shares are being offered, and will be sold in reliance upon, an exemption from registration for private offerings under Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  If we fail to comply with the requirements of the exemptions, Investors may have the right to rescind their purchase of the Shares. This might also occur under the applicable state securities or “Blue Sky” laws and regulations in states where the Shares will be offered without registration or qualification pursuant to a private offering or other exemption. If a number of Investors were successful in seeking rescission, we would face severe financial demands that would adversely affect the Company as a whole and, thus, the investment in the Shares by the remaining Investors.

There has been no independent “due diligence” review of our affairs or financial condition.

The statements contained in this document are solely those of the management of the Company. Although we have engaged a third-party audit firm to prepare audited financial statements for the Company, there has been no independent “due diligence” review of our affairs or financial condition as reflected in this Offering Circular, nor has any independent party verified the statements contained in this Offering Circular. Prospective Investors are urged to contact our Director of Investor Relations directly for additional information about the operations of the Company.

There is no minimum amount of the Shares that must be sold for the Company to accept and utilize your funds.

The Company will accept subscriptions for the Shares as they are received. There is no minimum number of Shares that must be sold in the Offering.  As a result, the Company may not raise sufficient funds in the Offering to carry out its business plan as currently proposed, and the net proceeds from the initial subscriptions for the Shares may not be in an amount sufficient to enable the Company to continue operations in any meaningful manner. In the event that an adequate number of subscriptions are not received and accepted by the Company, the Company may be forced to curtail or cease its activities, which may result in a total loss of your investment in the Shares.

We may never pay dividends.

We do not intend to pay cash dividends on the Shares for the foreseeable future, and currently intend to retain any future earnings to fund the development and growth of our business.  The payment of cash dividends, if any, on the Shares will rest solely within the discretion of the Board and will depend, among other things, upon our earnings, capital requirements, financial condition, and other relevant factors.  In addition, our loan agreement with InBank includes covenants limiting our ability to pay dividends or distributions on our capital stock.  See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Loan Agreements.”  We currently intend to use any revenues, as well as proceeds from any financings, to assist us in obtaining our business objectives, and not for the payment of any dividends upon our Shares.

You should consult your own tax and legal advisors concerning income tax risks.

We urge each prospective Investor to consult with his, her or its own representatives, including his, her or its own tax and legal advisors, with respect to the federal (as well as state and local) income tax consequences of this investment before purchasing any Shares. Prospective Investors should not construe the information set forth in this Offering Circular as providing any tax advice, and this Offering Circular is not intended to be a complete or definitive summary of the tax consequences of an investment in the Shares.

The Company is required to indemnify directors and officers against certain claims, liabilities, damages, losses, costs and expenses.

Our Bylaws provide that the directors and officers of the Company and, in the sole judgment of the Board, the affiliates of the directors and officers, and their respective partners, members, officers, directors, managers, employees, agents and stockholders, shall be held harmless and indemnified by the Company from and against any and all claims, liabilities, damages, losses, costs and expenses that are incurred by such persons that arise out of or in connection with the affairs of the Company or in connection with the Company’s business.  A successful claim for indemnification could have a material adverse effect on the financial position of the Company.

In the event of a liquidation and dissolution of the Company, assets will first be distributed to creditors of the Company, and you may not recover all or any portion of your investment from the distribution of the remaining assets.

In the event of a liquidation and dissolution of the Company, the proceeds realized from the liquidation of the assets of the Company will be distributed only after the satisfaction of the claims of creditors of the Company, including its lenders, management, employees, advisors and holders of the notes issued by the Company.  Your ability to recover all or any portion of your investment under such circumstances will, accordingly, depend on the amount of net proceeds realized from such liquidation and the amount of claims to be satisfied therefrom.  As a result, we may not distribute any assets to the Company’s Stockholders upon liquidation.

Our existing Stockholders may seek to cause us to issue additional securities.

We notified our existing Stockholders of certain changes regarding the terms of the offering described in the Company’s private placement memorandum dated October 11, 2018.  As an incentive to encourage early investment, the Company planned to issue (i) a warrant to purchase 0.2 shares of Common Stock for every share of Common Stock purchased prior to November 15, 2018, (ii) a warrant to purchase 0.15 shares of Common Stock for every share of Common Stock purchased between November 16, 2018 and December 15, 2018, and (iii) a warrant to purchase 0.1 shares of Common Stock for every share of Common Stock purchased between December 16, 2018 and January 15, 2018.  The Board subsequently agreed to extend the opportunity to receive a warrant to purchase 0.2 shares of Common Stock for every share of Common Stock until July 14, 2020.  Such change could result in minor dilution to the expected position of certain Stockholders that purchased securities under such private placement memorandum.  Accordingly, existing Stockholders in the Company may, under certain circumstances, seek to cause us to issue additional securities, or their economic equivalent, to such Stockholders to account for such changes, which could cause minor dilution of the percentage ownership held by Investors who purchase Shares under this Offering Circular.

THE FOREGOING RISK FACTORS DO NOT PURPORT TO BE A COMPLETE EXPLANATION OF THE RISKS ASSOCIATED WITH AN INVESTMENT IN THE COMPANY.  INVESTORS SHOULD READ THIS OFFERING CIRCULAR AND ITS APPENDICES IN THEIR ENTIRETY BEFORE MAKING ANY INVESTMENT DECISIONS.  INVESTORS ARE ALSO URGED TO CONSULT WITH THEIR OWN LEGAL AND TAX ADVISORS BEFORE MAKING ANY INVESTMENT DECISIONS. IN ADDITION, AS THE COMPANY DEVELOPS AND CHANGES OVER TIME, AN INVESTMENT IN THE COMPANY MAY BE SUBJECT TO ADDITIONAL AND DIFFERENT RISK FACTORS.

CAUTIONARY NOTE
REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular and the documents that are incorporated by reference into this Offering Circular contain forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. They are based only on our current beliefs, expectations and assumptions regarding the future of the Company’s business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Forward-looking statements can be identified by words such as “aim,” “anticipate,” “believe,” “envision,” “estimate,” “expect,” “future,” “goal,” “hope,” “intend,” “likely,” “may,” “plan,” “potential,” “seek,” “should,” “strategy,” “will” and similar references to future periods. Examples of forward-looking statements include statements we make regarding:

•the Company’s expectations with respect to future financial or business performance;

•statements of the Company’s business plan, strategies or objectives for future operations;

•statements regarding the Company’s estimated use of proceeds from the Offering;

•statements concerning costs, fees, capitalization and anticipated financial effects of the Offering;

•statements and expectations concerning the timing and completion of the Offering; and

•any statement of assumption underlying any of the foregoing.

Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict, and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•the possibility that the Offering is not completed;

•the possibility that we make changes to our business plan;

•the possibility that we do not obtain necessary regulatory approvals;

•prevailing economic, market and business conditions affecting the Company;

•changes in technology and user demand;

•changes in debt, equity and securities markets;

•potential litigation;

•cost and availability of capital, including interest rates;

•the geographic, social and economic impact of COVID-19 on our business operations; and

•other factors listed in this Offering Circular in the section entitled “RISK FACTORS.”

We caution that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning the Company, the Offering or other matters, are expressly qualified in their entirety by the cautionary statements above.   We do not undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this Offering Circular except to the extent required by federal securities laws.

DILUTION

The price per Share in the Offering is fixed at $10.00.

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When a company seeks cash from outside investors, such new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of the new investors’ stake is diluted because each share of the same type is worth the same amount, and the new investor has paid more for the shares than earlier investors did for theirs.

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this Offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the Shares you purchase is also a result of the lower book value of the Shares held by our existing stockholders.

DILUTION TABLE

Average Price Per Share as of June 30, 2020

	Shares Issued		Total Consideration		Average Price per Share
	Number of Shares	Percent	Amount	Percent
Common Stock	1,606,971	84.95%	$13,070,010	100.00%	$8.13
Warrants	284,645	15.05%
TOTAL	1,891,616	100.00%	$13,070,010	100.00%	$6.91

Dilution Per Share	If 25% of	If 50% of	If 100% of
	Shares Sold	Shares Sold	Shares Sold
Price Per Share of this Offering	$10.00	$10.00	$10.00
Book Value Per Share Before Offering	$3.05	$3.05	$3.05
Book Value Per Share After Offering	$5.81	$7.01	$8.09
Increase in Book Value Per Share	$2.23	$3.42	$4.50
Dilution in Book Value Per Share to New Investors	$4.19	$2.99	$1.91
Dilution Per Share by Percentage	41.86%	29.94%	19.08%

PLAN OF DISTRIBUTION

We are offering up to 5,000,000 Shares of our Common Stock for $10.00 per Share. The minimum initial investment is $100.00 for the purchase of 10 Shares.

This Offering will begin as soon as our Offering Statement is “qualified” by the SEC and will end upon the earliest of (1) the date we have sold 5,000,000 Shares of Common Stock, (2) the second anniversary of the date our Offering Statement is qualified by the SEC, or (3) the date the Company terminates this Offering.

Only the Company is selling Shares in this Offering. None of our existing security holders is selling any Shares.  There is no minimum number of Shares required to be sold to close the Offering, and there are no arrangements in effect to return subscribers’ funds in the event that not all Shares are sold.

The Shares are being sold through an online platform located at www.uncommon.today, which we refer to as the “Site.” We have engaged Dalmore Group, LLC (“Dalmore”), a broker-dealer registered with the SEC and a member of the Financial Industry Regulatory Authority (“FINRA”), to perform the following administrative and technology-related functions in connection with this Offering, but not for underwriting or placement agent services:

•Accept investor data from us;

•Review and process information from potential investors, including but not limited to running reasonable background checks for anti-money laundering (“AML”), IRS tax fraud identification and USA PATRIOT Act purposes, and gather and review responses to customer identification information;

•Review subscription agreements received from prospective investors to confirm they are complete;
•Advise us as to permitted investment limits for investors pursuant to Regulation A, Tier 2;
•Contact us and/or our agents, if needed, to gather additional information or clarification from prospective investors;
•Provide us with prompt notice about inconsistent, incorrect or otherwise flagged (e.g., for underage or AML reasons) subscriptions;
•Serve as registered agent where required for state blue sky requirements,

•Coordinate as needed with our transfer agent in the form of book-entry data for maintaining the Company’s responsibilities for managing investors (investor relationship management, aka “IRM”) and record keeping;

•Keep investor details and data confidential and not disclose to any third party except as required by regulators, by law or in Dalmore’s performance under the agreement between us and Dalmore (e.g., as needed for AML); and

•Comply with any required FINRA filings, including filings required under FINRA Rule 5110 for the Offering.

This Offering will be conducted on a “best efforts” basis.  Dalmore is not required to sell or arrange for the sale of any specific number or dollar amount of Shares, is not purchasing any Shares in the Offering, and did not have any role in deciding the offering price of the Shares.

As compensation for the services listed above, we have agreed to pay Dalmore a commission equal to 1% of the amount raised in the Offering (the “Dalmore Fee”) to support the Offering on all newly invested funds after the issuance of a “No Objection Letter” by FINRA. In addition, we have paid Dalmore a one-time advance set up fee of

$5,000 to cover reasonable out-of-pocket accountable expenses actually anticipated to be incurred by Dalmore, such as, among other things, preparing the FINRA filing. Dalmore will promptly refund any fee related to the advance to the extent it is not used, incurred or provided to us within 180 days of June 25, 2020. In addition, we will pay a $20,000 consulting fee that will be due after FINRA issues a “No Objection Letter” and the SEC qualifies the Offering.

While the Company currently has not engaged any Selected Dealers, it reserves the right to engage one or more Selected Dealers in the future. If a Selected Dealer so engaged, then following appropriate filings with the SEC (including the revision of this Offering Circular) and FINRA, we will pay to Dalmore and/or the Selected Dealer, as consideration for its services as managing broker-dealer and/or Selected Dealer, the following compensation:

(a)The Company will pay to the Selected Dealer, through Dalmore, at each closing of accepted and cleared subscriptions, a cash fee of four percent (4%) of the gross proceeds received by the Company in the Offering (“Placement Fee”); and

(b)Investor subscriptions introduced to Dalmore by the Company and its officers and management to be made by family offices and clients of registered investment advisors would bear the Dalmore Fee. Dalmore would agree not to solicit any such investors in future securities transactions not related to the Company.

Procedures for Subscribing

We are utilizing an online platform (the “Colonial Platform”) operated by Colonial Stock Transfer Company, Inc. (“Colonial”). Colonial is an SEC-registered stock transfer agent. Dalmore is acting as the broker-dealer of record for the Offering. Dalmore is a FINRA member and an SEC-registered broker-dealer. To purchase Shares in the Offering through the Colonial Platform, a prospective Investor must have or establish an account with Colonial. Using the Colonial Platform, prospective Investors will be able to access and view offering materials, including this Offering Circular, and submit subscription requests to purchase Shares in the Offering. When submitting a subscription request, a prospective Investor will be required to agree to various terms and conditions by checking boxes and will be required to review and electronically sign any necessary documents.

Prospective investors utilizing the Colonial Platform must deposit the funds intended for the purchase of Shares in the Offering in their Colonial accounts. The funds can be provided by check, wire, Automated Clearing House (“ACH”) push, ACH pull, direct deposit, Automated Customer Account Transfer Service (“ACATS”) or non-ACATS transfer.

HOW TO INVEST

To purchase Shares of Common Stock, go to the Site, www.uncommon.today, and follow the instructions. We will ask for certain information about you, including:

•Your name and address;

•Your social security number (for tax reporting purposes);

•Whether you are an “accredited investor”; and

•If you are not an accredited investor, your income and net worth.

You will pay for your Shares of Common Stock using one of the options described on the Site. The information you submit is called your “subscription.” We will review your subscription and decide whether to accept it. We have the right to accept or reject subscriptions in our sole discretion, for any reason or for no reason.

Once we have accepted your subscription, we will notify you by email and the investment process will be complete. We will also notify you by email if we do not accept your subscription, although we might not explain why.

We will not issue you a paper certificate representing your Common Stock.

No sale may be made to a prospective Investor in this Offering if the aggregate purchase price he or she pays is more than 10% of the greater of his or her annual income or net worth.  Different rules apply to accredited investors and non-natural persons.  The minimum initial investment is $100.00 for the purchase of 10 Shares.  We do not otherwise intend to limit investment in our Common Stock to people with a certain income level or net worth.

ESTIMATED USE OF PROCEEDS

Generally

Set forth below is an estimated use of proceeds assuming we receive gross proceeds of $10,000,000, $25,000,000, and $50,000,000 from the Offering.  We reserve the right, in our sole discretion, to raise up to $50,000,000 in gross proceeds in this Offering.  We also reserve the right to change the use of funds from the Offering based on changing market and business conditions as determined by our management.  The following is the current planned use of proceeds from the Offering.

The gross proceeds obtained from the Offering will be applied first against any expenses incurred in the Offering and then to the planned uses listed below to the extent funds are available:

No.	Description of Planned Use	Estimated Amount (Assumes $10.0 million raised)	Estimated Amount (Assumes $25.0 million raised)	Estimated Amount (Assumes $50.0 million raised)
1.	Technology enhancements for Uncommon Giving Platform and Uncommon Digital Wallet	$1-2 million	$2-4 million	$3-4 million
2.	Technology enhancements for Uncommon Investments	$0.5-1 million	$1-2 million	$1-2 million
3.	Sales and marketing expense to implement cause-based UGIV Funds	$0.5-1.0 million	$2-4 million	$3-5 million
4.	Sales and marketing expense to implement an employer-sponsored giving solution for its employees	$1-1.5 million	$2-4 million	$3-5 million
5.	Sales and marketing expense to attract wealth advisors as a referral source for users	$0.5-1.0 million	$1-2 million	$2-3 million
6.	Sales and marketing expense to implement a micro-gifting initiative	$0.5-1.0 million	$1-2 million	$3-5 million
7.	Develop and market generosity-based products to be sold from the Uncommon Giving Platform	$0.5 million	$1 million	$2 million
8.	Establish cash reserves	$0.5-1.0 million	$1-2 million	$2-3 million
9.	Other general corporate purposes	$1-5 million	$4-14 million	$21-31 million

Our management team will have broad discretion in the application of the net proceeds we receive from the Offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds.  In the event that the Offering raises less than $10,000,000, we will reduce the use of funds for each item proportionally.

Expenses of the Board and Officers

We intend to pay for, or reimburse our directors and officers for, all reasonable out-of-pocket expenses incurred in connection with the Offering. Other than such reimbursements and compensation paid to our executive officers, no payments will be made to directors and officers from the proceeds of this Offering.

BUSINESS OF THE COMPANY

Our mission is to awaken generosity through our proprietary technology and, by doing so, not only generate hope and help for those in need, but also a financial return for our stockholders.

Overview

We are a for-profit company that aspires to catalyze a movement of generosity by providing a rich online experience for donors (“Donors”), initially facilitating Donors’ gifts of treasure, testimony, and thanks, and eventually encompassing Donors’ gifts of time and talent as well. We seek to promote a lifetime of giving to not only our users but also their friends and family by making giving not only rewarding but convenient, providing a one-stop shop for generosity at all levels.  To accomplish this goal, we are working to create a fully integrated Uncommon Generosity Ecosystem (the “Ecosystem”) to encourage, request, fulfill, transmit, and appreciate gifts by (i) the sharing of numerous inspiring stories and testimonies in uncommon ways, (ii) allowing a Donor to discover a “curated” collection of verified non-profit organizations that can identify critical financial needs and recommend appropriate solutions (“NPOs”) that have demonstrable records of success pursuing causes about which that Donor is most passionate, and (iii) simplifying and enhancing the giving process through the aggregation of new and existing technologies.

We intend to earn fees and revenues for the provision of the Ecosystem to individuals, wealth managers, businesses and NPOs.  We will seek to attract Donors by pricing our services at rates at or below the level of our traditional and digital competitors.  We will also seek to earn revenues from NPOs by addressing their pressing need to increase the level and frequency of donations through facilitating donations to those NPOs at a much lower cost than traditional third-party fund raising.

We have designed the features and benefits on the Ecosystem to offer younger generations technology that is compatible with their lifestyles and consumer preferences.  These features take the complexity out of philanthropy, lowering barriers to those who want to give back through sophisticated vehicles such as donor-advised funds (“DAFs”).

Our initial go-to-market strategy is to host cause-based kickoff events for our digital giving platform (the “Uncommon Giving Platform,” or the “Platform”) in partnership with one or more NPOs designed to generate excitement for generosity, increase publicity and awareness of our Company, and encourage Donor engagement on the Uncommon Giving Platform.  We envision partnering with select NPOs and causes to encourage profile creations for the Uncommon Giving Platform among the general public. By building brand awareness and demonstrating the effectiveness of the Uncommon Giving Platform as a new and revolutionary solution for both the Donor and NPO, we intend for Uncommon to become the “go to” community for generosity.

Our Opportunity

According to Giving USA 2020: The Annual Report on Philanthropy for the Year 2019, individuals, corporations, and foundations donated $449.64 billion to various charities, nonprofit organizations, churches and ministries. This level of total giving as a percentage of the country’s GDP is 2.1%, which has remained relatively flat for the last twenty years. In addition, in 2019, individuals gave $309.66 billion, or 68.9% of the $449.64 billion; this was the second year since 1954 that individuals comprised less than 70% of the total dollars raised for charity.

Despite this stagnant giving rate, our country has simultaneously experienced significant growth in the number of charitable organizations formed in the United States. According to the National Center for Charitable Statistics, in 2016, there were 1.54 million non-profit 501(c)(3) tax-exempt NPOs in the United States and, according to the IRS Data Book, over 80,000 organizations were granted 501(c)(3) status each year between 2016 and 2019.  Many of these new NPOs, along with many existing NPOs, lack the resources and infrastructure to market their causes and raise donations efficiently.

We believe that this stalled level of giving reflects a significant gap between traditional donation methods and the expectations of today’s donors who may be more comfortable with Venmo than with charity drives.  We are seeking to make it easy to give by providing a full-service and integrated solution aimed at increasing giving activity, reducing “donation friction” for NPOs, generating a deeper, more personal commitment to generosity, and ultimately benefiting those in need.

While the number of NPOs to serve those in need has increased, according to the Generosity Commission, a lower percentage of Americans is giving and volunteering:

•In 2015, only 24% of taxpayers reported making a charitable gift, compared to over 30% a decade earlier;

•Households earning less than $100,000 per year represent a smaller percentage of total giving today versus 2000 (respectively, 25% versus 43%); and

•In 2019, the volunteer rate among Americans reached a 10-year low.

We believe that these negative trends, resulting from generational and economic changes in the demographic landscape, can be reversed, in part, by a giving experience and social community that connects and empowers the hearts and resources (including volunteerism) of individuals who want to be generous to those in need. Our Ecosystem is being designed for precisely this purpose.

We believe that we provide the following key strengths:

Fully Integrated Platform.  Our giving platform provides a unique and secure virtual giving experience, enabling us to connect our Donors with our approximately 1.2 million NPOs seamlessly and in a meaningful way.  Through our Platform, we facilitate donations to fulfill a variety of giving opportunities.  We will encourage NPOs to use video testimonials to motivate people to give and receive an increase in generosity.

Giver Engagement.  Our fully integrated Platform would work to facilitate engagement between Donors and NPOs pursuant to tailored follow-up communications.  We intend for these personalized messages and testimonial videos to joyfully enhance the giving experience for Donors, who would be able to see first-hand the impact of their gifts.

Discovery and Education.  Our Platform serves as a venue for discovery of giving opportunities, promoting generosity through our Donors’ social networks.  By utilizing tools such as accounts established within the Platform to receive and disburse funds (each, a “Digital Wallet”), Uncommon Investments and Uncommon Charitable Impact, our Donors would be able to make intelligent and tax-efficient financial decisions about their donation activity.  Through our Platform, Donors can better inform themselves about donation candidates by reviewing information provided by such NPOs, as well as each NPO’s Guidestar® report. We would also provide educational opportunities for our Donors, helping them achieve a balance between stewardship of their resources and generosity, to create a sustainable, fulfilling, and positive giving experience for everyone involved.

Our Value Proposition

We expect the benefits of our innovative business model and service offering to be attractive to multiple stakeholders, including our Donors, NPOs and stockholders.  Our goal is to produce a fulfilling, unique and integrated user experience that we believe is not available elsewhere.  We intend to create a “community of generosity,” utilizing social media, whereby Donors can access our “generosity feed” to learn more about causes and individual charities.

Donors. We plan to seek to encourage broad-scale generosity through our integrated Platform by creating a fun and rewarding experience for Donors, including inspiring videos and stories, access to communities of other like-minded Donors, and centralized communications about current needs. Our Platform will feature a consolidated “dashboard,” where Donors can view past gifts, access tax receipts, and review the amount of funds in their Digital Wallet or invested in shares of our Common Stock purchased.

NPOs.  We aim to help NPOs increase Donor engagement and generosity on a large scale by using our Platform to create and facilitate our giving Ecosystem, serving as a thought leader and promoter of best practices in the charitable giving space. We also plan to provide an infrastructure aimed at helping NPOs attract, facilitate and receive gifts.

Stockholders.  We will work to create returns for our investors by generating Platform and processing fees through our Platform and advisory fees through Uncommon Investments.  In addition, we may invest funds processed through Uncommon Investments and Uncommon Charitable Impact (while such funds await ultimate transfer to designated NPOs). Our stockholders will be invited to give funds and word-of-mouth testimonies regarding their giving experiences.

Uncommon Generosity Ecosystem

We have, and will continue to introduce, the various features of our Ecosystem in phases, which include the business components described below.  As we are in the early stages of building our business, however, the information below remains subject to further development and may change.  Our corporate structure is summarized in the organizational chart below:

Uncommon Giving Platform

Our digital Platform for giving, including website and mobile applications, is designed to draw attention to potential recipients of gifts and facilitate giving transactions in an efficient and trustworthy manner.  The Platform connects NPOs who have identified financial needs and recommend appropriate solutions to Donors who have the resources and the willingness to fund those financial needs and solutions.

The Platform allows Donors to create online profiles with basic information, fund their Digital Wallets, identify the charitable causes they would like to support and support such causes through the direction of gifts to NPOs of their choice from their Digital Wallets or by making contributions from their personal funds maintained outside their Digital Wallets and the Platform. NPOs with potential giving opportunities are also able to create or claim online profiles and post information about tangible needs in their spheres of influence.  Upon receipt of a Donor’s gift, an NPO is then able to provide follow-up communications through the Platform, such as a video testimony showing the use of the gift, whereby the Donor can see the impact of his or her generosity and receive any expressions of gratitude.  After the donation is complete, the Donor is asked to rate the donation experience and the gift recipient on a one- to five-star scale, lending credibility and accountability to the entire process.

Our Uncommon Giving Platform is also intended to serve as a generosity archive of our Donors’ and NPOs’ giving activities and expressions of gratitude for the gifts given that could then be promoted and shared within their personal Uncommon network of fellow Donors and on various social media platforms. We publish on our Platform NPOs’ and Donors’ social media posts about giving opportunities, inspiring individuals and stories, and giving initiated through our Platform, thus magnifying impact by encouraging further giving.

We are currently seeking to develop a proprietary methodology that suggests potential giving opportunities posted by NPOs.  Each giving transaction is recorded and tied to the individual Donor’s profile through his or her Digital Wallet – allowing our Platform to effectively and efficiently tailor additional giving opportunities to such Donor and generate reports for such Donor’s donation history to streamline his or her yearly tax return preparation for 501(c)(3) eligible gifts effected through the Platform.

Prior to receiving funds through the Platform, each NPO undergoes a verification process by which we review various information, including but not limited to its Guidestar® profile, ACH credentials, website, social media profiles, 501(c)(3) status and contact information.  In addition, each NPO and Donor is required to agree to our terms of use, which contain provisions designed to foster a trusted relationship between us and our users, including a privacy commitment stating that we will not sell our users’ data for unaffiliated third-party marketing or solicitation. The terms of use for NPOs and Donors also outline the obligations of NPOs and Donors, respectively, including each NPO’s commitment to use each Donor’s donations as recommended by such Donor. By directly connecting Donors with NPOs whose status is verified, we believe the Uncommon Giving Platform will foster and build a desire to give generously to those in need.

Uncommon Charitable Impact

We utilize a relationship with a separate organization, Uncommon Charitable Impact, Inc. (“Uncommon Charitable Impact”), which administers an account created to receive Donor funds and serve as a conduit through which Donors on the Uncommon Giving Platform can receive tax deductibility for their giving activity. Such philanthropic investment vehicles, commonly referred to as DAFs, have gained significant popularity in recent years.  Under the current tax laws in the United States, contributions made to DAFs are irrevocable and immediately qualify as tax-deductible.  A Donor may either use our Platform to make a direct donation to one or more NPOs or contribute funds to his or her DAF account at Uncommon Charitable Impact and later recommend that grants be made to designated 501(c)(3) NPOs from such DAF.  We anticipate that Uncommon Charitable Impact, while not obligated to honor the Donor’s recommendation, will generally approve the grant and contribute the money to the designated NPO following an onboarding process. The NPO in return pays a Platform fee to UGIV, LLC, a Delaware limited liability company and our wholly-owned subsidiary (“UGIV”). This ability of Uncommon Charitable Impact is particularly beneficial for Donors who would like to make tax-deductible charitable contributions as part of their long-term financial planning and are open to setting aside funds for future designation to tax-exempt organizations. In addition, we are able to “democratize” DAFs for a wide range of Donors through our relationship with Uncommon Charitable Impact.  In contrast to most DAFs, which require a large up-front minimum contribution amount, Uncommon Charitable Impact will allow Donors to open a DAF account with a minimum contribution of $10.00.

Existing asset management organizations have become significant charitable entities by offering tax advantaged DAFs to individuals.  These asset managers have been successful in delivering a product that provides for current year tax deductibility while delaying the decision of which NPO to give the donation to, but have not fully developed the generosity experience to the extent we intend to do so, and have not captured the total giving solution.  Our Platform, and our relationship with Uncommon Charitable Impact, seeks to fill these gaps.

Our relationship with Uncommon Charitable Impact is governed by (a) a License Agreement dated as of May 15, 2020 by and between UGIV (our wholly-owned subsidiary) and Uncommon Charitable Impact (the “License Agreement”) under which UGIV has granted Uncommon Charitable Impact certain non-exclusive, non-transferable, and non-sublicensable rights and licenses to access and use the Platform and, on a royalty free basis, UGIV’s tradenames and associated logos and (b) a Master Services Agreement dated as of May 15, 2020 by and between UGIV and Uncommon Charitable Impact (the “MSA”) and the related Statements of Work pursuant to which UGIV provides certain technical, administrative and professional services to Uncommon Charitable Impact. Under the terms of the License Agreement, UGIV and Uncommon Charitable Impact will jointly own the user data generated through the Platform.

Under both agreements, UGIV is entitled to certain compensation. Under the License Agreement, UGIV is entitled to a license fee (the “License Fee”) equal to a fixed percentage of the dollar amount of each gift transacted on the Platform in each month; provided that the License Fee will not exceed for the subject month monies received by Uncommon Charitable Impact from normal operations (excluding donations) less (a) merchant services costs, (b) personnel costs, and (c) other operating costs (capped at $5,000 per month). Under the MSA, UGIV is entitled to a services fee (the “Services Fee”) equal to a fixed percentage of the dollar amount of the donations transacted on the Platform each month; provided that the Services Fee will not exceed for the subject month monies received by Uncommon Charitable Impact from normal operations (excluding donations) less (a) third party payment processor fees, (b) personnel costs, (c) other operating costs (capped at $5,000 per month), and (d) the monthly License Fee.

The term of each of the MSA and License Agreement is 10 years, subject to automatic renewal for consecutive 10-year renewal term unless either party gives at least six months’ prior written notice of non-renewal. The MSA will automatically terminate upon termination or expiration of the License Agreement. Either party may terminate the MSA or License Agreement if the other party (a) materially breaches such agreement and such breach is not cured within 30 days after notice of breach or (b) is or becomes insolvent, is unable to pay its debts as they become due, or files (or has filed or commenced against it) a bankruptcy petition. In addition, UGIV may terminate the License Agreement and MSA for convenience on no less than six months’ prior written notice. Both agreements provide for mutual (a) confidentiality, (b) non-solicitation of the other party’s employees or independent contractors and (c) indemnification for liability resulting from the indemnifying party’s gross negligence or willful misconduct related to the agreement, from the indemnifying party’s material breach of any of its representations, warranties or obligations under such agreement and, in the case of the License Agreement, certain other limited circumstances. Our liability to Uncommon Charitable Impact is limited to the aggregate amount actually received from Uncommon Charitable Impact under the License Agreement and MSA during the 12 months immediately prior to the date of the first indemnification claim made by Uncommon Charitable Impact.

Working in collaboration with Uncommon Charitable Impact, we present our Donors with compelling federal tax deductible giving opportunities in local, state, national and international arenas by collaborating with select NPOs who we believe represent a holistic view of causes we intend to promote. At all times, solicitation for contributions will be for and by Uncommon Charitable Impact.  Notably, Uncommon Charitable Impact is also designed to account for direct donations to select Arizona nonprofit organizations, which could allow Donors to take advantage of favorable individual income tax credit treatment offered by Arizona law.

Uncommon Digital Wallet

We have formed and established an online payment processing system (“Uncommon Digital Wallet”) that is integrated with our Platform to facilitate a seamless giving experience.  Through Uncommon Digital Wallet, we make Digital Wallets, or individual deposit/disbursement accounts, available for Donors and NPOs.  Each Donor is able to donate directly to an NPO through his or her Digital Wallet, which allows such Donor to house funds and properly disburse monies for charitable giving purposes.  Donations through the Platform go directly to a DAF housed under Uncommon Charitable Impact, where they are either immediately granted directly to the NPO of the Donor’s choice or held in the Donor’s Digital Wallet for recommendation of future disbursement to the NPO of the Donor’s choice.  The integrated nature of Uncommon Digital Wallet with the Uncommon Giving Platform effectively links giving opportunities posted by NPOs with Donors who have funds specifically set aside for charitable purposes.

We provide our Donors a personalized dashboard that allows them to manage their Digital Wallets, access their giving history, and generate tax receipts on behalf of Uncommon Charitable Impact, all in one virtual location.  Uncommon Digital Wallet primarily does business online, with no customer-facing physical locations, thereby minimizing overhead.  Its product offerings are simplified and tailored to complement the other components of our Ecosystem.

We plan to incentivize potential Donors to create accounts, customize profiles and open Digital Wallets through several methods, including traditional advertising and marketing strategies, organic and paid search functions, influencers, giving events, and relationships with wealth managers and tax advisors.  We currently offer curated “UGIV Funds,” whereby Donors can give a single donation to help a group of nonprofits centered around a common cause.  In addition, we plan to seek partnerships with employers and other organizations to potentially offer direct deposits into Digital Wallets and matching donation programs.  We also intend to offer card-issuing services for our Donors and a related affinity program as a facility to generate more generosity, allowing a Donor to “round up” everyday transactions and place the additional funds into his or her Digital Wallet.

Workplace Generosity

We are also in the process of developing our Workplace Generosity program, which would allow companies to engage and energize their workforce by offering corporate social responsibility products to the workplace giving marketplace through the Uncommon Giving Platform.  Such products would include direct deposits into Digital Wallets for employee donations, matching gifts, disaster response, corporate grant management, employee giving, volunteer hour tracking and employee engagement programs for large and small businesses.   We also plan to seek

partnerships with payroll, employee benefits and other consulting firms who will be able to offer our workplace generosity solutions as a benefit to employees of companies of all sizes.

Through Workplace Generosity, employees, retirees and their families would be able to discover NPOs, explore causes and give to 1.2 million 501(c)(3) charitable organizations from their Digital Wallets.  Out Workplace Generosity program would allow employers to have a better understanding of the causes which are important to their employees, and in turn, better align their community impact with the efforts of their employees who give of their time and money to the nonprofit sector and would aim to make corporate social responsibility as frictionless as possible.

Uncommon Investments

In addition to our non-investment UGIV Funds, we intend to offer proprietary and certain non-proprietary investment products, including cause-driven exchange-traded funds, faith-based, environmentally-friendly and sustainable investments, and other “impact investing” vehicles to our Donors via our subsidiary, Uncommon Investment Advisors LLC, a Delaware limited liability company (“Uncommon Investments”).  This feature would allow our Donors to support causes that align with their values, with the intention of generating a measurable and socially beneficial impact alongside a competitive financial return, as well as diversified investment options.  Donors would be able to make investments through their Uncommon Charitable Impact DAFs or through separate investment accounts.

“Impact investing” typically describes investments intended to improve social and environmental conditions. Over the past several years, amounts invested in companies with environmental and social goals has risen sharply, reaching $502 billion in assets under management, according to a study released in 2019 by the Global Impact Investing Network.  Impact investing has become an increasingly popular way to generate capital for various causes, offering investors an opportunity to build portfolios that reflect their values. Uncommon Investments would seek to take the guesswork out of impact investing by recommending pre-screened investments in proprietary exchange-traded funds and certain non-proprietary investment products that are designed to generate social good, fully integrated into the Ecosystem and aligned with each Donor’s risk profile.  Uncommon Investments also intends to utilize technology and cost efficiencies created by commission-free trading and advancements in digital portfolio management technology to offer portfolios with lower minimums than traditionally available.  This component of our Ecosystem would provide funding mechanisms for Donors who wish to make charitable contributions over time and see their funds grow.

Uncommon Investments is registered with the SEC as a registered investment advisor.  Uncommon Investments also intends to retain one or more “sub-advisors” with experience with, and a history of, successfully managing investments substantially similar to the investment portfolios it will offer.

Uncommon Investments intends to offer investment advisory services with respect to exchange traded funds and direct indexed portfolios, including the following:

•The Uncommon Generosity 50 Equity Index (the “Generosity 50 Equity Index”) would be governed by published, objective rules for security selection, exclusion, rebalancing and adjustments for corporate actions, and would be reconstituted on a quarterly basis. The Generosity 50 Equity Index would be a proprietary index developed by Uncommon Investments with the assistance of an equity index provider independent of Uncommon Investments.  Such equity index provider would assist Uncommon Investments in the selection, composition and relative weightings of the securities in the Generosity 50 Equity Index and publish information regarding the market value of such securities.

•The Uncommon Generosity 50 Income Index (the “Generosity 50 Income Index”) would include fixed-income securities. The Generosity 50 Income Index would be a proprietary index developed by Uncommon Investments with the assistance of a fixed income index provider independent of Uncommon Investments.  Such fixed income index provider would assist Uncommon Investments in the selection, composition and relative weightings of the securities in the Generosity 50 Income Index and publish information regarding the market value of such securities.  The fixed income portfolio of the Generosity 50 Income Index would be equally weighted to approximately 2% to each of its constituents.

•The Uncommon Promethos International Social Values International Portfolio would be actively managed by Uncommon Investments, with the assistance of third party sub-advisors chosen by Uncommon Investments, and would seek to provide capital appreciation by investing in a diversified international portfolio of equity securities of companies whose business practices are consistent with and promote moral principles that emphasize the social values of protection of human life, promotion of human dignity, reduction of arms production, pursuing economic justice, protection of the environment and encouraging corporate responsibility.

•The Uncommon Promethos Global Climate Resilience Portfolio would be actively managed by Uncommon Investments, with the assistance of third party sub-advisors chosen by Uncommon Investments, and would seek to provide capital appreciation by investing in a diversified international portfolio of companies dedicated to mitigating climate change and ecological damage either through developing products and services or through a credible commitment to reducing their carbon footprint. Companies would be evaluated on several factors, including their greenhouse gas emissions, waste recycling and waste minimization policies, energy efficiency and green pricing programs, reforestation efforts, sustainable practices and contribution to a hydrocarbon-free economy.

•The Uncommon Promethos Global Social Justice Portfolio would be actively managed by Uncommon Investments, with the assistance of third party sub-advisors chosen by Uncommon Investments, and would seek to provide capital appreciation by investing in the equity securities of companies that have exhibited commitments, implemented credible polices and engaged in practices that promote environmental, racial, gender, economic and stakeholder justice.  Companies would have dedicated policies, products and services that (i) mitigate and tackle climate change and ecological damage; (ii) have adopted policies and taken affirmative steps to eliminate gender and racial discrimination to ensure equal opportunity through racial and gender diversity, pay equity and equal opportunities in the workforce and leadership roles; and (iii) have exhibited a commitment to all stakeholders (namely, employees, customers, suppliers, shareholders and the community).

•The Uncommon Portfolio Design Core Equity Portfolio would seek long-term capital appreciation through equity investments that are expected to provide higher returns than the S&P 500 Index. This portfolio would be managed by one or more sub-advisors chosen by Uncommon Investments and would invest mainly in stocks considered to have above-average growth potential and reasonable stock prices in comparison with expected earnings. Additionally, the portfolio would seek to make investments in companies that it believes are leaders in their respective industries with sustainable competitive advantages.  Each company in which the portfolio invests would be assigned a target price and would generally be sold once such target price is achieved.

Uncommon Investments would also enter into agreements with one or more registered investment advisors to offer their clients faith-based or “biblically responsible” investment options.

Uncommon Investments has entered into an intellectual property agreement with InvestCloud®, a digital platform for wealth management and turnkey asset management programs, that provides a facility to acquire, hold, value and report on Donor investments held in their Uncommon Charitable Impact DAFs.  InvestCloud®’s platform houses hundreds of apps for client communication, client automation (digital advice), client management, information warehousing, performance, billing, risk, trading and accounting.  Uncommon Investments also intends to contract with a provider of custodial services to enable our Uncommon Charitable Impact DAFs to hold securities.

UGIV Market

We are in the process of developing an online retail store through our subsidiary, UGIV Market LLC, a Delaware limited liability company (“UGIV Market”). When fully developed, we will aim to use UGIV Market to acquire new Donors through a “goods and giving” approach to the consumer retail experience. UGIV Market would offer both UGIV Market-branded apparel and products and third-party supplied products, including hats, sweaters, tote bags and accessories. We intend to sell these products exclusively online.  We also envision utilizing UGIV Market as a forum for influencers to host giveaways of products sold through UGIV Market.

Through the checkout process, for all non-discounted merchandise purchased at retail, UGIV Market would create an Uncommon Charitable Impact account and Digital Wallet for each UGIV Market customer (“Customer”) on the Platform, and a portion of the total purchase price will be deposited in the Customer’s newly-created Digital Wallet.  Following the purchase, we plan to send communications to the Customer encouraging the Customer to log into his or her account, discover an NPO or UGIV Fund impacting a cause about which he or she is passionate and donate the money deposited into his or her Digital Wallet from the UGIV Market purchase.  By connecting Customers to the Platform, we believe that UGIV Market will enable us to reach potential Donors who are open to our donation model but have not yet heard of the Platform or need additional encouragement to set up an account.

We have entered into an agreement with a third party to develop, maintain and operate UGIV Market and to design, manufacture, stock and fulfill both custom and third-party products.  As an online retail store, we will aim to rapidly scale UGIV Market’s product offerings with minimal marginal costs.

Sources of Revenues

Our revenues will consist of Platform and processing fees generated through the Platform and in the future, we anticipate the receipt of advisory fees generated through Uncommon Investments.  In addition, we may derive revenues and invest funds processed through Uncommon Investments and Uncommon Charitable Impact (while such funds await ultimate transfer to designated NPOs).

Our method of generating revenues through Platform and processing fees is illustrated below:

* All dollar amounts are for illustrative purposes only.  Any tip given by the Donor would be retained by Uncommon Charitable Impact.

** Assume Donor agrees to pay processing fee.

*** The Platform Fee would be paid only by NPOs that have purchased profiles on the Platform.

Uncommon Charitable Impact is a newly-organized Arizona nonprofit corporation that filed a Form 1023 with the Internal Revenue Service on August 18, 2020 and is currently in the process of obtaining 501(c)(3) status. Until such status is obtained, in order to ensure that Donors’ gifts are tax deductible, Uncommon Charitable Impact will be treated as a subordinate organization to another tax-exempt nonprofit organization, Partners in Action, Inc.  (“PIA”), an Arizona non-profit corporation, and is eligible to receive charitable donations as a member of PIA’s group exemption.

Employees

We currently employ a total of 20 persons, including 14 full-time employees.

Competition

We believe we will compete primarily on the basis of the following:

•our ability to attract, retain and engage Donors;

•profile personalization;

•engendering confidence on the part of Donors that their funds are being delivered in accordance with their instructions;

•the integration of Uncommon Digital Wallet, Uncommon Investments and Uncommon Charitable Impact;

•simplicity, transparency and cost effectiveness of our fee structure;

•customer service for our users;

•the onboarding, ease-of-use, speed, availability, and dependability of our Platform;

•focus on the Donor experience; and

•development of our technology, system reliability, data security and ability to facilitate giving transactions.

The following section describes the competitive landscape for our business.

Uncommon Giving Platform

The market for individual donations is competitive and rapidly evolving. Although a few of our competitors offer charitable giving platforms with a variety of services, most of our competitors can be categorized as (a) crowdfunding sources; (b) credit card form providers; (c) giving systems; (d) donor management systems; or (e) other direct payment methods.  In addition, new and existing companies could enter the markets in which we operate in the future, or we may not be able to continue to compete effectively within those markets. Our competitors range from small companies to large, well-established companies with multiple product offerings. Many of our competitors have significant advantages over us, including greater financing, marketing resources, and larger donor bases.

Crowdfunding Sources.  Our significant competitors consist of donation-based crowdfunding sources, such as GoFundMe, Frontstream, Pinkaloo, Alma, and Mightycause. Donation-based crowdfunding sources create virtual networks where donation opportunities originate from individuals who identify, fundraise, and seek donations for causes and people they wish to support. Most crowdfunding sources charge a fee ranging from 5% to 8% of each total transaction amount to cover processing and operational costs. The industry is continually evolving, specifically with consolidation including GoFundMe’s acquisition of donor-based, charity-focused crowdfunding sites like CrowdRise, YouCaring, and Generosity.  While other crowdfunding companies may not currently compete with us directly, some companies, such as Kickstarter, one of the largest and most popular crowdfunding sources in the country, could develop a donation-based portion of their businesses and cause disruption in our target market.  Key competitive factors in the donation-based crowdfunding market include reputation, ease of use, transparency, efficiency in use of funds, pricing, and donor engagement.

Credit Card Form Providers.  Credit card form providers make available to NPOs a simple credit card form to process donations for a small fee per transaction and in certain cases, other ancillary fees. Certain of the larger providers in this field are PayPal, Vanco, Cornerstone Payments, WePay and Sage.

Giving System Providers.  Giving system providers utilize specialized giving software for donations and typically offer a customizable credit card form with a “back office application” used mostly by nonprofit organizations for donation tracking. Certain giving systems offer other features such as landing page builders and campaign management functionality. The primary competitors in this field include Blackbaud, Classy, Click and Pledge, Kimbia, Network for Good, and Webconnex.

Donor Management Systems.  Donor management systems consist of customer relationship management systems for NPOs that house donor data. While there are large numbers of providers, the majority of them are small niche companies with a very small market share. Certain large donor management companies, including Blackbaud,

Donor Perfect (through a partnership with Network for Good) and Bloomerang (through a partnership with Firespring), also have the capability to process credit card payments.

Other Direct Payment Methods.  Other direct payment methods that consumers could use instead of our Platform include new and emerging payment technologies, such as Apple Pay, Venmo, Chase Pay, and Samsung Pay. We may also face increased competition from current competitors or others who introduce or embrace disruptive technology that significantly changes the fundraising industry.

DAFs.  Uncommon Charitable Impact will also serve as a supplemental component to our Platform.  Although few other DAF providers allow a low minimum contribution amount, DAFs with higher contribution amounts are widely available in the United States.  Nevertheless, Uncommon Charitable Impact may compete with several different types of DAF providers, including DAFs sponsored by large independent philanthropic organizations such as the National Philanthropic Trust and the American Endowment Foundation, public and community foundations such as the Peace Development Fund and the Communities Foundation of Texas, and charitable arms of for-profit financial services institutions, such as Fidelity Charitable Gift Fund, the Schwab Charitable, and the Vanguard Charitable Endowment Program.

Uncommon Digital Wallet.  Uncommon Digital Wallet adds a supplemental money-transfer element to our Platform. Given the tailored nature of Uncommon Digital Wallet and its services, there are few, if any, direct competitors.  Consumers have numerous financing and payment options available to them, and many of these providers have substantial positions nationally or in the markets in which they operate. Some may have lower cost structures and lower costs of capital.

Intellectual Property

Our ability to protect our intellectual property rights, including our proprietary technology and our Donor data, will be an important factor in the continued growth and success of our business. We will seek to protect our intellectual property rights through a combination of trademark, copyright and trade secret protection, and other intellectual property protections under applicable law. We have registered domain names, trademarks and service marks in the United States, and we have sought to protect and avoid disclosure of our intellectual property through appropriate agreements. In addition, we plan to apply for a process patent to protect our intellectual property rights in our Platform.

Government Regulation and Supervision

This section summarizes some relevant provisions of the principal statutes, regulations, and other laws that may apply to us. The descriptions, however, are not complete and are qualified in their entirety by the full text and judicial or administrative interpretations of those laws and other laws that may affect us.

We will likely be subject to an array of regulatory frameworks in the United States affecting the services that we may offer and the manner in which we may offer them, the risks that we may take, the ways in which we may operate, and our corporate and financial actions.  In addition, state, federal and foreign governments may adopt new laws and regulations applicable to our business.  Existing and new laws or regulations could affect our business, including but not limited to those in the following areas:

•the pricing and taxation of goods and services offered over the internet;

•the content of websites;

•e-commerce;

•intellectual property;

•tax deductions for charitable contributions;

•Section 501(c)(3) status of various vehicles and entities, including but not limited to DAFs;

•charitable solicitation;

•campaign finance;

•financial services;

•investment advisory services;

•the online distribution of specific material or content over the internet; and

•the characteristics and quality of applications offered over the internet.

In addition, our wholly-owned subsidiary, Uncommon Investments, is registered with, and subject to oversight and inspection by, the SEC as an investment advisor under the Investment Advisers Act of 1940, as amended. The investment advisory business of Uncommon Investments is subject to significant federal regulation, including with respect to wrap fee programs, the management of client accounts, the safeguarding of client assets, client fees and disclosures, transactions among affiliates and recordkeeping and reporting procedures. Legislation and changes in regulations promulgated by the SEC or changes in the interpretation or enforcement of existing laws and regulations often directly affect the method of operation and profitability of investment advisers. The SEC may conduct administrative and enforcement proceedings that can result in censure, fine, suspension, revocation or expulsion of the investment advisory business of our subsidiaries, our officers or employees.

Facilities

Our principal executive offices are located at 7033 E. Greenway Parkway, Suite 110, Scottsdale, AZ 85254, where we lease office space.

Legal Proceedings

There are not presently any material legal proceedings to which the Company is a party or as to which any of its property is subject, and no such proceedings are known to the Company to be threatened or contemplated against it. From time to time, we may be subject to various legal proceedings and claims that arise in the ordinary course of our business activities. Regardless of the outcome, litigation can have a material adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

Our director and Chairman of the Board, Gene Baldwin, served on the board of directors of and had an investment in Garden Fresh Restaurants LLC (“Garden Fresh”), which filed for Chapter 7 bankruptcy on May 14, 2020 amid a prolonged shutdown of Garden Fresh’s restaurants due to the COVID-19 pandemic.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our consolidated financial statements and the related notes appearing elsewhere in this Memorandum. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “RISK FACTORS” and elsewhere in this Memorandum. This Management’s Discussion and Analysis and the consolidated financial statements and comparative information have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The preparation of the consolidated financial statements, including the accompanying notes, is the responsibility of management. Management has the responsibility of selecting the accounting policies used in preparing the consolidated financial statements. In addition, management’s judgment is required in preparing estimates contained in the consolidated financial statements.

The Company is a pre-revenue business, which requires upfront cash expenditures to grow, including acquiring customers, with the expectation that the Company will generate revenue over a long period of time. The ongoing working capital requirements of the Company’s business model are material, and the Company will require additional capital infusions to continue with management’s forecasted growth.

Basis of Accounting

Our consolidated financial statements are prepared in conformity with U.S. GAAP. Any reference to applicable guidance is meant to refer to U.S. GAAP as found in the Accounting Standards Codification and Accounting Standards Updates of the Financial Accounting Standards Board.  Consistent with the treatment for emerging growth companies under the Jumpstart Our Business Startups (JOBS) Act, we have elected to delay the implementation of new accounting standards to the extent such standards provide for delayed implementation by non-public business entities.

Use of Estimates

The preparation of our consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period.

On an ongoing basis, we evaluate our estimates using historical experience and other factors, including the current economic environment. Significant items subject to estimates are assumptions used for purposes of determining the useful lives of property and equipment and intangible assets, other-than-temporary impairment of equity investment, the fair value of deferred tax assets, and the fair value of warrants. Management believes its estimates to be reasonable under the circumstances.  Despite our intention to establish accurate estimates and use reasonable assumptions, actual results may differ from those estimates. Additionally, in the context of the ongoing global COVID-19 pandemic, while there was no material impact to the Company’s estimates in the current period, in future periods, facts and circumstances could change and impact its estimates.

Revenue Recognition

The Company will generate revenue from NPOs who receive donations and grants through our proprietary Uncommon Giving Platform.  Revenue will be generated through Platform fees for use of the Platform. Revenues from Platform fees are recognized at the point in time when a Donor makes a direct gift to an NPO or when a Donor makes a grant from his or her Digital Wallet to an NPO through the Platform.

For the six months ended June 30, 2020, the Company launched a limited beta release of the Uncommon Giving Platform and recognized $572 in revenue from Platform fees.

Seasonality

Because a significant portion of donations to charitable causes is made in the last several months of the calendar year, we may experience seasonality in our revenues. This potential seasonality may cause fluctuations in certain of our operating results and financial metrics, and thus make such results and metrics difficult to predict.

Results of Operations

Revenues

The Company was incorporated on September 25, 2018. The Company generated revenues of $572 for the six months ended June 30, 2020, compared to no revenues generated for the year ended December 31, 2019 and the period from inception to December 31, 2018. The increase in revenues during the six months ended June 30, 2020 compared to the six months ended June 30, 2019 was primarily due to the launch of a limited beta release of our Platform in May 2020.

Operating Expenses

Loss from operations for the year ended December 31, 2019 and the period from inception to December 31, 2018 amounted to $2,861,047 and $332,593, respectively.  The increase in loss from operations for the year ended December 31, 2019 was primarily a result of a full year of operations in 2019, hiring of additional employees and the introduction of marketing and branding expenses.  Loss from operations for the six months ended June 30, 2020 amounted to $1,444,849 compared to a loss from operations of $1,543,478 for the six months ended June 30, 2019.  This decrease in loss from operations was primarily a result of lower selling, general and administrative expenses partially offset by an increase in direct operating costs.  Expenses for the Company included direct operating costs, selling, and general and administrative expenses, including but not limited to costs of personnel, consultants, marketing, professional fees, travel, and human resources related, office and other expenses as we developed our business plan and built our Platform.

Net Income (Expense)

Net income (expense) for the year ended December 31, 2019 and the period from inception to December 31, 2018 amounted to $(4,554,636) and $(518,508), respectively. The increase in net expense was primarily a result of a full year of operations in 2019 and the recording of allocated losses on the Company’s equity investment in its Technology Developer, which equity investment was spun off from the Company in March 2020 (see “Spinoff of Technology Developer Units” below).

Net income (expense) for the six months ended June 30, 2020 totaled $(2,063,254).  The decrease in net expense for the six months ended June 30, 2020 compared to the six months ended June 30, 2019 is primarily a result of a reduction in operating expenses and the change from the equity method to the cost method of accounting for the Company’s equity investment in its Technology Developer, which equity investment was spun off from the Company in March 2020 as described above, partially offset by the loss on asset disposal and an increase in interest expense resulting from the Company’s issuance of notes under the Prior Note Offering.

Liquidity and Capital Resources

As of June 30, 2020, the Company’s assets consisted of approximately: (a) $2,128,603 in cash; (b) $125,984 in other current assets (primarily, subscription receivables and prepaid expenses), (c) $5,058,563 in fixed and intangible assets (including capitalized Platform costs, capitalized website costs, trademarks and website domains); and (d) $2,629,730 in other assets (including a minority investment in private securities recorded pursuant to the equity method of accounting through February 2020, as well as lease deposits).  Such assets were funded by (i) $300.00 paid by Messrs. Ron Baldwin and Gene Baldwin (the “Founders”) to purchase their Founders’ Shares (as defined herein), equal to the par value of such Founders’ Shares and (ii) $16,319,850 in funds raised as of the date of this Offering Circular in private placements.  We expect that our capital resources in the near future will be provided primarily by the net proceeds from this Offering.

Notes Issued Under Prior Note Offering

The Company issued $2,525,140 in aggregate principal amount of 12.0% non-convertible unsecured promissory notes due 2024 in the Prior Note Offering, a private placement which closed on July 14, 2020.  As consideration for the purchase of each note issued under the Company’s Prior Note Offering, the Company issued to each purchaser a warrant to purchase one share of the Company’s Common Stock for each $100.00 principal amount of notes issued to such purchaser.  Such warrants will be exercisable on or before March 31, 2025 at $10.00 per share (subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events).

The interest on the notes issued under the Prior Note Offering accrues at a rate of 12.0% per annum starting on the date of issuance and is payable in quarterly installments on January 2, April 1, July 1, and October 1. The first interest payment was made on January 2, 2020, the second interest payment was made on April 1, 2020, and the third interest payment was made on July 1, 2020. The notes will mature on December 31, 2024, unless prepaid earlier. Following the second anniversary of the date of any note, the Company may prepay the outstanding principal balance of such notes, in whole or in part, at any time and from time to time, without premium or penalty.  Any such prepayment must be made together with payment of interest accrued on the amount of principal being prepaid through the date of such prepayment. Unless otherwise directed by the Company in writing, each payment will be applied first to accrued unpaid interest and then to principal.

Notes Issued Under July 2020 Note Offering

The Company is currently offering and selling up to $2,500,000 in aggregate principal amount of 12.0% non-convertible unsecured promissory notes due 2024 in the July 2020 Note Offering, a currently ongoing private placement, pursuant to which it has sold $100,000 in aggregate principal amount of notes as of November 23, 2020.  The interest on the notes issued under the July 2020 Note Offering accrues at a rate of 12.0% per annum starting on the date of issuance and is payable in quarterly installments beginning October 1, 2020. Such notes will mature on December 31, 2024, unless prepaid earlier.

After October 31, 2022, the Company may prepay the outstanding principal balance of such notes, in whole or in part, at any time and from time to time, without premium or penalty.  Any such prepayment must be made together with payment of interest accrued on the amount of principal being prepaid through the date of such prepayment. Unless otherwise directed by the Company in writing, each payment will be applied first to accrued unpaid interest and then to principal.

Notes Issued Under October 2020 Convertible Note Offering

The Company is currently offering and selling up to $5,000,000 in aggregate principal amount of 8.0% convertible unsecured promissory notes due 2023 under the October 2020 Convertible Note Offering, pursuant to which it has sold $100,000 in aggregate principal amount of notes as of November 23, 2020. The interest on the notes issued under the October 2020 Convertible Note Offering accrues at a rate of 8.0% per annum starting on the date of issuance and will be payable on a monthly basis beginning January 4, 2021. Such notes will mature on December 31, 2023, unless prepaid earlier.

At any time prior to maturity, and provided no Event of Default (as defined below) has occurred, the Company has the right to prepay all, or any portion thereof, of the outstanding principal balance of any note, in whole or in part, at any time and from time to time, without premium or penalty, subject to the investor’s right to convert. Any such prepayment must be made together with payment of interest accrued on the amount of principal being prepaid through the date of such prepayment. Unless otherwise directed by the Company in writing, each payment will be applied first to accrued unpaid interest and then to principal.

At any time, the investor has the right to convert all, or any portion thereof, of the principal and interest into shares of the Company’s Common Stock at $12.00 per share.

Upon the Company’s listing on either the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, Members Exchange or the New York Stock Exchange, all of the outstanding and unpaid principal and interest shall automatically convert into shares of the Company’s Common Stock at $12.00 per share.

In the event of a merger or consolidation of the Company with and into any other entity (other than an entity in which the holders of the Company’s outstanding capital stock prior to such transaction, own, directly or indirectly, at least 50% or more of the outstanding capital stock of such other entity prior to such transaction) (collectively, a “Merger”), all of the outstanding and unpaid principal and interest through the closing date of such Merger shall automatically convert into shares of the Company’s Common Stock at a price per share equal to 80% (i.e., a 20% discount) of the amount (expressed in dollars) equal to the quotient obtained by dividing (A) the estimated value of the Company implied by the exchange ratio set forth in the agreement governing the Merger, as determined in good faith by the Company’s board of directors by (B) the aggregate number of shares of Common Stock outstanding immediately prior to the Merger (calculated on a fully diluted basis to give effect to the issuance of all shares of Common Stock issuable under options, warrants and securities convertible into Common Stock outstanding as of such date).

Warrants Issued by the Company

Under the Company’s equity private placement memorandum issued in May 2020 (the “Prior Equity PPM”), the Company sold equity securities of the Company for $10.00 per unit. Each unit consisted of one share of the Company’s Common Stock and a warrant to purchase 0.2 shares of Common Stock. These warrants are exercisable at $10.00 per share on or before March 31, 2025 (subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events). In addition, under the Company’s current equity private placement memorandum issued in July 2020 (the “July 2020 Equity PPM”), the Company is selling equity securities of the Company for $10.00 per unit.  Each unit consists of one share of the Company’s Common Stock and one warrant to purchase 0.2 shares of Common Stock. These warrants are exercisable at $10.00 per share on or before December 31, 2025 (subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events).  The Company was obligated to issue warrants that allow investors to purchase 100,000 shares of Common Stock at December 31, 2018, an additional 141,400 shares of Common Stock at December 31, 2019, and an additional 19,994 shares of Common Stock at June 30, 2020.

In addition, as consideration for the purchase of each note issued under the Company’s Prior Note Offering, the Company issued to each purchaser a warrant to purchase one share of the Company’s Common Stock for each $100.00 principal amount of notes issued to such purchaser.  Such warrants will be exercisable on or before March 31, 2025 at $10.00 per share (subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events). The Company was obligated to issue warrants that allow investors to purchase 16,600 shares of Common Stock under the Prior Note Offering at December 31, 2019, and an additional 6,651 shares of Common Stock at June 30, 2020.

The Company accounts for the warrants as either equity instruments, derivative liabilities, or liabilities in accordance with ASC 480 – Distinguishing Liabilities from Equity and ASC 815 – Derivatives and Hedging, depending on the specific terms of the warrant agreement. The warrants issued in connection with the Prior Equity PPM and July 2020 Equity PPM contain a fixed strike price and are settled with a fixed number of the Company’s own equity instruments. These warrants are measured at fair value using the Black-Scholes warrant valuation model on the grant date and accounted for as part of permanent equity.  The warrants issued in connection with the Prior Note Offering are accounted for as non-separable discounts to the underlying debt.  These warrants are measured at fair value using the Black-Scholes valuation model on the grant date and amortized into interest expense using the effective interest method.

Cash Flows

Our cash flows were comprised of the following:

Operating Activities

Net cash flow from operating activities for the year ended December 31, 2019 and the period from inception to December 31, 2018 amounted to $(3,143,974) and $7,233, respectively. The increase in negative net cash flow was primarily a result of a full year of operations in 2019.

Net cash flow from operating activities for the six months ended June 30, 2020 totaled $(1,755,203).  The increase in negative net cash flow during the six months ended June 30, 2020 compared to the six months ended June 30, 2019 is primarily a result of the loss on asset disposal and an increase in interest expense, offset by a decrease in current liabilities and a reduction in operating expenses.

Investing Activities

Net cash flow from investing activities for the year ended December 31, 2019 and the period from inception to December 31, 2018 amounted to $(3,890,515) and $(3,102,303), respectively. The decrease in negative net cash flow was primarily a result of a full year of capitalization of software development in 2019, as compared to the Company’s equity investment in the Technology Developer in 2018.

Net cash flow from investing activities for the six months ended June 30, 2020 totaled ($1,358,662). The decrease in negative net cash flow during the six months ended June 30, 2020 compared to the six months ended June 30, 2019 is primarily a result of a reduction in the level of the capitalization of software development.  In addition, the Company did not make any equity investments in 2020.

Financing Activities

Net cash flow from financing activities for the year ended December 31, 2019 and the period from inception to December 31, 2018 amounted to $8,634,730 and $3,463,905, respectively. The increase in net cash flow was primarily a result of the issuance of long term debt and the sale of Common Stock in private placements as described above.

Net cash flow from financing activities for the six months ended June 30, 2020 totaled $3,273,392.  The decrease in net cash flow for the six months ended June 30, 2020 compared to the six months ended June 30, 2019 is primarily a result of a decrease in the sale of Common Stock in private placements as described above, partially offset by the issuance of long term notes under the Prior Note Offering, the Paycheck Protection Program loan as described below, and the senior secured loan as described below.

Spinoff of Technology Developer Units

Prior to March 31, 2020, the Company owned 865,942 Series A Preferred Units (the “Units”) in its technology developer and strategic partner (the “Technology Developer”), representing an approximately 16.1% fully diluted interest in the Technology Developer. The holders of the Company’s former Class B common stock were eligible to receive additional dividend preferences, as compared to the holders of the Company’s former Class A common stock, after the Company’s receipt of funds upon, with respect to the Technology Developer, (1) any direct or indirect sale, transfer, or other disposition of all or substantially all of the Technology Developer assets; (2) any direct or indirect merger, acquisition, consolidation, reorganization, recapitalization or other transaction or series of transactions, regardless of form, the result of which is that the persons or entities currently holding or controlling fifty percent (50%) or more of any voting securities of the Technology Developer no longer holds or controls fifty percent (50%) or more of the voting securities of the Technology Developer; (3) any public offering and sale of securities of the Technology Developer pursuant to an effective registration statement or other comparable form filed under the Securities Act, or (4) any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Technology Developer (each, a “Liquidation Event”).

On March 31, 2020, the Company transferred all of the Units to UGC Investment Holding LLC (“Holding”), which was its wholly-owned subsidiary at the time of such transfer. As consideration for such transfer, Holding issued a secured promissory note to the Company in the principal amount of $5 million (the “Holding Note”). The Holding Note, dated as of March 31, 2020, provides for a five-year term and is secured against the Units. Interest on the Holding Note (a) accrues at a rate equal to the lesser of (i) the rate of interest per annum equal to eight percent (8%) or (ii) the maximum rate of interest which may be charged, contracted for, taken, received or reserved by the Company in accordance with applicable state law, and (b) shall be capitalized and added to the outstanding principal balance of the Holding Note on the first day of each calendar quarter (“PIK Interest”). Upon being capitalized and added to the then aggregate outstanding principal balance of the Holding Note, the PIK Interest will be treated as principal of the Holding Note.

Immediately after the transfer and the issuance of the Holding Note, the Company declared a special dividend of one Class A Unit of Holding and one Class B Unit of Holding per share of Common Stock of the Company (whether Class A common stock or Class B common stock, but excluding any unissued shares underlying any outstanding warrants issued by the Company) held by each of the holders of record of the Company’s Common Stock as of the close of business on March 31, 2020 (collectively, the “Spinoff”). The special dividend of Holding units constituted all the current outstanding equity of Holding.

The rights of the Holding units virtually mirror the rights of the Company’s former Class A common stock and Class B common stock, except that the Class B Special Dividend (as defined in Holding’s limited liability company agreement, the “Holding Class B Special Dividend”) is immediately payable to the holders of Class B units of Holding after the satisfaction in full of Holding’s debt obligations to the Company and any other liabilities (including the repayment of the Holding Note).

Prior to the Spinoff, in addition to its equity investment in the Technology Developer, the Company had also entered into a license agreement and technology development agreement to license certain software from the Technology Developer and to utilize the Technology Developer’s services to assist with the design and development of the Uncommon Giving Platform.  As a result of the Spinoff, the Company’s contractual relationship with the Technology Developer was also terminated.  The termination of the Company’s relationship with the Technology Developer has had no impact on the Company’s Platform, as the Company has now engaged the services of an independent contractor to perform the services that were once provided by the Technology Developer.  The Company did not utilize the Technology Developer’s intellectual property or technology in developing the Platform and therefore, did not retain any rights to the Technology Developer’s software under the terminated contractual arrangements and does not and will not utilize any of the software previously licensed from the Technology Developer on an ongoing basis.

The Company does not own an equity interest in Holding. Nevertheless, the financial statements of Holding have been consolidated with the financial statements of the Company under the principles of variable interest entity accounting.  The Company considers qualitative factors in assessing the primary beneficiary, which include the purpose and design of the VIE, the associated risks that the VIE creates and the activities that could be directed by the Company.  The Holding Note is the only asset of Holding and is secured by all assets of Holding. This interest will result in the Company absorbing portions of Holding’s expected losses or receiving portions of Holding’s expected residual returns resulting from the proceeds from the Units.  Since the Company will receive the primary benefits and risks of ownership in the pledged assets, the Company has determined it is the primary beneficiary of the pledged assets as of June 30, 2020 and will consolidate Holding in its financial statements after eliminating intercompany transactions.

In light of the Spinoff and the Holding Class B Special Dividend, the Company solicited and received the written consent of its stockholders to reclassify all of its authorized shares of Class A common stock and Class B common stock into a single class of Common Stock.

Loan Agreements

Paycheck Protection Program Loan Agreement

On April 10, 2020, we entered into a loan agreement with InBank (the “Lender”) for a United States Small Business Administration loan pursuant to the Paycheck Protection Program promulgated by the Coronavirus Aid, Relief and Economic Security (CARES) Act in the amount of $192,797.50 (the “PPP Loan”). The PPP Loan provides for an interest rate of 1.00% per year, matures two years after the issuance date and is forgivable if certain employee and compensation levels are maintained and the proceeds are used for qualifying purposes.  The Company believes it met the requirements to have $182,797.50 of the loan forgiven and intends to apply for forgiveness of the PPP Loan within the required timeframe.

Senior Secured Loan Agreement

On May 27, 2020, we entered into a senior secured business loan agreement (the “Loan Agreement”) by and among the Company, Ron Baldwin as guarantor, and the Lender pursuant to which loans or other extensions of credit would be made to the Company in an aggregate principal amount of up to $1,500,000.

The full borrowing capacity under the Loan Agreement was available to the Company as of the date of this Memorandum.  Our obligations under the Loan Agreement are guaranteed by our Chief Executive Officer, Mr. Ron Baldwin, and secured by a pledge in the Holding Note.  The promissory note pursuant to the Loan Agreement matures on May 26, 2021 and bears a variable interest rate subject to change from time to time based on the prime rate as published in the Wall Street Journal Money, computed on a 365/360 basis.

The Loan Agreement contains customary affirmative and negative covenants, including covenants limiting our ability to, among other things, grant liens, incur debt, sell with recourse any of our accounts (except to the Lender), engage in business activities substantially different than those in which we are presently engaged, enter into certain transactions, cease operations, liquidate, merge or restructure, pay dividends or distributions on our capital stock, and enter into transactions with affiliates.  As of the date of this Offering Circular, we were in compliance with all covenants set forth in the Loan Agreement.

Plan of Operations

We launched the Uncommon Giving Platform in July 2020.  Our initial go-to-market strategy is to host cause-based kickoff events for the Platform in partnership with one or more NPOs designed to generate excitement for generosity, increase publicity and awareness of our Company, and encourage Donor engagement on the Uncommon Giving Platform.  We envision partnering with select NPOs and causes to encourage profile creations for the Uncommon Giving Platform among the general public. By building brand awareness and demonstrating the effectiveness of the Uncommon Giving Platform as a new and revolutionary solution for both the Donor and NPO, we intend for Uncommon to become the “go to” community for generosity. We anticipate it will be necessary to raise additional funds for at least the next six months to implement our plan of operations and believe the proceeds from the Offering, if the maximum number of shares of Common Stock offered hereby are sold, would satisfy our cash requirements to implement our plan of operations.

Recent Trends

According to the Wall Street Journal, many NPOs have experienced adverse effects as a result of the COVID-19 pandemic, due to cancellation of fundraisers, increased demand for services, increased costs and potential reduction in government funding, among other reasons.2 The full effect of the COVID-19 pandemic on the charitable giving and the related generosity industry is unknown.

2 Betsy Morris, “Nonprofits Face Bleak Future as Revenue Dries Up Amid Coronavirus,” Wall Street Journal, May 11, 2020, https://www.wsj.com/articles/nonprofits-face-bleak-future-as-revenue-dries-up-amid-coronavirus-11589223487.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The table below sets forth our directors and executive officers as of the date of this Offering Circular.

Name	Position	Age	Term of Office
Ron Baldwin	Chief Executive Officer, Director	67	Since Inception
Gene Baldwin	Chairman of the Board, Director	70	Since Inception
Debbie Haynes	Director	66	Since April 2019
Steve Hovde	Director	65	Since April 2019
Scott Reed	Director	50	Since April 2019
DeForest Soaries	Director	69	Since June 2020
Phil Swatzell	Director	70	Since December 2019
Robert Kennedy	Chief Financial Officer, Secretary	65	Since Inception
Dave McMaster	President, General Counsel	42	Since January 2019
John Pileggi	Chief Investment Officer	61	Since January 2019
Steve Anderson	Chief Operating Officer	44	Since March 2019
Laura Graham	Chief Marketing Officer	52	Since Inception
Chris Wagner	Acting Chief Technology Officer	68	Since September 2020
Earl Bridges	President and Chief Executive Officer of UGIV	55	Since October 2020

Board of Directors

Ron Baldwin.  Ron Baldwin, our Chief Executive Officer, has more than 45 years of experience building, acquiring and growing companies. He serves as Founder and Chairman Emeritus of CrossFirst Bank, a commercial bank that grew to $3.5 billion in assets under his leadership. As Chairman, Chief Executive Officer and President of CrossFirst Bankshares, Inc., Mr. Baldwin raised more than $350 million in capital to support banks in Kansas City, Wichita, Oklahoma City, Tulsa and Dallas.

In 2005, Mr. Baldwin became Managing Member of The Standard, LLC, dba Standard Style Boutique and Baldwin Denim, founded and run by his son and daughter-in-law. With the Baldwin family’s vision and entrepreneurism, the company thrived and has developed a national presence in the fashion industry. Before founding CrossFirst Bank, Mr. Baldwin spent the majority of his banking career in leadership at Fourth Financial Corporation/BANK IV which grew from $200 million to $8 billion in assets before being acquired by Bank of America. He then became President and Chief Operating Officer at Kansas-based Intrust Bank which increased assets from $1.2 billion to $3.2 billion during his nearly 10-year term. Mr. Baldwin’s banking career began in 1972 when he started work filing checks for Fourth National Bank while earning his business degree at Wichita State University. He also obtained a CPA designation. Over the course of his long career, Mr. Baldwin has led the acquisition of more than 60 banks.

Mr. Baldwin is a current board member of Kanakuk Ministries, a Christian athletic camp based in Branson, Missouri with more than 20,000 campers each year, and the Kanakuk Institute, a biblical and theological education program intended to train young men and women for a lifetime of ministry. He is a past chairman of the Wichita State Foundation, which had assets totaling $150 million. Mr. Baldwin has served on numerous other community and banking-related boards and works to instill a culture of serving others in the companies he leads.

Mr. Baldwin attended Wichita State University and has obtained a CPA designation.

Gene Baldwin. Gene Baldwin, our Chairman of the Board, is currently a member of CR3 Partners, LLC, a Dallas, TX based turnaround consulting firm serving middle market companies. His career includes more than 40 years of accounting, finance, senior management and advisory experience. Mr. Baldwin is a proven business leader with a well-established reputation for his ability to assess, develop and implement operational and financial improvement initiatives that enhance enterprise value for stakeholders.

Mr. Baldwin has served in various senior-executive roles, including managing companies through complex operational and financial restructurings as well as advising several companies though complex out-of-court and

Chapter 11 restructurings. Mr. Baldwin’s recent roles includes: Interim Chief Executive Officer for Garden Fresh, a 97-unit soup and salad cafeteria chain; Chief Restructuring Officer and Interim Chief Financial Officer for Real Mex restaurants, a privately held 129-unit Mexican casual dining chain; Chief Financial Officer for a 130-unit fast food franchisee of Pizza Hut, Long John Silver’s and Grandy’s; Interim Chief Financial Officer for Benihana, a 100-unit publicly held Japanese-themed casual dining chain; Interim Chief Executive Officer for Fazoli’s, a 350+ unit privately held quick service chain; Interim Chief Operating Officer for Furr’s Cafeterias; and Interim President and Chief Restructuring Officer for American Restaurant Group, a privately held 82-unit steakhouse. In addition, Mr. Baldwin served in senior executive roles for a $300 million diversified holding company whose affiliated companies operated the energy and real estate industries.

Mr. Baldwin served on the board of directors of and had an investment in Garden Fresh, which filed for Chapter 7 bankruptcy on May 14, 2020 amid a prolonged shutdown of Garden Fresh’s restaurants due to the COVID-19 pandemic.

Mr. Baldwin attended Pittsburg State University and was granted an accounting degree. He is a Certified Public Accountant (CPA), and a Certified Turnaround Professional (CTP). He has been a speaker at restaurant industry and professional conferences. He is also the author of numerous articles about operational and financial management of multi-unit retail businesses.

Debbie Haynes, M.D.   Debbie Haynes, M.D., retired in 2015 from the full-time practice of family medicine in Wichita, Kansas, where she cared for patients for 33 years. In addition to her medical career, Dr. Haynes held numerous leadership positions in her field. She was the first female president of the Kansas Academy of Family Physicians and served on the board of directors for the American Academy of Family Physicians. She achieved the position of clinical professor at the University of Kansas School of Medicine. In 2012, Dr. Haynes was honored as the Kansas Family Physician of the Year.  She has been a member of the Wichita State University Foundation Board of Directors since 2016, serving as Chair-elect from 2016-2018 and Chair from 2018-2020, as well as holding numerous committee positions.

Before earning her Doctor of Medicine degree at the University of Kansas School of Medicine, Dr. Haynes was a Gore Scholar at Wichita State University, where she was elected student body president. A champion for Wichita State University, Dr. Haynes is current chair of the Wichita State University Foundation board of directors and an avid supporter of WSU sports. In 1987, she and her husband, Dr. Larry Beamer, established a faculty fund in WSU’s Fairmount College of Liberal Arts and Sciences to provide instructional and research related resources. Six years later, they created a general scholarship to help students with unmet financial needs.

Dr. Haynes was named a Best Doctor in America for five consecutive years (2010-2015) and was honored by the Wichita Business Journal as a 2013 Women in Business award recipient. Active in the community, Dr. Haynes has served in leadership roles for numerous organizations including the Via Christi Regional Medical Center’s board of directors, Wichita Collegiate School’s board of trustees, and the board of directors for the Kansas Society for Children with Challenges.

Steve Hovde.  Steve Hovde is Chairman and CEO of Hovde Group, a leading boutique investment bank focused exclusively on the financial services sector. Mr. Hovde oversees the firm’s strategic growth initiatives and takes an active role in many of the firm’s key client relationships. He also plays an integral role in assisting the firm’s clients with important business transactions such as issuing capital or pursuing M&A.

In addition to his role as an investment banker, Mr. Hovde and his brother own a controlling interest in Sunwest Bank, headquartered in Irvine, California, which has approximately $1.3 billion in assets and $145 million in equity. In this role, they see the issues bank management and board members wrestle with daily. Mr. Hovde also serves on the board of directors of a $1.9 billion community bank in the Chicago area and an $850 million publicly traded bank in the Seattle area, as well as for a publicly traded mortgage REIT headquartered in Walnut Creek, California. He serves as a trustee of several charitable foundations.

Before co-founding Hovde Group in 1987, Mr. Hovde was Regional General Counsel and Vice President of a national commercial real estate development firm, Vantage Companies. Previously, he served as an attorney specializing in real estate law with a 200-member law firm based in Chicago and practiced as a Certified Public

Accountant with a former “Big Eight” public accounting firm, Touche Ross LLP, which is now Deloitte & Touche LLP.

Mr. Hovde graduated with distinction earning a Bachelor of Business Administration in accounting from the School of Business at the University of Wisconsin, Madison. He also earned a law degree, cum laude, at Northwestern University in Chicago, Illinois.

Scott Reed. Scott Reed, Partner, Director and co-founder of BankCap Partners, has nearly 20 years of experience in financial services and strategic consulting. He serves on the boards of Silvergate Capital Corp. and Vista Bancshares, both BankCap portfolio companies. In his partner role, Mr. Reed focuses on transaction sourcing, structuring and processing, capital raising activities and oversight of BankCap’s portfolio investments.

Mr. Reed has served as a director of InBankshares Corp. since June 2018.  InBankshares’ subsidiary bank, InBank, is based in Raton, NM, focused primarily on serving the front range markets of Colorado and New Mexico.   Mr. Reed has also served as chief executive officer of LF Capital Acquisitions Corp. (“LF Capital”) since August 2020 and has served as director and president of LF Capital since June 2018.  LF Capital is a New York, NY-based special purpose acquisition corporation (SPAC).

Mr. Reed began his career as a derivatives trader with Swiss Bank Corporation. After graduating from business school, he worked for Bain & Company as a consultant and later at Bear Stearns as an investment banker in its financial institutions group. Before founding BankCap Partners, Mr. Reed was Senior Vice President, Director of Corporate Strategy and Planning for Carreker Corporation.

A graduate of the University of Virginia with a B.S. in commerce and a B.A. in history, Mr. Reed received an MBA from the Amos Tuck School of Business at Dartmouth College, where he was an Edward Tuck Scholar.  Born and raised in the San Diego area, Mr. Reed also has citizenship in Ireland and New Zealand, the birthplace of his mother and father, respectively. He resides in Dallas.

DeForest Soaries.  The Reverend Dr. DeForest B. Soaries, Jr. has served as the Senior Pastor of First Baptist Church of Lincoln Gardens (FBCLG) in Somerset, New Jersey since November 1990. His pastoral ministry focuses on spiritual growth, educational excellence and economic empowerment.

As a pioneer of faith-based community development, Dr. Soaries’ impact on First Baptist Church of Lincoln Gardens (FBCLG) and the community has been tremendous. In 1992, he founded the Central Jersey Community Development Corporation (CJCDC): a 501(c)(3) non-profit organization that specializes in revitalizing distressed neighborhoods. In 1996, Soaries founded the Harvest of Hope Family Services Network, Inc. (HOH). This organization develops permanent solutions for children in the foster care system.

From 1999 to 2002, Dr. Soaries served as New Jersey’s Secretary of State, making him the first African-American male to do so. He also served as the former chairman of the United States Election Assistance Commission, which was established by Congress to implement the “Help America Vote Act” of 2002.

In 2005, Dr. Soaries launched the dfree® Financial Freedom Movement. The dfree® strategy teaches people how to break free from debt as a first step toward financial freedom and it is currently being used across the country by over 3,000 churches and organizations. dfree® was featured in a 90-minute CNN documentary entitled “Almighty Debt.” He is author of the books “Say Yes to No Debt: 12 Steps to Financial Freedom”, “Meditations for Financial Freedom - Volumes 1&2” and “Say Yes When Life Says No.”

Dr. Soaries currently serves as an independent director at three companies: Independence Realty Trust, Federal Home Loan Bank of New York and Ocwen Financial Corporation.

Dr. Soaries earned a Bachelor of Arts Degree from Fordham University, a Master of Divinity Degree from Princeton Theological Seminary, and a Doctor of Ministry Degree from United Theological Seminary.

Phil Swatzell.  Phil Swatzell served as a Senior Advisor at CrossFirst Bank, a $4 billion commercial and private bank with locations in Dallas, Kansas City, Wichita, Oklahoma City and Tulsa, until March 2019. Prior to joining CrossFirst Bank, Mr. Swatzell was a Managing Director at Credit Suisse where he oversaw the Southwest

Region of Credit Suisse Private Banking USA.  Under Mr. Swatzell’s leadership for nine years, assets under management more than tripled and annual revenues grew from $11 million to $85 million.

Mr. Swatzell was a Managing Director of US Trust from 2004 to 2007. From 1998 to 2004, he was a Managing Director and Partner of a start-up investment management firm, Dearborn Partners in Chicago. Assets grew to almost $1 billion before Mr. Swatzell sold his interest and moved back to Texas.

Mr. Swatzell joined Salomon Brothers in 1978 where he spent 15 years working in both Dallas and Chicago. He began his career at Salomon Brothers in institutional securities sales before teaming up with Lewis Ranieri in 1982 to start the mortgage securities business in Dallas. He moved to Chicago in 1987 with Salomon Brothers and later joined First Boston Corporation as a Director and Head of their Private Client Investment Group in Chicago.

Mr. Swatzell received a B.A. in Finance from Texas Tech University. He serves on the board of several charitable organizations including The Salvation Army North Texas Advisory Board, Marketplace Chaplains, and The Southwestern Seminary Foundation in Fort Worth.

Management Team of the Company

Ron Baldwin. Ron Baldwin serves as the Company’s Chief Executive Officer. See above for his biographical information.

Gene Baldwin.  Gene Baldwin serves as the Company’s Chairman of the Board.  See above for his biographical information.

Robert Kennedy. Robert Kennedy serves as the Company’s Chief Financial Officer and Secretary.

Mr. Kennedy previously provided executive management services to early stage companies through MatchPoint Associates LLC, a consultancy firm he established in 2011. Mr. Kennedy has held director and/or executive management positions in both public and private companies, including as Chief Financial Officer and Board Manager of iDonate LLC, a Dallas-based SaaS software company that provides online giving solutions for over 750 ministries & non-profit organizations; Director of Immunologix, Inc., which was acquired by Intrexon Corporation in 2011; Chief Financial Officer of Galena Biopharma, Inc. (“Galena”), an oncology-focused biotech company; Chief Financial Officer and Director of Apthera, Inc., a biotech company he co-founded in 2005 and sold to Galena in 2011; Chief Financial Officer and Director of Blue Dot Services, Inc., a $450 million subsidiary of a NYSE company; Managing Director/Chief Financial Officer of Koch Ventures, Inc., the then venture capital arm of Koch Industries, Inc.; VP-Business Development and Strategic Planning of Sterling House Corporation (acquired by Alterra Healthcare, Inc. in 1997); and VP-Finance of Rent-A-Center, Inc.

Mr. Kennedy currently serves on the boards of UGC Investment Holding LLC and Uncommon Charitable Impact, Inc., a nonprofit organization. He earned his bachelor’s degree in Business Administration at Wichita State University and began his career as a Certified Public Accountant.

Dave McMaster. Dave McMaster serves as the Company’s President and General Counsel. Mr. McMaster most recently served as Vice President of Business Development and Director of Currency Brand Management for Scottsdale Mint, LLLP, where he led efforts to open new international wholesale markets and sales channels globally through wholesale distribution. Dave negotiated licensing, purchasing and sales agreements with domestic and international suppliers, distributors and Fortune 500 companies and collaborated on corporate marketing campaigns to communicate new product releases and product price changes with The Mint’s international and domestic distribution partners.

An experienced negotiator and counselor for individual clients and corporate employers, Dave previously served as an attorney at Wagstaff & Cartmell, LLP in Kansas City. He was also Vice President, Municipal Government Affairs/Vice President – Member Services for Home Builders Association of Central Arizona. Dave’s career began in Washington, D.C., where he held positions as Associate Director, White House Liaison Office at the U.S. State Department; Deputy Regional Political Director, Southwest Region for the Bush-Cheney Campaign and Presidential Inaugural Committee; and Political Coordinator, Office of Political Affairs at The White House. Dave earned his J.D.

at the University of Kansas School of Law and a bachelor’s degree in political science with an emphasis in international security at Arizona State University.

John Pileggi. John Pileggi serves as the Company’s Chief Investment Officer. Mr. Pileggi has more than 30 years of experience as an operating executive in the financial services industry. Mr. Pileggi is the Managing Member of RangeEagle Strategies LLC, a New York–based registered investment adviser. He was previously Chief Executive of Manifold Fund Advisors, LLC and Managing Partner of American Independence Financial Services LLC, each an investment manager and sponsor of mutual funds and separately managed accounts.

His experience also includes service as President and CEO of numerous divisions of ING Group, where he was a member of the U.S. Financial Services Executive team responsible for the direction and implementation of U.S. initiatives. Mr. Pileggi joined ING through its acquisition of Furman Selz LLC, an NYSE-member firm. At Furman Selz, he was a Senior Managing Director responsible for various initiatives which diversified the firm from its traditional brokerage roots.

During his career, Mr. Pileggi has led bank trust departments, retail and institutional brokerage operations and other financial enterprises, and has served as a director and officer of numerous registered mutual funds. He attended Brooklyn College of the City University of New York and holds FINRA Series 7, Series 24, and Series 63 licenses.

Steve Anderson.  Steve Anderson serves as the Company’s Chief Operating Officer.  Mr. Anderson has 25 years of experience in information technology, consulting and systems integration. He has served in various leadership roles, most recently working with enterprise customers and vendors to identify how new cloud technologies can improve their competitive position.

Mr. Anderson spearheaded the modernization effort for Neiman Marcus, envisioning and executing a plan to virtualize their core systems, enable their sales teams with CRM devices and move to a modern digital infrastructure. With VCE, a division of Dell EMC, he was on the ground level development of Converged Infrastructure, reaching a $3 billion revenue run-rate in less than three years and changing how enterprises and service providers purchase technology. Mr. Anderson developed a patent for this venture and helped sell and deliver technology projects ranging from $500K to $30 million in multiple industry verticals including healthcare, finance, insurance, government, entertainment and education.

Additionally, Mr. Anderson has served in a variety of roles creating consulting-led services, developing industry certification curriculum, conducting training sessions and building blended teams of domestic and international personnel to drive value and cost efficiency for customers. Mr. Anderson holds a bachelor’s degree in telecommunications management from DeVry University along with multiple industry certifications including VMware Certified Professional, Microsoft Certified Professional, VCE-CIIEv, ITIL, VTSP and VCP-Cloud.

Laura Graham.  Laura Graham serves as the Company’s Chief Marketing Officer. With 30 years of experience in marketing communications, Ms. Graham is proficient in marketing strategy, brand development and corporate messaging. Growing up alongside her family’s 40-year advertising firm, it was natural to fall into the same line of business. After a short time in public relations at Lane Marketing Group, Inc., Ms. Graham joined BANK IV/Fourth Financial where she became Assistant Vice President, Advertising Manager for the bank’s network of more than 100 locations with $8 billion in assets throughout Kansas and Oklahoma. After the company was acquired by Bank of America in 1997, Ms. Graham moved to $3 billion INTRUST Bank where she served as Vice President, Director of Marketing until 2005.

In 2007, Ms. Graham became a founding team member for CrossFirst Bank, a de novo bank that grew to $3.5 billion in assets in Kansas City, Wichita, Oklahoma City, Tulsa and Dallas. As Director, Marketing & Brand Management, she created the bank’s name and built its exclusive brand identity program over an 11-year time span.

Ms. Graham received a master’s degree in advertising/strategic communications from the University of Kansas and a BBA in marketing from Wichita State University. She achieved a Certified Financial Marketing Professional (CFMP) designation from the American Bankers Association and recently earned an executive certificate in digital marketing strategies at Northwestern University’s Kellogg School of Management.

Chris Wagner.  Dr. Chris Wagner serves as the Company’s Acting Chief Technology Officer.  Dr. Wagner has extensive experience in artificial intelligence, database modeling, software and systems engineering, statistical quality control, and business.  He founded DrCPWagner Ventures, LLC, where he uses advanced computing techniques to solve unique problems, in 2018 and has been a consultant for the Company since February 2020. Dr. Wagner served as Chief Technology Officer and Chief Artificial Intelligence Scientist of SNT Media, a company specializing in automatic generation of web content monetized through advertising placement, in 2017.  Prior to that, he was a Professor of Computer Science and Engineering at Oakland University in Rochester, Michigan for thirty-five years until retiring in 2016.  Dr. Wagner has been a consultant for approximately 30 years, serving clients such as General Motors, Electronic Data Systems, Ford Motor Company, Chrysler, US Army Tank Command, and SUNY Buffalo.  He is also an entrepreneur involved in many small businesses, including Saint Anthony Consulting, SiteIntelligence, Cashmap Systems, Terra Warriors, JuntoX, and Product2Store.com.  Dr. Wagner is the author of several books, hundreds of audios, and dozens of software systems.

Dr. Wagner serves as a board member and treasurer of Tiburon/Belvedere Residents to Support the Trails (TRUST).  He is the co-founder of the Product Development and Manufacturing Center at Oakland University.

Dr. Wagner holds a Bachelor of Science in Computer Science and Electrical Engineering from Michigan State University, an M.S. in Computer Science and Statistics from Michigan State University, and a Ph.D.in Educational Psychology, Learning and Cognition, and Artificial Intelligence from Michigan State University.

Earl Bridges.  Earl Bridges serves as the president and chief executive officer of UGIV, LLC, where he will lead Uncommon’s Workplace Generosity business unit.  Mr. Bridges has more than 20 years of experience in the nonprofit space. In 2009, Mr. Bridges founded Good Done Great, an industry pioneer in corporate grant management, employee giving, volunteer hour tracking, and employee engagement programs for large and small businesses. Founded in 2009 and headquartered in Charleston, South Carolina, Good Done Great serves more than 60 clients and over 2,000,000 employees.  In 2017, Good Done Great was sold to YourCause, which was acquired by Blackbaud in 2019 for approximately $157 million.

Following his exit, Mr. Bridges served as the host of a national PBS television show, THE GOOD ROAD, where he traveled the globe highlighting the stories of individuals making a difference in the most difficult situations.  With more than 25 million viewers, THE GOOD ROAD continues to be one of the most viewed television program focused on global philanthropy.  Throughout his career, Mr. Bridges has been a visible voice on the role of technology as a means for making sustainable change for good, and the role of profitable corporations to provide a triple-bottom line to their stakeholders.

Mr. Bridges received a Bachelor of Science in Accounting and a Masters in International Business Studies from the University of South Carolina.  He has been active with the Global Company Culture Association and serves on the board of Global Health Charities.

Family Relationships

Messrs. Ron Baldwin and Gene Baldwin are brothers.  In addition, Mr. Dave McMaster is Mr. Ron Baldwin’s son-in-law, and Mr. Steve Anderson is Mr. Gene Baldwin’s son-in-law.

Involvement in Certain Legal Proceedings

There are not presently any material pending legal proceedings to which the Company is a party or as to which any of its property is subject, and no such proceedings are known to the Company to be threatened or contemplated against it.

Our director and Chairman of the Board, Gene Baldwin, served on the board of directors of and had an investment in Garden Fresh, which filed for Chapter 7 bankruptcy on May 14, 2020 amid a prolonged shutdown of Garden Fresh’s restaurants due to the COVID-19 pandemic.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table represents information regarding the total compensation of the officers and directors of the Company for the fiscal year ended December 31, 2019:

Name and Principal Position	Cash Compensation	Other Compensation	Total Compensation
Ron Baldwin, Chief Executive Officer	$0	$0	$0
Gene Baldwin, Chairman of the Board	$0	$0	$0
David McMaster, President and General Counsel	$180,763	$0	$180,763
John Pileggi, Chief Investment Officer	$167,460	$17,036	$184,496
Robert Kennedy, Chief Financial Officer	$193,690	$24,511	$218,201

The aggregate annual compensation of the directors as a group for the last completed fiscal year was $0. There were six directors.

Ron Baldwin Employment Agreement

On June 25, 2020, we entered into an employment agreement with Mr. Ron Baldwin, effective as of that date. The summary of the employment agreement below does not contain complete descriptions of all provisions of this employment agreement.

Under the employment agreement, Mr. Baldwin receives an annual base salary of $250,000, effective as of January 1, 2021.  The compensation committee of the Board (the “Compensation Committee”) may assess and adjust this base salary upward on an annual basis in its sole discretion.  Mr. Baldwin is eligible to receive an annual bonus equal to 40% of his base salary, with the amounts of such bonuses to be determined by the Compensation Committee on an annual basis in its sole discretion.

The employment agreement also provides that Mr. Baldwin is eligible to participate in, or receive benefits under, any group health insurance plan, 401k plan, disability plan, group life plan and any other benefit or welfare program or policy that is made generally available, from time to time, to other employees of the Company, on a basis consistent with such participation and subject to the terms of the documents governing such plan, program or policy, as such plans, programs or policies may be modified, amended, terminated, or replaced from time to time by the Company, in its sole discretion.

In connection with the employment agreement, Mr. Baldwin agreed to confidentiality, non-competition, and intellectual property protection provisions.  Mr. Baldwin has retained the right to certain copyrighted material, but has granted the Company a perpetual, royalty-free license of such copyrighted material.

Gene Baldwin Employment Agreement

On June 25, 2020, we entered into an employment agreement with Mr. Gene Baldwin, effective as of that date. The summary of the employment agreement below does not contain complete descriptions of all provisions of this employment agreement.

Under the employment agreements, Mr. Baldwin receives an annual base salary of $125,000, effective as of January 1, 2021.  The Compensation Committee may assess and adjust this base salary upward on an annual basis in its sole discretion.  Mr. Baldwin is eligible to receive an annual bonus equal to 40% of his base salary, with the amounts of such bonuses to be determined by the Compensation Committee on an annual basis in its sole discretion.

The employment agreement also provides that Mr. Baldwin is eligible to participate in, or receive benefits under, any group health insurance plan, 401k plan, disability plan, group life plan and any other benefit or welfare program or policy that is made generally available, from time to time, to other employees of the Company, on a basis consistent with such participation and subject to the terms of the documents governing such plan, program or policy, as such plans, programs or policies may be modified, amended, terminated, or replaced from time to time by the Company, in its sole discretion.

Uncommon Giving Corporation 2020 Long-Term Incentive Plan

The following is a summary of the material terms of the Uncommon Giving Corporation 2020 Long-Term Incentive Plan (the “LTIP”).

Purpose

The LTIP permits us to grant an array of equity-based incentive awards to key employees, key contractors and outside directors. The purpose of the LTIP is to:

•increase the interests of recipients of awards under the LTIP in the Company’s welfare;

•advance the Company’s interests by attracting and retaining qualified employees, outside directors and other persons providing services to us and/or our related companies; and

•provide a means through which we may attract able persons as employees, contractors and outside directors.

Administration

The LTIP is generally administered by the Compensation Committee. Membership on the Compensation Committee is limited to independent directors, at least two of whom shall be “non-employee directors” in accordance with Rule 16b-3 under the Exchange Act and “outside directors” in accordance with Code Section 162(m). The Compensation Committee determines the recipients of awards, the types of awards to be granted and the applicable terms, provisions, limitations and performance requirements of such awards. The Compensation Committee also has the authority to conclusively interpret the LTIP and any award agreements under the LTIP, establish and revise rules and regulations relating to the LTIP and make any other determinations that it believes necessary for the administration of the LTIP. The Compensation Committee may delegate certain duties to one or more of our officers as provided in the LTIP.

Share Authorization

Subject to certain adjustments, the maximum number of shares of Common Stock that may be issued pursuant to awards under the LTIP is one million (1,000,000) shares. As of the date of this Offering Circular, 800,000 shares of Common Stock remained available for issuance pursuant to awards under the LTIP. Shares to be issued may be made available from authorized but unissued shares of Common Stock, shares held by the Company in its treasury, or shares purchased by the Company on the open market or otherwise. During the term of the LTIP, the Company will at all times reserve and keep enough shares available to satisfy the requirements of the LTIP. To the extent an award under the LTIP is cancelled, forfeited or expires, in whole or in part, the shares subject to such forfeited, expired or cancelled award may again be awarded under the LTIP. In the event that previously acquired shares are delivered to the Company in full or partial payment of the option price for the exercise of a stock option granted under the LTIP, the number of shares available for future awards under the LTIP shall be reduced only by the net number of shares issued upon the exercise of the stock option. Awards that may be satisfied either by the issuance of Common Stock or by cash or other consideration shall be counted against the maximum number of shares that may be issued under the LTIP only during the period that the award is outstanding or to the extent the award is ultimately satisfied by the issuance of shares. Awards will not reduce the number of shares that may be issued pursuant to the LTIP if the settlement of the award will not require the issuance of shares, as, for example, a stock appreciation right that can be satisfied only by the payment of cash.

Eligibility

Any employee (including an employee who is also a director or an officer), contractor or outside director of the Company whose judgment, initiative and efforts contributed or may be expected to contribute to the successful performance of the Company or its subsidiaries is eligible to receive awards under the LTIP. The Committee, upon its own action, may grant, but shall not be required to grant, an Award to any Employee, Contractor or Outside Director.  Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine.  The Compensation Committee will, in its sole discretion, select the employees, contractors, and outside directors who will participate in the LTIP. As of the date of this Offering Circular, the Company employed a total of 20 persons, including 14 full-time employees, and had five outside directors.

Types of Awards

The LTIP provides for grants of nonqualified stock options (“NQSOs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance awards, dividend equivalent rights, and other awards.

•Stock Options. A stock option is a contractual right to purchase shares at a future date at a specified exercise price. The per share exercise price of a stock option is determined by our Compensation Committee and many not be less than the fair market value of a share of our Common Stock on the grant date. The Compensation Committee will determine the terms of each stock option at the time of grant, including without limitation, the methods by or forms in which shares will be delivered to participants, the expiration date of each option (which may not exceed ten years from the grant date), the times at which each option will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment or service.

•SARs. A SAR represents a contractual right to receive, in cash or shares, an amount equal to the appreciation of one share of our Common Stock from the grant date. The grant price of a SAR cannot be less than the fair market value of a share of our Common Stock on the grant date. The Compensation Committee will determine the terms of each SAR at the time of the grant, including without limitation, the methods by or forms in which the value will be delivered to participants (whether made in shares of Common Stock, in cash or in a combination of both), the expiration date of each SAR (which may not exceed 10 years from the grant date), the times at which each SAR will be exercisable, and provisions requiring forfeiture of unexercised SARs at or following termination of employment or service.

•Restricted Stock. Restricted stock is an award of shares of our Common Stock that are subject to restrictions on transfer and a substantial risk of forfeiture because of termination of service or failure to achieve certain performance conditions. Shares of restricted stock may be subject to restrictions that do not permit the holder to sell, transfer, pledge or assign his shares. The Compensation Committee determines the eligible participants to whom, and the time or times at which, grants of restricted stock will be made, the number of shares to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the attainment of performance goals (as described below), continuous service with the Company, the passage of time or other restrictions or conditions.

•RSUs. RSUs represent a contractual right to receive the value of shares of our Common Stock at a future date, subject to specified vesting and other restrictions determined by the Compensation Committee. The Compensation Committee determines the eligible participants to whom, and the time or times at which, grants of RSUs will be made, the number of units to be granted, the price to be paid, if any, the time or times within which the units will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the attainment of performance goals (as described below), continuous service with the Company, the passage of time or other restrictions or conditions. The value of the RSUs may be paid in shares of Common Stock, cash, or a combination of both, as determined by the Compensation Committee.

•Performance Awards. Performance awards, which may be denominated in cash or shares, are earned on the satisfaction of performance conditions specified by our Compensation Committee at the end of a specified performance period. The Compensation Committee determines the length of the performance period, the maximum payment value of an award, and the minimum performance goals required before payment will be made, so long as such provisions are not inconsistent with the terms of the LTIP, and to the extent an award is subject to Code Section 409A, are in compliance with the applicable requirements of Code Section 409A and any applicable regulations or guidance.

•Dividend Equivalent Rights. Dividend equivalent rights represent the right of the participant to receive cash or stock equal in value to the dividends that would have been paid on the shares of Common Stock specified in the award if such shares were held by the participant. The terms and conditions of the dividend equivalent right shall be specified by the grant. Dividend equivalent rights may be settled in cash or shares of Common Stock, or a combination thereof.

•Other Awards. Our Compensation Committee is authorized to grant other forms of awards, based upon, payable in, or otherwise related to, in whole or in part, shares of Common Stock if the Compensation Committee determines that such other form of award is consistent with the purpose and restrictions of the LTIP.

Performance Measures

Awards of restricted stock, RSUs, performance awards and other awards under the LTIP may be made subject to the attainment of “performance goals” relating to one or more business criteria used to measure the performance of the Company as a whole or any business unit of the Company, which may consist of one or more or any combination of the following criteria: cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational or other basis); operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; sales growth; price of the Company’s Common Stock; return on assets, equity or stockholders’ equity; market share; inventory levels, inventory turn or shrinkage; or total return to stockholders (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (i) extraordinary, unusual and/or non -recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases, or (v) other similar occurrences. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles, or under a methodology established by the Compensation Committee prior to the issuance of an award which is consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of the Company’s annual report or proxy statement.

Capital Adjustments

In the event that any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the fair value of an award, the Compensation Committee shall adjust any or all of the following so that the fair value of the award immediately after the transaction or event is equal to the fair value of the award immediately prior to the transaction or event:

•the number of shares and type of Common Stock (or other the securities or property) which thereafter may be made the subject of awards;

•the number of shares and type of Common Stock (or other securities or property) subject to outstanding awards;

•the number of shares and type of Common Stock (or other securities or property) specified as the annual per-participant limitation specified in the LTIP;

•the option price of each outstanding award;

•the amount, if any, the Company pays for forfeited shares of Common Stock; and

•the number of, or SAR price of, shares of Common Stock then subject to outstanding SARs previously granted and unexercised under the plan, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance shall remain subject to exercise at the same aggregate SAR price, provided that the number of shares of Common Stock (or other securities or property) subject to any award shall always be a whole number.

Notwithstanding the foregoing, no adjustment shall be made or authorized to the extent that such adjustment would cause the LTIP or any award to violate Code Section or Code Section 409A. All such adjustments must be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject.

Vesting; Termination of Service

The Compensation Committee, in its sole discretion, may determine that an award will be immediately vested in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its grant date, or until the occurrence of one or more specified events, subject in any case to the terms of the LTIP. If the Compensation Committee imposes conditions upon vesting, then, except as otherwise provided below, subsequent to the grant date the Compensation Committee may, in its sole discretion, accelerate the date on which all or any portion of the award may be vested.

Change in Control

Except as otherwise provided by the following provision, or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, in the event of any merger, consolidation or share exchange pursuant to which the Company is not the surviving or resulting corporation, there shall be substituted for each share of Common Stock subject to the unexercised portions of outstanding Incentives, that number of shares of each class of stock or other securities or that amount of cash, property, or assets of the surviving, resulting or consolidated company which were distributed or distributable to the stockholders of the Company in respect to each share of Common Stock held by them, such outstanding Incentives to be thereafter exercisable for such stock, securities, cash, or property in accordance with their terms.

Cancellation of Incentives

 Notwithstanding the foregoing, and except as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, all Incentives granted hereunder may be canceled by the Company, in its sole discretion, as of the effective date of any Change in Control, merger, consolidation or share exchange, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or of any proposed sale of all or substantially all of the assets of the Company, or of any dissolution or liquidation of the Company, by either:

(a)giving notice to each holder thereof or his personal representative of its intention to cancel those Incentives for which the issuance of shares of Common Stock involved payment by the Participant for such shares, and permitting the purchase during the thirty (30) day period next preceding such effective date of any or all of the shares of Common Stock subject to such outstanding Incentives, including in the Board’s discretion some or all of the shares as to which such Incentives would not otherwise be vested and exercisable; or

(b)in the case of Incentives that are either (i) settled only in shares of Common Stock, or (ii) at the election of the Participant, settled in shares of Common Stock, paying the holder thereof an amount equal to a reasonable estimate of the difference between the net amount per share payable in such transaction or as a result of such transaction, and the price per share of such Incentive to be paid by the Participant (hereinafter the “Spread”), multiplied by the number of shares subject to the Incentive.  In cases where the shares constitute, or would after exercise, constitute Restricted Stock, the Company, in its discretion, may include some or all of those shares in the calculation of the amount payable hereunder.  In estimating the Spread, appropriate adjustments to give effect to the existence of the Incentives shall be made, such as deeming the Incentives to have been exercised, with the Company receiving the exercise price payable thereunder, and treating the shares receivable upon exercise of the Incentives as being outstanding in determining the net amount per share.  In cases where the proposed transaction consists of the acquisition of assets of the Company, the net amount per share shall be calculated on the basis of the net amount receivable with respect to shares of Common Stock upon a distribution and liquidation by the Company after giving effect to expenses and charges, including but not limited to taxes, payable by the Company before such liquidation could be completed.

Transferability

Awards under the LTIP generally may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution, provided that the Compensation Committee may permit transfers to or for the benefit of the participant’s immediate family members.

Indemnification

No member of the Board or the Compensation Committee, nor any officer or employee of the Company acting on behalf of the Board or the Compensation Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the LTIP, and all members of the Board and the Compensation Committee, each officer of the Company, and each employee of the Company acting on behalf of the Board of Directors or the Compensation Committee will, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.

Effective Date and Expiration; Termination and Amendment

The LTIP became effective on June 23, 2020, and will terminate on June 23, 2030, unless it is terminated earlier by the Board. No awards may be made under the LTIP after its expiration date, but awards made prior thereto will continue to be effective in accordance with their terms and conditions. The Board may at any time and from time to time, without the consent of the participants, alter, amend, revise, suspend, or discontinue the LTIP in whole or in part. Our Board of Directors does not need stockholder approval to amend our LTIP unless required by any securities exchange or inter-dealer quotation system on which the Common Stock is listed or by applicable law. Unless required by law, no action by our Board of Directors regarding amendment or discontinuance of the LTIP may adversely affect any rights of any participants or obligations of the Company to any participants with respect to any outstanding award under the LTIP without the consent of the affected participant.

Federal Income Tax Consequences

The following is a brief summary of certain federal income tax consequences relating to the transactions described under the LTIP as set forth below. This summary does not purport to address all aspects of federal income taxation and does not describe state, local or foreign tax consequences. This discussion is based upon provisions of the Code and the treasury regulations issued thereunder, and judicial and administrative interpretations under the Code and treasury regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation.

•Law Affecting Deferred Compensation. In 2004, Section 409A was added to the Code to regulate all types of deferred compensation. If the requirements of Code Section 409A are not satisfied, deferred compensation and earnings thereon will be subject to tax as it vests, plus an interest charge at the underpayment rate plus 1% and a 20% penalty tax. Certain performance awards, stock options, stock appreciation rights, restricted stock units and certain types of restricted stock are subject to Code Section 409A.

•Non-qualified Stock Options. A participant generally will not recognize income at the time a NQSO is granted. When a participant exercises a NQSO, the difference between the exercise price and any higher market value of the shares on the date of exercise will be treated as compensation taxable as ordinary income to the participant. The participant’s tax basis for the shares acquired under a NQSO will be equal to the exercise price paid for such shares, plus any amounts included in the participant’s income as compensation. When a participant disposes of shares acquired by exercise of a NQSO, any amount received in excess of the participant’s tax basis for such shares will be treated as short-term or long-term capital gain, depending upon how long the participant has held the shares. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as short-term or long-term capital loss, depending upon how long the participant has held the shares.

•Special Rule if Exercise Price is Paid for in Shares of Common Stock. If a participant pays the exercise price of a NQSO with previously-owned shares of the Company’s Common Stock, the shares received equal to the number of shares surrendered are treated as having been received in a tax-free exchange. The participant’s tax basis and holding period for these shares received will be equal to the participant’s tax basis and holding period for the shares surrendered. The shares received in excess of the number of shares surrendered will be treated as compensation taxable as ordinary income to the participant to the extent of their fair market value. The participant’s tax basis in these shares will be equal to their fair market value on the date of exercise, and the participant’s holding period for such shares will begin on the date of exercise.

•Restricted Stock. A participant who receives restricted stock generally will recognize as ordinary income the excess, if any, of the fair market value of the shares granted as restricted stock at such time as the shares are no longer subject to forfeiture or restrictions, over the amount paid, if any, by the participant for such shares. However, a participant who receives restricted stock may make an election under Code Section 83(b) within 30 days of the date of transfer of the shares to recognize ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions on such shares) over the purchase price, if any, of such shares. If a participant does not make an election under Code Section 83(b), then the participant will recognize as ordinary income any dividends received with respect to such shares. At the time of sale of such shares, any gain or loss realized by the participant will be treated as either short-term or long-term capital gain (or loss) depending on the holding period. For purposes of determining any gain or loss realized, the participant’s tax basis will be the amount previously taxable as ordinary income, plus the purchase price paid by the participant, if any, for such shares.

•Stock Appreciation Rights. Generally, a participant who receives a SAR will not recognize taxable income at the time the SAR is granted, provided that the SAR is exempt from or complies with Code Section 409A. If a participant receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the recipient at the time it is received. If a participant receives the appreciation inherent in the SARs in stock, the spread between the then current market value and the grant price, if any, will be taxed as ordinary income to the employee at the time it is received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the exercise of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise.

•Other Awards. In the case of an award of RSUs, performance awards, dividend equivalent rights or other stock or cash awards, the recipient will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery, provided that the award is exempt from or complies with Code Section 409A. In that taxable year, the Company will receive a federal income tax deduction in an amount equal to the ordinary income which the participant has recognized.

•Federal Tax Withholding. Any ordinary income realized by a participant upon the exercise or grant of an award under the LTIP is subject to withholding of federal, state and local income tax and to withholding of the participant’s share of tax under the Federal Insurance Contribution Act and the Federal Unemployment Tax Act. To satisfy federal income tax withholding requirements, the Company will have the right to require that, as a condition to delivery of any certificate for shares, the participant remit to the Company an amount sufficient to satisfy the withholding requirements. Alternatively, the Company may withhold a portion of the shares (valued at fair market value) that otherwise would be issued to the participant to satisfy all or part of the withholding tax obligations or may, if the Company consents, accept delivery of shares with an aggregate fair market value that equals or exceeds the required tax withholding payment. Withholding does not represent an increase in the participant’s total income tax obligation, since it is fully credited toward his or her tax liability for the year. Additionally, withholding does not affect the participant’s tax basis in the shares. Compensation income realized and tax withheld will be reflected on Forms W-2 supplied by the Company to employees by January 31 of the succeeding year. Deferred compensation that is subject to Code Section 409A will be subject to certain federal income tax withholding and reporting requirements.

•Tax Consequences to the Company. To the extent that a participant recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Code Section 280G and is not disallowed by the $1,000,000 limitation on certain executive compensation under Code Section 162(m).

•Million Dollar Deduction Limit and Other Tax Matters. The Company may not deduct compensation of more than $1,000,000 that is paid to an individual who, on the last day of the taxable year, is either the Company’s principal executive officer or an individual who is among the three highest compensated officers for the taxable year (other than the principal executive officer or the principal financial officer). The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation, and only applies to compensation paid by a publicly-traded corporation (and not compensation paid by non-corporate entities). To the extent that the Company determines that Code Section 162(m) will apply to any awards granted pursuant to the LTIP, the Company intends that such awards will be constructed so as to constitute qualified performance-based compensation and, as such, will be exempt from the $1,000,000 limitation on deductible compensation.

If an individual’s rights under the LTIP are accelerated as a result of a change in control and the individual is a “disqualified individual” under Code Section 280G, then the value of any such accelerated rights received by such individual may be included in determining whether or not such individual has received an “excess parachute payment” under Code Section 280G, which could result in (i) the imposition of a 20% Federal excise tax (in addition to Federal income tax) payable by the individual on the value of such accelerated rights, and (ii) the loss by the Company of a compensation deduction.

Material Terms of SARs

We have awarded a total of 175,000 SARs to the following directors and executive officers under the LTIP as of the date of this Offering Circular.

Name	SARs
DeForest Soaries	10,000
Deborah Haynes	10,000
Phil Swatzell	10,000
Scott Reed	10,000
Steve Hovde	10,000
Dave McMaster	25,000
Robert Kennedy	25,000
Steve Anderson	25,000
Laura Graham	25,000
John Pileggi	25,000

SARs issued to directors and executive officers are subject to certain specified vesting conditions under the LTIP, as follows:

a.Twenty percent (20%) of the total SARs (rounded down to the nearest whole share) shall vest and become exercisable on the first anniversary of the Date of Grant, provided the Participant is employed by (or, if the Participant is a Contractor or an Outside Director, is providing services to) the Company or a Subsidiary on that date.

b.An additional twenty percent (20%) of the total SARs (rounded down to the nearest whole share) shall vest and become exercisable on the second anniversary of the Date of Grant, provided the Participant is employed by (or, if the Participant is a Contractor or an Outside Director, is providing services to) the Company or a Subsidiary on that date.

c.An additional twenty percent (20%) of the total SARs (rounded down to the nearest whole share) shall vest and become exercisable on the third anniversary of the Date of Grant, provided the

Participant is employed by (or, if the Participant is a Contractor or an Outside Director, is providing services to) the Company or a Subsidiary on that date.

d.An additional twenty percent (20%) of the total SARs (rounded down to the nearest whole share) shall vest and become exercisable on the fourth anniversary of the Date of Grant, provided the Participant is employed by (or, if the Participant is a Contractor or an Outside Director, is providing services to) the Company or a Subsidiary on that date.

e.The remaining total SARs shall vest and become exercisable on the fifth anniversary of the Date of Grant, provided the Participant is employed by (or, if the Participant is a Contractor or an Outside Director, is providing services to) the Company or a Subsidiary on that date.

f.Notwithstanding the foregoing, in the event that (i) a Change in Control occurs or (ii) the Participant incurs a Termination of Service (A) due to his death or Total and Permanent Disability or (B) with the Company’s consent, for any other reason other than for Cause, provided that such Termination of Service occurs at least three years following the Date of Grant, then immediately prior to the effective date of such Change in Control or Termination of Service, as applicable, the total SARs not previously vested shall thereupon immediately become fully vested and exercisable, if not previously so exercisable.

The SARs may be settled in stock or cash in accordance with their terms.  Prior to the vesting of such SARs, the holders thereof will have no rights as stockholders with respect to such SARs, including voting rights or the right to receive dividends, dividend equivalents or distributions.  Any stock-settled vesting of such SARs will affect the capitalization of the Company.  See “CAPITALIZATION.”

Maximum Share Authorization Policy

The number of shares available for issuance under the LTIP shall at no time exceed 20% of the Company’s authorized and outstanding Common Stock, determined on a fully diluted basis.  The number of shares of Common Stock that may be satisfied by the issuance of shares of Common Stock shall only be counted against the maximum number of shares that may be issued under the LTIP during the period that any such award is outstanding or to the extent such award is satisfied by the issuance of shares.  If the settlement of an award does not require the issuance of shares, such award shall not reduce the number of shares that may be issued pursuant to the LTIP.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership of our Common Stock on a fully diluted basis as of November 23, 2020, and as adjusted to reflect the sale of Shares of our Common Stock offered under this Offering Circular, by (i) each of our directors and executive officers; (ii) all our directors and executive officers as a group; and (iii) any other securityholder who beneficially owns more than 10% of any class of our voting securities.  Unless otherwise specified, the address for each beneficial holder is 7033 E. Greenway Parkway, Suite 110, Scottsdale, AZ 85254.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class as of November 23, 2020(2)	Percent of Class after the Offering
Common Stock	Ron Baldwin(3)	375,000	19.08%	5.38%
Common Stock	Gene Baldwin(4)	135,000	6.87%	1.94%
Common Stock	Debbie Haynes(5)	122,000	6.21%	1.75%
Common Stock	Steve Hovde(6)	120,000	6.11%	1.72%
Common Stock	Scott Reed(7)	6,000	0.31%	0.09%
Common Stock	DeForest Soaries(8)	12,000	0.61%	0.17%
Common Stock	Phil Swatzell(9)	17,930	0.91%	0.26%
Common Stock	Robert Kennedy(10)	750	0.04%	0.01%
Common Stock	Dave McMaster	0	0.00%	0.00%
Common Stock	John Pileggi	0	0.00%	0.00%
Common Stock	Steve Anderson(11)	6,000	0.31%	0.09%
Common Stock	Laura Graham(12)	31,850	1.62%	0.46%
Common Stock	Chris Wagner	0	0.00%	0.00%
Common Stock	Earl Bridges	0	0.00%	0.00%
	All Directors and Officers as a group of fourteen (14)	826,530	42.06%	11.87%

(1) Shares of Common Stock beneficially owned and the respective percentages of beneficial ownership of shares assume the exercise of all warrants and other securities convertible into Common Stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of November 23, 2020, except as otherwise noted. Shares issuable pursuant to the exercise of warrants and other securities convertible into Common Stock exercisable within 60 days are deemed outstanding and held by the holder of such warrants or other securities for computing the percentage of outstanding shares beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding shares beneficially owned by any other person.

(2) These percentages have been calculated based on 1,964,949 shares of Common Stock outstanding as at November 23, 2020.

(3) Represents 350,000 shares of Common Stock and warrants to purchase up to 25,000 shares of Common Stock.

(4) Represents 125,000 shares of Common Stock and warrants to purchase up to 10,000 shares of Common Stock.

(5) Represents 100,000 shares of Common Stock and warrants to purchase up to 22,000 shares of Common Stock.

(6) Represents 100,000 shares of Common Stock and warrants to purchase up to 20,000 shares of Common Stock.

(7) Represents 5,000 shares of Common Stock and warrants to purchase up to 1,000 shares of Common Stock.

(8) Represents 10,000 shares of Common Stock and warrants to purchase up to 2,000 shares of Common Stock.

(9) Represents 13,900 shares of Common Stock and warrants to purchase up to 4,030 shares of Common Stock.

(10) Represents warrants to purchase up to 750 shares of Common Stock.

(11) Represents 5,000 shares of Common Stock and warrants to purchase up to 1,000 shares of Common Stock.

(12) Represents 25,500 shares of Common Stock and warrants to purchase up to 6,350 shares of Common Stock.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

We are party to various related-party transactions with certain directors, officers and various companies or entities affiliated with such directors and officers. A description of the material terms of interests of management and others in certain transactions is below.

Current Relationship of Certain of Our Officers with Uncommon Charitable Impact

Robert Kennedy, who currently serves as our Chief Financial Officer, Dave McMaster, who currently serves as our President and General Counsel, and an independent contractor of our Company also serve on the board of directors of Uncommon Charitable Impact. Their roles in both companies may create a conflict of interests in connection with our contractual relationship with Uncommon Charitable Impact.

Current Relationships of Our Chief Financial Officer and Certain of Our Directors with UGC Investment Holding LLC

Robert Kennedy, Scott Reed, who currently serves on our Board, and Phil Swatzell, who currently serves on our Board, each also serve as a Manager of UGC Investment Holding LLC. Their roles in both companies may create a conflict of interests in connection with our contractual relationship with UGC Investment Holding LLC.

Current Relationship of Our Director with InBank

Scott Reed also serves on the board of directors of InBank, our lender. His role in both companies may create a conflict of interest in connection with our loan agreement with InBank.

Cash Payment and Indemnification Agreement

In order to satisfy the conditions to the Lender’s entry into the Loan Agreement, Mr. Ron Baldwin personally guaranteed the repayment of the Company’s indebtedness to the Lender in accordance with the terms of the Loan Agreement and related documents (the “Baldwin Guaranty”). As consideration for providing the Lender with a personal guaranty, the Company agreed to issue cash payments to Mr. Baldwin in an annual aggregate amount of $30,000.00 per year until the expiration or earlier termination of the Loan Agreement, to be paid to Mr. Baldwin in monthly installments in the amount of $2,500.00 beginning on the first day of each calendar month immediately following the Lender’s extension of loans or other credit pursuant to the Loan Agreement (it being understood that, upon the expiration or earlier termination of the Loan Agreement, such monthly payments shall immediately cease, and the Company shall not be required to pay the remainder of the annual aggregate amount for the then-current calendar year).  The Company also entered into an indemnification agreement whereby the Company would indemnify Mr. Baldwin when and if the Baldwin Guaranty is invoked by the Lender.

Indemnification of Directors and Officers

Our Certificate of Incorporation and Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

DESCRIPTION OF CAPITAL STOCK

General

As of the date of this Offering Circular, our authorized capital stock includes 13 million shares of Common Stock, par value $0.001 per share, and two million shares of preferred stock, par value $0.001 per share.

Common Stock

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock and any contractual obligations, holders of our Common Stock will be entitled to receive dividends, if any, as may be declared from time to time by our Board out of legally available funds.  The rights of such holders are subject to the rights of any senior obligations issued by the Company, including the Company’s obligation to prepay any notes issued by the Company.  In addition, our loan agreement with InBank includes covenants limiting our ability to pay dividends or distributions on our capital stock.  See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Loan Agreements.”

Voting Rights

Except as required by law or matters relating solely to the terms of preferred stock, each outstanding share of Common Stock will be entitled to one vote on all matters submitted to a vote of Stockholders. Holders of shares of our Common Stock will have no cumulative voting rights. Except with respect to matters relating to the election and removal of directors on our Board and as otherwise provided in our Certificate of Incorporation, our Bylaws, or required by law, all matters to be voted on by our Stockholders will require the approval of a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. Directors will be elected by a plurality of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors.

Liquidation

In the event of the liquidation, dissolution or winding up of the Company, holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to Stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and Preferences

Holders of our Common Stock will have no preemptive, conversion, subscription or other rights, and there will be no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of our Common Stock may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Undesignated Preferred Stock

The Board may, without further action by our Stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges, and relative participating, optional or special rights as well as the qualifications, limitations or restrictions thereof, including, but not limited to:

•the designation of the series;

•the number of shares of the series, which the Board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•the dates at which dividends, if any, will be payable;

•the redemption rights and price or prices, if any, for shares of the series;

•the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company;

•whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•restrictions on the issuance of shares of the same series or of any other class or series; and

•the voting rights, if any, of the holders of the series.

Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our Common Stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of our Common Stock. Under specified circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. We may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our Common Stock and the market value of our Common Stock. Upon consummation of this Offering, there will be no shares of preferred stock outstanding and we have no present intention to issue any shares of preferred stock.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Certain Provisions of Delaware Law

Our Certificate of Incorporation and Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of our Company. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of our Company to first negotiate with the Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our Stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock under our Certificate of Incorporation will make it possible for our Board to issue preferred stock with super majority voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us or otherwise effect a change in control of our Company. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our Company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our Certificate of Incorporation and Bylaws provide that special meetings of the Stockholders may be called only by the majority of our Board, the president or by the secretary at the request of the holders of 50% or more of the outstanding shares of Common Stock. Our Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our Company.

Our Bylaws include advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the Stockholders. Our Bylaws allow the chairman of a meeting of the Stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.

Our Certificate of Incorporation provides that the Board is expressly authorized to make, alter, or repeal our Bylaws by the affirmative vote of a majority of the directors and that our stockholders may only adopt, amend or repeal our Bylaws with the approval of not less than a majority of the total voting power of all outstanding securities of the Company entitled to vote generally in the election of directors.

No Cumulative Voting

The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our Certificate of Incorporation provides otherwise, and our Certificate of Incorporation expressly provides that there will be no cumulative voting.

Action by Written Consent

Pursuant to Section 228 of the Delaware General Corporation Law, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the Company’s Certificate of Incorporation provides otherwise. Our Certificate of Incorporation provides that Stockholders may only act by written consent until the effective date of any registration statement for the sale of shares of stock in the Company (the “Trigger Date”).

Amendment Provisions

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our Bylaws will be able to be amended or repealed by a majority vote of our Board or the affirmative vote of the holders of a majority of the total voting power of all outstanding securities of the Company entitled to vote in an annual election of directors. In addition, the affirmative vote of the holders of a majority of the total voting power of all outstanding securities of the Company entitled to vote in an annual election of directors will be required to amend certain provisions of our Certificate of Incorporation prior to the Trigger Date. From and after the Trigger Date, the affirmative vote of the holders of at least 66 2⁄3% of the total voting power of all outstanding securities of the Company entitled to vote in annual election of directors will be required to amend certain provisions of our Certificate of Incorporation.

Authorized but Unissued Shares

The authorized but unissued shares of Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the national securities exchange. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management and possibly deprive the Stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Section 203 of the Delaware General Corporation Law

In our Certificate of Incorporation, we have elected not to be governed by Section 203 of the Delaware General Corporation Law. However, our Certificate of Incorporation contains provisions that are similar to Section 203. Specifically, our Certificate of Incorporation provides that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the person became an interested stockholder, unless:

•prior to the time the person became an interested stockholder, our Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding certain shares; or

•at or subsequent to the time the person became an interested stockholder, the business combination is approved by our Board and authorized at an annual or special meeting of Stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with affiliates and associates, owns or, within the previous three years owned, 15% or more of our voting stock. This provision could delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Up to 180-Day Restriction on Transfer After a Public Offering of the Securities

The Company at a future date may file a registration or offering statement with the SEC to facilitate a firm commitment underwritten initial public offering of its securities.  For the benefit of the Company, should such an initial public offering be made and should the managing underwriter of such offering require all one percent (1%) or greater equity holders to enter into a lock-up agreement not to exceed 180 days in length, any applicable Investors will be required to enter into such lock-up agreement and may not, without the prior written consent of the Company and such underwriter, sell, transfer or otherwise dispose of, or agree to sell, transfer, pledge, option or otherwise dispose of any securities of the Company.

LEGAL MATTERS

Certain legal matters with respect to the Shares offered hereby will be passed upon by Haynes and Boone, LLP in Dallas, Texas.

EXPERTS

No experts were employed on a contingent basis or otherwise, nor have they any material interest in the issuer or any of its affiliated companies, their members or their agents.

ADDITIONAL INFORMATION

We have filed with the SEC an Offering Statement under the Securities Act on Form 1-A regarding this Offering. This Offering Circular, which is part of the Offering Statement, does not contain all the information set forth in the Offering Statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. For further information about us and the Offering, we refer you to the Offering Statement and the exhibits and schedules filed therewith.  Statements contained in this Offering Circular regarding the contents of any document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement.

Upon the qualification of this Offering Statement, we will become subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are registered pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports and other information with the SEC. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. The SEC also maintains a website at www.sec.gov that contains reports, information statements and other information regarding issuers that file with the SEC.

You may also request a copy of these filings at no cost.  A request for information should be directed to:

Uncommon Giving Corporation

Director of Investor Relations

7033 E. Greenway Parkway, Suite 110

Scottsdale, AZ 85254

investorrelations@uncommon.today

(480) 590-5231

If you would like to request additional information, please do so as soon as possible. You should rely only on the information contained in this Offering Statement to determine whether to purchase Shares.

PART F/S

Report of Independent Auditors

To the Board of Directors and Stockholders

Uncommon Giving Corporation

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Uncommon Giving Corporation, which comprise the balance sheets as of December 31, 2019 and 2018, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31,

2019, and the period from inception (September 25, 2018) to December 31, 2018, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Uncommon Giving Corporation as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019, and for the period from inception (September 25, 2018) to December 31, 2018, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying consolidated financial statements have been prepared assuming that Uncommon Giving Corporation, will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has experienced losses and negative cash flows from operations since inception that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Phoenix, Arizona

September 21, 2020

UNCOMMON GIVING CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2019	2018

ASSETS
Current assets:
Cash and cash equivalents	$ 1,969,076	$ 368,835
Prepaid expenses	107,417	5,082
Total Current Assets	2,076,493	373,917
Property and equipment, net	1,754	2,651
Software license, net	375,000	475,000
Developed technology, net	3,430,356	215,653
Other intangible assets, net	154,654	29,500
Investment in equity investment	2,799,504	3,917,928
Other noncurrent assets	7,982	-
Total Assets	$ 8,845,743	5,014,649

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$ 246,066	$ 285,806
Accrued license fee	250,000	500,000
Accrued payroll expenses	74,054	7,672
Other accrued expenses	132	25,774
Total Current Liabilities	570,252	819,252
Long-term debt	1,595,336	-
Total Liabilities	2,165,588	819,252

Commitments and contingencies (Note 9)

Stockholders’ Equity:

Preferred Stock, $0.001 par value; 2,000,000 Shares authorized;
No Shares Issued and outstanding	-	-

Common Stock, $0.001 par value; 13,000,000 shares authorized
1,507,000 and 800,000 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	1,507	800
Additional paid-in capital	11,751,792	4,713,105
Accumulated deficit	(5,073,144)	(518,508)
Total Stockholders’ Equity	6,680,155	4,195,397

Total Liabilities and Stockholders’ Equity	$ 8,845,743	$ 5,014,649

The accompanying notes are an integral part of the financial statements

UNCOMMON GIVING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

		For the Period from Inception
	Year Ended	(September 25, 2018) to
	December 31, 2019	December 31, 2018
Operating expenses
Research and development	$ 15,715	$ -
Selling, general and administrative	2,741,488	306,937
Amortization and depreciation	103,844	25,656
Total operating expenses	2,861,047	332,593

Interest expense	27,454	-
Loss on equity investment	1,666,135	185,915
Other expense	1,693,589	185,915
Loss before provision for income taxes	4,554,636	518,508
Provision for income tax	-	-
Net Loss	$ 4,554,636	$ 518,508

The accompanying notes are an integral part of the financial statements

UNCOMMON GIVING CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the period from inception (September 25, 2018) to December 31, 2018 and the year ended December 31, 2019

	Share	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total

Balance at September 25, 2018	-	$ -	$ -	$ -	$ -
Issuance of common stock	800,000	800	4,999,500	-	5,000,300
Cost of issuance of common stock			(286,395)	-	(286,395)
Net loss			-	(518,508)	(518,508)
Balance at December 31, 2018	800,000	$ 800	$ 4,713,105	$ (518,508)	$ 4,195,397
Issuance of common stock	707,000	707	7,069,293	-	7,070,000
Cost of issuance of common stock			(96,985)	-	(96,985)
Issuance of common stock warrants			66,379	-	66,379
Net loss				(4,554,636)	(4,554,636)
Balance at December 31, 2019	1,507,000	$ 1,507	$ 11,751,792	$ (5,073,144)	$ 6,680,155

The accompanying notes are an integral part of the financial statements

UNCOMMON GIVING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended December 31, 2019	For the Period from Inception (September 25, 2018) to December 31, 2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$ (4,554,636)	$ (518,508)

Adjustments to reconcile net loss to net cash from operations activities
Depreciation and amortization	103,844	25,656
Loss on equity investment	1,666,135	185,915
Net change in:
Prepaid expense	(102,335)	(5,082)
Other assets	(7,982)	-
Accounts payable	(39,740)	285,806
Accrued payroll expenses	66,382	7,672
Other accrued expenses	(275,642)	25,774
Net cash from operating activities	(3,143,974)	7,233

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	-	(2,807)
Investment in trademarks	(4,516)	-
Investment in platform software	(3,214,703)	(215,653)
Investment in other intangibles	(123,585)	(30,000)
Investment in equity investment	(547,711)	(2,853,843)
Net cash from investing activities	(3,890,515)	(3,102,303)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	1,595,336	-
Sale of common stock shares	7,070,000	3,750,300
Issuance of warrants	66,379	-
Capital raise costs	(96,985)	(286,395)
Net cash from financing activities	8,634,730	3,463,905

Net increase in cash and cash equivalents	1,600,241	368,835
Cash and cash equivalents at the beginning of period	368,835	-
Cash and cash equivalents at the end of the period	$ 1,969,076	$ 368,835
Cash paid during the period for:
Interest	$ 25,608	-
Income taxes	$ -	-

Non-cash investing and financing activities:
License fee payable	-	$ 500,000
Equity interest contributed in lieu of cash for issuance of common shares	-	$ 1,250,000

The accompanying notes are an integral part of the financial statements

Uncommon Giving Corporation

Notes to Financial Statements

Note 1. Organization and Nature of Business

Uncommon Giving Corporation (the “Company”), a corporation, was formed in the state of Delaware on September 25, 2018. The Company is a holding company formed to hold equity interests currently consisting of 100% ownership in entities that have strategic and synergistic value to collaboratively deliver its vision of providing individuals the opportunity to continue “Doing Good in Uncommon Ways.” The Company’s mission is to help people in need while providing an extraordinary giving experience to donors (“Donors”) as well as verified non-profit organizations that can identify critical financial needs and recommend appropriate solutions (“NPOs”) via the products and services offered by its portfolio companies. The Company’s business strategy is to create a fully integrated Uncommon Generosity Ecosystem to encourage, request, fulfill, transmit, and appreciate gifts by (i) the sharing of numerous inspiring stories and testimonies in uncommon ways, (ii) allowing a donor to discover a “curated” collection of NPOs that have demonstrable records of success pursuing causes about which that donor is most passionate, and (iii) streamlining and enhancing the giving process through the aggregation of new and existing technologies.

In March 2019, the Company formed UGIV, LLC (“UGIV”), a wholly-owned subsidiary.  UGIV is consolidated by the Company and was formed to commercialize the Uncommon Giving Platform.  The giving platform is designed to draw attention to potential recipients of gifts and facilitate giving transactions in an efficient and trustworthy manner.

In March 2019, the Company formed Uncommon Investment Advisors LLC (“Uncommon Investment Advisors”), a wholly-owned subsidiary.  Uncommon Investment Advisors is consolidated by the Company and was formed to serve as an investment advisor to investment companies and manage investment accounts.

Note 2. Liquidity, Capital Resources and Going Concern

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), which contemplate continuation of the Company as a going concern. As of December 31, 2019, the Company has an accumulated deficit of $5,073,144.  For the year ended December 31, 2019 and period from inception (September 25, 2018) through December 31, 2018, the Company had net losses of $4,554,636 and $518,508, respectively.

The Company is a pre-revenue business and has funded its operations primarily from proceeds of sales of its equity securities, unsecured non-convertible debt and common stock warrants. Additional financing will be required to continue to fund the ongoing working capital requirements of the Company’s business model. In 2019, the Company raised approximately $7.0 million of capital through the sale of common stock and common stock warrants and raised approximately $1.7 million through the issuance of non-convertible, unsecured promissory notes and common stock warrants. In 2018, the Company raised approximately $5.0 million of capital through the sale of its equity securities.  Subsequent to December 31, 2019, the Company raised approximately $1.4 million in capital through the sale of its equity securities and approximately $0.9 million through the issuance of non-convertible, unsecured promissory notes and common stock warrants (see Note 15. Subsequent Events).

In April 2020, the Company secured a Paycheck Protection Program loan of approximately $0.2 million and also secured a $1.5 million debt facility (see Note 15 – Subsequent Events). The Company continually explores alternative means of financing its operations and seeks funding through various sources, including equity securities offerings, debt offerings, and other strategic alliances and business transactions.

The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains and created significant volatility and disruption of financial markets. An extended period of economic disruption could materially affect the Company’s access to future capital and financial condition. The Company may not be able to obtain future capital when needed, the Company’s launch of its generosity platform may not be successful, and the Company cannot be certain at this time of the impact of the COVID-19 pandemic on its ability to raise additional capital. If the Company cannot obtain the necessary funding, it will need to delay, scale back or eliminate some or all of its activities, pursue monetizing its non-liquid assets, including its Investment in Equity Investment, consider various other strategic alternatives, including a merger or sale of the Company, or suspend or cease operations. Management believes the Company will be successful in its strategy; however, there are no assurances.

The Company has evaluated the guidance of Accounting Standards Codification (“ASC”) 205-40, Presentation of Financial Statements - Going Concern, in order to determine whether there is substantial doubt about its ability to continue as a going concern for one year from the date its financial statements are available to be issued. The Company has prepared its consolidated financial statements assuming that it will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net losses since inception and anticipates incurring additional losses until such time, if ever, that it can generate sufficient revenue from its products and services to cover its ongoing technology development and operating expenses. The Company’s ability to continue as a going concern for one year from September 21, 2020 is dependent upon its ability to raise capital, generate future profitable operations, and to obtain the necessary financing to meet its obligations and repay its liabilities arising from business operations when they come due.  These conditions raise substantial doubt regarding the Company’s ability to continue as a going concern.  These financial statements do not include any adjustments related to the recoverability and reclassification of the recorded assets or the amounts and classification of liabilities that might be necessary should the Company have to curtail operations or be unable to continue in existence that might result from the outcome of this uncertainty.

As of December 31, 2019, the Company had cash and cash equivalents of $2.0 million. In addition, the Company had outstanding accounts payable and accrued expenses of $0.6 million as of December 31, 2019. The Company expects its existing cash and cash equivalents as of December 31, 2019, together with the proceeds of $2.3 million the Company received through the sales of its securities and the issuance of its non-convertible, unsecured promissory notes and common stock warrants during 2020, the $0.2 million secured through the Paycheck Protection Program loan program, and the $1.5 million debt facility, will enable the Company to fund its operating expenses through the end of 2020.

Note 3. Summary of Significant Accounting Policies

Basis of accounting and presentation

The accompanying financial statements are prepared in accordance with U. S. GAAP. Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).  The financial statements are stated in U.S dollars, the Company’s reporting currency.  The consolidated financial statements include the accounts of the Company, UGIV and Uncommon Investment Advisors.  Intercompany transactions and balances have been eliminated in consolidation.

Use of estimates

The preparation of these financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

On an ongoing basis, the Company evaluates its estimates using historical experience and other factors, including the current economic environment. Significant items subject to estimates are assumptions used for purposes of determining the useful lives of property and equipment and intangible assets, other-than-temporary impairment of equity investment, the fair value of deferred tax assets, and the fair value of common stock warrants. Management believes its estimates to be reasonable under the circumstances, but actual results may differ from those estimates. Additionally, in the context of the ongoing global COVID-19 pandemic, while there was no material impact to the Company’s estimates in the current period, in future periods, facts and circumstances could change and impact its estimates.

Risks and uncertainties

The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. The Company limits cash investments to financial institutions with high credit standings; therefore, management believes there is no significant exposure to any credit risk in the Company’s cash and cash equivalents.  However, as of December 31, 2019, a substantial portion of the Company’s cash in depository accounts was in excess of the federal deposit insurance limits.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents at December 31, 2019.

Property and equipment

Individual property and equipment costing over $2,500 are capitalized and recorded at cost less accumulated depreciation. Depreciation expense is computed using the straight-line method over applicable useful lives of three (3) years for computers and peripheral equipment.  Expenditures for major improvements that extend the lives of property and equipment are capitalized while minor replacements, maintenance and repairs are expensed as incurred. Disposals are removed at cost less accumulated depreciation with any resulting gain or loss reflected in results of operations in the period of disposal.

Intangible assets

Amortizable intangible assets are amortized using the straight-line method over their respective estimated useful lives.  The Company reviews intangible assets and other long-lived assets for impairment if changes in circumstances or the occurrence of events suggest the remaining value may not be recoverable.

The Company’s intangible assets includes domain names, trademark costs, software licenses and the cost of internally developed software less accumulated amortization. Amortization expense is computed over the estimated useful life of fifteen (15) years for domain names and trademark costs and five (5) years for software.

Software development costs

The Company incurs software development costs to develop software programs to be used solely to meet internal needs and applications. The Company capitalizes development costs related to these software applications as an intangible asset.  Capitalization begins once the preliminary project stage is complete and it is probable that the project will be completed, and the software will be used to perform the intended function. Additionally, the Company capitalizes qualifying costs incurred for upgrades and enhancements to existing software that result in additional functionality. Costs related to preliminary project planning activities, post-implementation activities, maintenance and minor modifications are expensed as incurred. Internal-use developed software will be amortized on a straight-line basis, for both financial statement and tax purposes, over its estimated useful life of five (5) years beginning in 2020 when the software development project is substantially complete.

Equity investment in Technology Developer

To carry out its vision and mission, in 2018 the Company made a minority investment in a software-as-a-service company (“Technology Developer”) and entered into a license agreement and technology development agreement to design and develop the Uncommon Giving Platform. The Company’s investment in Technology Developer is recorded using the equity accounting method. The equity accounting method is used because the Company’s fully diluted minority ownership percentage in Technology Developer was greater than twenty percent (20%) and members of the Company’s management were on the board of directors of Technology Developer, which allowed for influence over the financial decisions of Technology Developer. Accordingly, the amounts reported in the accompanying balance sheet represent the original cost of the purchase of Series A.2 and A.3 Preferred Membership Units of Technology Developer less the Company’s proportional loss from Technology Developer’s 2018 and 2019 net losses. The Company evaluated its equity investments for impairment and did not identify any events or changes in circumstances that might have a significant adverse effect on the carrying value of this investment.

The following summarizes our investment:

	December 31, 2019		December 31, 2018
Equity Method Investments	Carrying Amount	Economic Interest	Carrying Amount	Economic Interest
Technology Developer	$2,799,504	25.7%	$3,917,928	25.1%

Equity Method Investments

The following summarizes the loss on equity investment related to our investment in the Technology Developer reflected in the consolidated statements of operations:

Entity	Year Ended December 31, 2019	For the Period from Inception (September 25, 2018) to December 31, 2018
Loss on equity investment	$1,666,135	$185,915

The summarized financial information presented below reflects the financial information of the Technology Developer as of and for the year ended December 31 of each year.

For the year ended December 31,

	2019	2018
Revenue	$4,445,382	$1,813,970
Net loss	$(6,216,186)	$(4,058,067)

As of December 31,

	2019	2018
Assets	$2,780,785	$3,709,965
Liabilities	$(5,663,349)	$(1,789,425)
Net Equity	$(2,882,564)	$1,920,540

The Company no longer holds this investment in Technology Developer, and the license agreement and technology development agreement are now terminated.  (See Footnote 15 – Subsequent Events.)

Impairment of long-lived assets

The Company considers long-lived assets, including intangibles, impaired if the sum of the expected future cash flows is less than the carrying amount of the asset. If impairment exists, an impairment loss is recognized by a charge against earnings equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. If impairment of an asset is recognized, the carrying amount of the asset is reduced by the amount of the impairment, and a new cost for the asset is established. Such new cost is depreciated over the asset’s remaining useful life. No impairment was recognized as of December 31, 2019.

Common stock warrants

Under the Company’s previous equity private placement memorandum (the “Prior Equity PPM”), the Company sold securities of the Company for $10.00 per unit. Each unit consisted of one share of common stock and an attached warrant to purchase 0.2 shares of common stock. The Company was obligated to issue warrants that allow investors to purchase 100,000 shares of common stock at December 31, 2018 and an additional 141,400 shares of common stock at December 31, 2019. These warrants are exercisable at $10.00 per share on or before March 31, 2025.

In 2019, the Company issued a debt private placement memorandum (the “Prior Debt PPM”) for non-convertible, unsecured promissory notes. Under the terms of the Debt PPM, the Company issued warrants to purchase one share of the Company’s common stock for each $100.00 in principal amount of the notes at $10.00 per share. These warrants are exercisable on or before March 31, 2025. At December 31, 2019, the Company was obligated to issue warrants that allow investors to purchase 16,600 shares of common stock.

The Company accounts for the warrants as either equity instruments, derivative liabilities, or liabilities in accordance with ASC 480 – Distinguishing Liabilities from Equity and ASC 815 – Derivatives and Hedging, depending on the specific terms of the warrant agreement. The warrants issued in connection with the Equity PPM contain a fixed strike price and are settled with a fixed number of the Company’s own equity instruments. These warrants are measured at fair value using the Black-Scholes valuation model on the grant date and accounted for as part of permanent equity.

The warrants issued in connection with the Debt PPM are accounted for as non-separable discounts to the underlying debt.  These warrants are measured at fair value using the Black-Scholes warrant valuation model on the grant date and amortized into interest expense using the effective interest method.

Income taxes

Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that has a greater than 50% likelihood of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

Realization of deferred tax assets associated with net operating loss carryforwards is dependent upon generating sufficient taxable income prior to their expiration. A valuation allowance to reflect management’s estimate of the temporary deductible differences that may expire prior to their utilization has been recorded at periods ended December 31, 2018 and 2019.

Subsequent events

Subsequent events are events or transactions that occur after the balance sheet date but before the financial statements are available to be issued. The Company recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the financial statements. The Company’s financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before financial statements are available to be issued. The Company has evaluated subsequent events through September 21, 2020, which is the date the financial statements became available to issue. See Note 15 for a discussion of the subsequent events not otherwise disclosed in other footnotes.

Note 4. Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). Based on the new standard, lessees recognize lease assets and lease liabilities for leases classified as operating leases under previous U.S. GAAP and disclose qualitative and quantitative information about leasing arrangements with terms longer than 12 months. The adoption requires recording right-of-use assets and corresponding lease obligation liabilities for the current operating leases.  The standard will become effective for the Company for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022.  The delayed effective date is due to FASB acknowledging the operational challenges faced by companies in the current pandemic.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. Additionally, the FASB issued ASU No. 2019-04, Codification Improvements to Topic 326, in April 2019 and ASU No. 2019-05, Financial Instruments – Credit Losses (Topic 326) – Targeted Transition Relief, in May 2019. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The standard will become effective for the Company for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years.

Note 5. Property and Equipment

Property and equipment consisted of the following at December 31:

	Estimate useful life in years	2019	2018
Office furniture and equipment	3	$2,807	$2,807
Less accumulated depreciation		(1,053)	(156)
Property and equipment, net		$1,754	$2,651

The following table summarizes the Company’s depreciation expense for the year ended December 31, 2019 and for the period from inception (September 25, 2018) to December 31, 2018:

	2019	2018
Depreciation expense	$897	$156

Note 6. Intangible Assets

Intangible assets consisted of the following at December 31:

	2019
	Estimate useful life in years	Gross carrying amount	Accumulated amortization	Net carrying value
Domain names	10	$42,700	$(3,180)	$39,520
Trademarks	10	4,517	(180)	4,337
Software license	5	500,000	(125,000)	375,000
Developed technology (1)	5	3,430,356		3,430,356
Developed content (1)	5	105,635		105,635
Other	5	5,250	(88)	5,162
		$4,088,458	$(128,448)	$3,960,010

	2018
	Estimate useful life in years	Gross carrying amount	Accumulated amortization	Net carrying value
Domain names	10	$30,000	$(500)	$29,500
Software license	5	500,000	(25,000)	475,000
Developed technology (1)	5	215,653		215,653
		$745,653	$(25,500)	$720,153

(1)Developed technology and content will be amortized beginning in 2020 when the software development project is substantially complete.

The following table summarizes the Company’s amortization expense for the year ended December 31, 2019 and for the period from inception (September 25, 2018) to December 31, 2018:

	2019	2018
Amortization expense	$102,947	$25,500

Estimated amortization for intangible assets with definitive lives for the next five years ended December 31, and thereafter, is as follows:

Year Ended December 31,
2020	$340,005
2021	811,471
2022	811,471
2023	786,471
2024	711,383
Thereafter	499,209
$3,960,010

Note 7.License agreement with Technology Developer

In 2018, the Company entered into a license agreement with Technology Developer (the “Technology Developer License Agreement”) for the nonexclusive, nontransferable, nonsublicensable right to use Technology Developer’s software-as-a-service donor engagement platform (the “TD Platform”).

In consideration for the license, the Company was obligated to, and made, an investment in Technology Developer on or before December 31, 2018. In addition, the Company was obligated to pay a license fee totaling $500,000 in two equal payments. The first payment of $250,000 was due on or before December 15, 2018, and payment was made on January 3, 2019. The second payment was due on or before five business days following the launch of the Company’s consumer giving application which is planned to incorporate the TD Platform. In addition, the Company was obligated to pay Technology Developer a monthly user account fee based on the number of user accounts.

The agreement was set to terminate on October 1, 2023; provided, the Company had the exclusive right to extend the agreement for up to fifteen (15) additional years. Either party had the right to terminate the agreement in the event certain breaches remained uncured following receipt of written notice from the other party and the end of the cure period.

Subsequent to year end, the agreement was terminated.  (See Footnote 15 – Subsequent Events – Technology development settlement agreement with Technology Developer.)

Note 8. Long-term debt, net – Non-convertible, unsecured notes

In December 2019, the Company issued non-convertible, unsecured notes with the entire principal amount due on December 31, 2024, in the Debt PPM, which allows up to an aggregate principal amount of $5.0 million of debt to be issued. The notes bear 12.0% interest per annum on the principal amount, payable quarterly in arrears on January 2, April 1, July 1, and October 1 of each year, beginning on January 2, 2020.

The Company also issued to each investor a warrant to purchase one share of the Company’s common stock for each $100.00 principal amount of the notes. The estimated fair value of the warrants represents a discount to the carrying value of the notes (see Footnote 12 – Warrants).  At December 31, 2019, the outstanding principal amount is $1,660,000, with an unamortized discount of $64,664.

Note 9. Commitments and Contingencies

Consulting agreements

The Company enters into cancelable agreements with consultants to provide outside services.  The initial terms of these agreements are typically one year or less.

Technology development agreements

On October 1, 2018, the Company entered into a master services agreement with Technology Developer as an overall legal framework under which the Company can contract with Technology Developer for services which include non-exclusive consulting and development services (the “Technology Developer MSA”).  On February 18, 2020, the Company entered into a settlement agreement to terminate the Technology Developer MSA. On April 1, 2020, the terms of the settlement agreement were amended.  (See Footnote 15 – Subsequent Events – Technology development settlement agreement with Technology Developer.)

Based on the final terms, the Company has the following obligations, which were satisfied as of April 1, 2020:

2020	$585,800

Note 10. Leases

Operating Leases

The Company subleases its corporate office under a noncancelable operating lease.  Future minimum payments under the non-cancelable operating lease in effect as of December 31, 2019 is presented below:

Year Ended December 31, 2020	$46,393
Total future minimum payments under non-cancelable operating leases	$46,393

The following table summarizes the Company’s non-cancelable operating lease expense for the year ended December 31, 2019.  The Company did not incur lease expense for the period from inception (September 25, 2018) to December 31, 2018:

2019

Non-cancelable operating lease expense	$62,641

Note 11. Common and Preferred Stock

The total number of shares the Company has the authority to issue is 15,000,000 shares, of which 13,000,000 shares are common, par value $0.001 per share (the “Common Shares”), and 2,000,000 shares are preferred, par value $0.001 per share (the “Preferred Shares”).

Common Shares

Each Common Share is entitled to: (a) one vote per share on all matters on which the Company’s shareholders are entitled to vote except matters that relate solely to Preferred Shares, (b) receive dividends and distributions as declared from time to time by the Board of Directors, and (c) receive liquidation proceeds, if any, on a per share basis remaining after all of the obligations of the Company has been fulfilled to its creditors and the holders of Preferred Shares, if any.

Preferred Shares

The Preferred Shares that have been designated are referred to as “blank check preferred stock” meaning the Board by resolution will from time to time establish the rights and preferences of the Preferred Shares, which may include designations, powers, preferences, and relative, participating, and other rights and preferences. To date, no Preferred Shares have been issued by the Company and the Preferred Shares have no conversion or redemption features.

Note 12. Warrants

In connection with the Company’s Equity PPM and Debt PPM, warrants were issued for the purchase of common stock. In 2018, the founders of the Company purchased 300,000 shares of common stock. There were no warrants issued related to these shares. The debt warrants are exercisable at $10.00 per common share and the equity warrants are exercisable at $2.00 per 0.2 common share on or before March 31, 2025. A summary of the outstanding common stock warrants is presented below:

	Number of Warrants	Number of Shares	Exercise Price per Warrant	Exercise Price per Common Stock

Outstanding as of Inception
(September 25, 2018)
Issued via Equity PPM	500,000	100,000	$ 2.00	$ 10.00
Exercised	-	-
Outstanding as of December 31, 2018	500,000	100,000
Issued via Equity PPM	707,000	141,400	$ 2.00	$ 10.00
Issued via Debt PPM	16,600	16,600	$ 10.00	$ 10.00
Exercised	-	-
Outstanding as of December 31, 2019	1,223,600	258,000

The fair value of the warrants is estimated on the date of grant using the Black-Scholes valuation model.  The following table indicates the assumptions used in estimating fair value:

	2018	2019
Expected warrant term	6.25	5.25
Expected volatility	50%	50%
Risk-free interest rate	2.51%	1.69%
Expected dividend yield	$0.00	$0.00
Per warrant fair value of warrants granted via Equity PPM	$0.88	$0.80
Per warrant fair value of warrants granted via Debt PPM	$4.42	$4.00

The estimated fair value of the warrants associated with the Company’s Equity PPM issued in 2018 and 2019 was $442,303 and $565,419, respectively.

The estimated fair value of the warrants associated with the Company’s Debt PPM issued during 2019 was $66,379 and is recorded as a discount against the long-term debt that will be amortized over the life of the promissory notes. For the year ended December 31, 2019, the Company amortized $1,715 to interest expense.

Note 13. Related Party Transactions

Related party transactions, other than those disclosed elsewhere in the financial statements, consist of the following:

Founders Ron Baldwin and Gene Baldwin

Mr. Ron Baldwin serves the Company as a Board director and its Chief Executive Officer, and Mr. Gene Baldwin serves as the Company’s Chairman of the Board. Neither individual received a salary or any other compensation for their services as of the date the financial statements were available to be issued; however, the Company has since entered into employment agreements with both Mr. Ron Baldwin and Mr. Gene Baldwin.  These employment agreements provide that both individuals will be paid compensation beginning January 2021. In addition, both individuals served as at-large managers on the Board of Managers of Technology Developer until their resignation on September 23, 2019.

Robert Kennedy

The Company employs Mr. Kennedy as its chief financial officer on an at-will basis. Mr. Kennedy also served on the Board of Managers of Technology Developer, having been elected to that position by Technology Developer’s common unitholders, until his resignation on February 18, 2020.  In addition, Mr. Kennedy serves on the board of directors of Uncommon Charitable Impact, Inc., an Arizona nonprofit corporation (“Uncommon Charitable Impact”), a separate organization which administers an account created to receive Donor funds and serve as a conduit through which Donors on the Uncommon Giving Platform can receive tax deductibility for their giving activity. The Company has a contractual relationship with Uncommon Charitable Impact.  His role in both companies may create a conflict of interests in connection with the Company’s strategic relationship with Uncommon Charitable Impact.

David McMaster

The Company employs Mr. McMaster as its President and Corporate Counsel on an at-will basis.  Mr. McMaster serves on the board of directors of Uncommon Charitable Impact, Inc.  The Company has a contractual relationship with Uncommon Charitable Impact and his role in both companies may create a conflict of interests in connection with the Company’s strategic relationship with Uncommon Charitable Impact.

Note 14. Income Tax Matters

The Company is required to pay federal and state income tax on taxable income. The Company has recorded a full valuation allowance against the deferred tax asset based on the “more likely than not” test as discussed in Note 2.

The Company estimates the federal and state gross net operating loss carryforwards to be approximately $7.1 million, respectively. The federal net operating loss carryforwards do not expire, and the state net operating loss carryforwards will begin to expire in 2038.

The financial statement provision for income taxes is different from the amounts computed by applying the United States federal statutory income tax rate of 21%.  The Company’s effective tax rate was 0% for the year ended December 31, 2019 and 0% from the period from inception (September 25, 2018) to December 31, 2018.  The difference between the effective tax rate and the statutory rates was primarily due to the change in the valuation allowance.

		From the period
		from inception
	Year Ended	(September 25, 2018)
	December 31, 2019	to December 31, 2018
Net deferred tax assets and tax liabilities, noncurrent:
Federal net operation loss carryfowards	$1,500,000	$578,900
Investment in partnership	(550,000)	(550,000)
State net operation loss carryforwards	350,000	135,100
Less valuation allowance	(1,300,000)	(164,000)
	$-	$-

The Company files income tax returns in the U.S. federal jurisdiction, and in the state of Arizona.  As of December 31, 2019, the Company has no uncertain tax positions.

Note 15. Subsequent Events

Technology development settlement agreement with Technology Developer

The Company entered into a final settlement agreement and release to terminate the Technology Developer MSA and the related Technology Developer License Agreement on February 18, 2020 and amended such settlement agreement on April 1, 2020.  The Company completed the fulfillment of its obligations under the settlement agreement on April 1, 2020.

Minority investment in Technology Developer

In January 2020, the Company’s fully diluted ownership investment in Technology Developer was decreased from greater than 20% to 16.1%. This decrease was caused by the issuance of additional Technology Developer Series A Preferred Units, resulting in the cessation of the equity method of accounting for this investment.

The Company recorded a proportional loss in the amount of $223,997 from Technology Developer’s financial results for the year ending December 31, 2020. As of February 18, 2020, the carrying amount of this investment was $2,632,657. Prospectively, the Company will measure the remaining equity interest at fair value using Level 3 fair value inputs, which are subjective and unobservable.   Assets and liabilities recorded at fair value are categorized based upon the level of judgment associated with the inputs used to measure their fair value.  Hierarchical levels, which are directly related to the amount of subjectivity associated with the inputs to the valuation of these assets and liabilities are as follows:

•Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company can access at the measurement date.

•Level 2 inputs are observable inputs other than quoted prices in active markets for identical assets or liabilities that the Company can access at the measurement date.

•Level 3 inputs are unobservable inputs for the asset or liability.

In order to estimate fair value in the equity investment, the Company will use Level 3 fair value inputs which are subjective and unobservable.  The equity interest is categorized as a Level 3 input because there is not an active market for an identical asset (Level 1) or observable inputs that can be corroborated by observable market data (Level 2).

As of March 31, 2020, the Company transferred all of its interest in the Technology Developer in exchange for a $5.0 million Secured Promissory Note issued by UGC Investment Holding LLC.  (See Footnote 15 – Subsequent Events – Variable Interest Entity (VIE) – UGC Investment Holding LLC).

Variable Interest Entity (VIE) – UGC Investment Holding LLC

On March 31, 2020, the entity of UGC Investment Holding LLC (“Holding”), a limited liability company, was formed in the state of Delaware. The Company does not hold a direct ownership interest in Holding; however, there is common ownership between the companies.  On the same date, the Company transferred all of the Units to UGC Investment Holding LLC (“Holding”), which was its wholly-owned subsidiary at the time of such transfer. As consideration for such transfer, Holding issued a secured promissory note to the Company in the principal amount of $5 million (the “Holding Note”). The Holding Note, dated as of March 31, 2020, provides for a five-year term and is secured against the Units. Interest on the Holding Note (a) accrues at a rate equal to the lesser of (i) the rate of interest per annum equal to eight percent (8%) or (ii) the maximum rate of interest which may be charged, contracted for, taken, received or reserved by the Company in accordance with applicable state law, and (b) shall be capitalized and added to the outstanding principal balance of the Holding Note on the first day of each calendar quarter (“PIK Interest”). Upon being capitalized and added to the then aggregate outstanding principal balance of the Holding Note, the PIK Interest will be treated as principal of the Holding Note.  Immediately after the transfer and the issuance of the Holding Note, the Company declared a special dividend of one Class A Unit of Holding and one Class B Unit of Holding per share of common stock of the Company (whether Class A common stock or Class B common stock, but excluding any unissued shares underlying any outstanding warrants issued by the Company) held by each of the holders of record of the Company’s common stock as of the close of business on March 31, 2020. The special dividend of Holding units constituted all the current outstanding equity of Holding.

The Company considers qualitative factors in assessing the primary beneficiary, which include the purpose and design of the VIE, the associated risks that the VIE creates and the activities that could be directed by the Company. The Holding Note is secured by all assets of Holding, and the interest will result in the Company absorbing portions of Holding’s expected losses or receive portions of Holding’s expected residual returns resulting from the proceeds from the Technology Developer Series A Preferred Units.  Since the Company will receive the primary benefits and risks of ownership in the pledged assets, the Company has determined it is the primary beneficiary of the pledged assets as of June 30, 2020 and will consolidate Holding in its financial statements after eliminating intercompany transactions.

Holding’s only assets are the Technology Developer Series A Preferred Units, with a net carrying value of $2,622,207 as of June 30, 2020. These assets are classified as non-current assets in these consolidated financial statements. The Company’s creditors have no claim against the Investment in Equity Investment in the event the Company defaults

on its obligations, rather the creditors’ claim would be only the Company’s assets, including the Holding Note.   Holding has no liability except the Holding Note issued to the Company, which was eliminated upon consolidation.  The Company pledged the Holding Note as collateral for the $1.5 million LOC Note.

Continuation of common equity and debt issuances

Subsequent to December 31, 2019, the Company raised an additional $1,424,710 under its Equity PPM through the issuance of 142,471 additional Common Shares and the issuance of 142,470 warrants for the purchase of Common Shares at $10.00 per share.  The Company also raised an additional $865,140 under its Debt PPM through the issuance of non-convertible, unsecured promissory notes and the issuance of 8,651 warrants for the purchase of Common Shares at $10.00 per share.

New offerings of common equity and debt under Section 506(c)

Subsequent to June 30, 2020, the Company commenced two new private placement offerings: an equity offering of up to $5.0 million, and a debt offering of up to $2.5 million. Under the Company’s current equity private placement memorandum (the “July 2020 Equity PPM”), the Company plans to sell securities of the Company for $10.00 per unit. Each unit consisted of one share of common stock and an attached warrant to purchase 0.2 shares of common stock. Under the Company’s new debt private placement memorandum (the “July 2020 Debt PPM”) for non-convertible, unsecured promissory notes, the Company plans to issue warrants to purchase one share of the Company’s common stock for each $100.00 in principal amount of the notes at $10.00 per share. As of the date that these financial statements were first allowed to be issued, the Company sold $100,000 under its July 2020 Equity PPM and $100,000 under its July 2020 Debt PPM.

Adoption of a long-term incentive plan

On June 30, 2020, the board of directors approved the formation of the Uncommon Giving 2020 Long-Term Incentive Plan (the “LTIP”).  The purpose of the LTIP is to attract and retain the services of key employees, key contractors, and outside directors of the Company and its subsidiaries and to provide such persons with a proprietary interest in the Company through the granting of nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights, and other awards.

The maximum number of Common Shares that may be delivered pursuant to the LTIP is 1,000,000 shares not to exceed 20% of issued and outstanding. During the term of the LTIP, the Company will keep available the number of Common Shares that will be sufficient to satisfy the requirements of the LTIP.

On July 1, 2020, the board granted awards for stock appreciation rights (“SARs”) totaling 218,000 Common Shares.  SARs granted under the plan generally expire ten years from the date of grant and vest 20% each year over a five-year period on each of the first five anniversaries from the date of grant. The Company, in its sole discretion, shall deliver to the participant the number of shares of common stock having an aggregate fair value as of the exercise date equal to the excess, if any, of the fair market value on the exercise date per share of common stock over the SAR price per share multiplied by the number of SARS being exercised.

Due to the Company’s intention to issue common shares for any SARs exercised, the Company will account for the SARs as equity awards.  The fair value of the SARs will be estimated on the date of grant using the Black-Scholes option valuation model. Compensation expense will be recognized on a straight-line basis over the five-year service period of the awards.

Debt Facility

In May 2020, the Company executed a promissory note (the “LOC Note”) in the amount of $1,500,000 payable to Inbank (the “Lender”).  The Company is required to make monthly interest payments on the LOC Note to the Lender and pay the full principal amount plus any accrued but unpaid interest outstanding under the LOC Note no later than May 26, 2021.

Paycheck Protection Program Loan

In April 2020, the Company borrowed $192,797 and entered into a promissory note for the same amount (the “PPP Note”) under the Paycheck Protection Program (“PPP”), which was established under the Coronavirus Aid Relief, and Economic Security Act of 2020 (the “CARES Act”). The PPP Note provided for an interest rate of 1.00% per year, matures two years after the issuance date and is forgivable if certain employee and compensation levels are maintained and the proceeds are used for qualifying purposes.  The Company intends to apply for loan forgiveness within the required timeframe.  As of June 30, 2020, the outstanding balance of the PPP Note was $192,797.

Leases

In June 2020, the Company entered into an agreement to lease office space with the initial term commencing on September 1, 2020 and expiring May 31, 2021.  Minimum payments under the non-cancelable operating lease total approximately $78,500.

Pandemic

In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. The COVID-19 pandemic has had significant adverse impacts on the U.S. and global economies. The Company is materially following the guidance of the CDC and/or the authorities of the various states where it conducts business, including modifications to employee work locations and employee travel. While the Company has not experienced significant disruptions to its current operations thus far from the COVID-19 pandemic, the extent to which the Company’s business and operations could be impacted throughout the remainder of 2020 will depend on future developments that are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, the re-emergence of a second outbreak in the fall or winter, new information that may emerge concerning the severity of the COVID-19 virus and the actions to contain the COVID-19 virus or treat its impact, among others. In addition, the Company’s business model depends on the acquisition of donors and their ongoing generosity. The widespread economic hardship and uncertainty resulting from the COVID-19 pandemic may lead to a significant decline in charitable donations. Additionally, the NPOs with whom the Company hopes to partner may be too overwhelmed by requests for aid to establish productive relationships with the Company and “claim” their profiles, which could reduce donor engagement. A reduction in donor engagement and donations could have a material adverse effect on the Company’s ability to generate revenue. Further, the Company depends on third-party vendors for software development and maintenance and data storage, and the effects of COVID-19 could interrupt these vendors. This could delay updates to, and maintenance of, the Company’s IT systems, which could lead to platform failures that could jeopardize the Company’s financial position and reputation. These disruptions and risks could have a material adverse effect on its business operations and financial position and harm its reputation. The Company will continue to monitor the situation closely, but given the uncertainty, management cannot estimate the impact of the COVID-19 pandemic on the Company’s financial condition or operations.

The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains and created significant volatility and disruption of financial markets. An extended period of economic disruption could materially affect the Company’s access to future capital and financial condition. No assurance can be given that future capital will be available when needed or that the Company’s launch of its generosity platform will be successful and the Company cannot be certain at this time of the impact of the COVID-19 pandemic on its ability to raise additional capital.

UNCOMMON GIVING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$ 2,128,603	$ 1,969,076
Receivables	626	-
Prepaid expenses	125,358	107,417
Total Current Assets	2,254,587	2,076,493
Property and equipment, net	1,286	1,754
Software license, net	-	375,000
Developed technology, net	4,835,492	3,430,356
Other intangible assets, net	221,785	154,654
Equity investment	2,622,207	2,799,504
Other noncurrent assets	7,523	7,982
Total Assets	$ 9,942,880	$ 8,845,743

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$ 390,525	$ 246,066
Accrued license fee	-	250,000
Accrued payroll expenses	13,003	74,054
Accrued interest expense	53,713	132
Debt, current	1,743,138	-
Total Current Liabilities	2,200,379	570,252
Long-term debt	2,162,865	1,595,336
Total Liabilities	4,363,244	2,165,588

Commitments and contingencies (Note 9)

Stockholders’ Equity:
Preferred Stock, $0.001 par value; 2,000,000 Shares authorized;
No Shares Issued and outstanding	-	-
Common Stock, voting, $0.001 par value; 13,000,000 shares authorized
1,606,971 and 1,507,000 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	1,607	1,507
Additional paid-in capital	12,714,418	11,751,792
Accumulated deficit	(7,136,389)	(5,073,144)
Total Stockholders’ Equity	5,579,636	6,680,155

Total Liabilities and Stockholders’ Equity	$ 9,942,880	$ 8,845,743

The accompanying notes are an integral part of the financial statements

UNCOMMON GIVING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Six Months Ended
	June 30, 2020	June 30, 2019

Revenue	$ 572	$ -

Operating expenses
Direct operating costs	58,457	-
Research and development	-	1,715
Selling, general and administrative	1,374,529	1,489,968
Amortization and depreciation	11,863	51,795
Total operating expenses	1,444,849	1,543,478

Other income	(108)	(53)
Interest expense	112,612	-
Loss on equity investment	177,297	655,270
Loss on asset disposal	329,167	-
Other (income) expense, net	618,968	655,217
Loss before provision for income taxes	2,063,245	2,198,695
Provision for income tax	-	-
Net Loss	$ 2,063,245	$ 2,198,695

The accompanying notes are an integral part of the financial statements

UNCOMMON GIVING CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
For the period December 31, 2018 to period ended June 30, 2020
(Unaudited)

			Additional	Accumulated
	Share	Common Stock	Paid-in Capital	Deficit	Total

Balance at December 31, 2018	800,000	$800	$4,713,105	($518,508)	$4,195,397
Issuance of common shares	409,500	410	4,094,590		4,095,000
Cost of issuance of common shares			(96,985)		(96,985)
Net loss				(2,198,695)	(2,198,695)
Balance at June 30, 2019	1,209,500	$1,210	$8,710,710	($2,717,203)	$5,994,717

Balance at December 31, 2019	1,507,000	$1,507	$11,751,792	($5,073,144)	$6,680,155
Issuance of common shares	99,971	100	999,610		999,710
Cost of issuance of common shares			(61,401)		(61,401)
Issuance of common stock warrants			24,417		24,417
Net loss				(2,063,245)	(2,063,245)
Balance at June 30, 2020	1,606,971	$1,607	$12,714,418	($7,136,389)	$5,579,636

The accompanying notes are an integral part of the financial statements

UNCOMMON GIVING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30, 2020	June 30, 2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$ (2,063,245)	$ (2,198,695)

Adjustments to reconcile net loss to net cash from operations activities
Depreciation and amortization	11,863	51,795
Loss on equity investment	177,297	655,270
Net change in:
Prepaid expense	(17,941)	(57,091)
Other assets	(167)	(8,440)
Accounts payable	144,459	115,956
Accrued payroll expenses	(61,051)	91,648
Other accrued expenses	53,582	(192,524)
Net cash from operating activities	(1,755,203)	(1,542,081)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in trademarks	-	(3,644)
Investment in platform software	(1,405,136)	(1,715,321)
Investment of technology license	116,667	-
Investment in other intangibles	(70,193)	(80,126)
Investment in equity investment	-	(547,712)
Net cash from investing activities	(1,358,662)	(2,346,803)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	567,529	-
Short-term debt	1,743,137	-
Sale of common stock shares	999,710	4,095,000
Issuance of warrants	24,417	-
Capital raise costs	(61,401)	(35,405)
Net cash from financing activities	3,273,392	4,059,595

Net cash increase in cash and cash equivalents	159,527	170,711
Cash and cash equivalents at the beginning of period	1,969,076	368,835
Cash and cash equivalents at the end of the period	$ 2,128,603	$ 539,546

Cash paid during the period for:
Interest	$ 52,085	$ -
Income taxes	$ -	$ -

The accompanying notes are an integral part of the financial statements

Uncommon Giving Corporation

Notes to Financial Statements

Note 1. Organization and Nature of Business

Uncommon Giving Corporation (the “Company”), a corporation, was formed in the state of Delaware on September 25, 2018. The Company is a holding company formed to hold equity interests currently consisting of 100% ownership in entities that have strategic and synergistic value to collaboratively deliver its vision of providing individuals the opportunity to continue “Doing Good in Uncommon Ways.” The Company’s mission is to help people in need while providing an extraordinary giving experience to donors (“Donors”) as well as verified non-profit organizations that can identify critical financial needs and recommend appropriate solutions (“NPOs”) via the products and services offered by its portfolio companies. The Company’s business strategy is to create a fully integrated Uncommon Generosity Ecosystem to encourage, request, fulfill, transmit, and appreciate gifts by (i) the sharing of numerous inspiring stories and testimonies in uncommon ways, (ii) allowing a donor to discover a “curated” collection of NPOs that have demonstrable records of success pursuing causes about which that donor is most passionate, and (iii) streamlining and enhancing the giving process through the aggregation of new and existing technologies.

In March 2019, the Company formed UGIV, LLC (“UGIV”), a wholly-owned subsidiary.  UGIV is consolidated by the Company and was formed to commercialize the Uncommon Giving Platform.  The giving platform is designed to draw attention to potential recipients of gifts and facilitate giving transactions in an efficient and trustworthy manner.

In March 2019, the Company formed Uncommon Investment Advisors LLC (“Uncommon Investment Advsisors”), a wholly-owned subsidiary. Uncommon Investment Advisors is consolidated by the Company and was formed to serve as an investment advisor to investment companies and manage investment accounts.

In March 2020, UGC Investment Holding LLC (“Holding”), a limited liability company, was formed.  The Company has determined it is the primary beneficiary of Holding and has consolidated the entity in its financial statements (see Footnote 7 – Variable Interest Entity (VIE).

Company liquidity

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), which contemplate continuation of the Company as a going concern. As of June 30, 2020, the Company had an accumulated deficit of $7,136,389 and cash and cash equivalents of $2,128,603.  For the six months ended June 30, 2020, the Company had a net loss of $2,063,245.  For the twelve months ended December 31, 2019, the Company had a net loss of $4,554,636.

The Company is a pre-revenue business and has funded its operations primarily from proceeds of sales of its equity securities, unsecured nonconvertible debt and warrants. Additional financing will be required by the Company to continue to fund the ongoing working capital requirements of the Company’s business model. For the six months ended June 30, 2020, the Company raised $999,710 of capital through the sale of common stock and warrants and $585,000 through the issuance of non-convertible, unsecured promissory notes and warrants.  In 2019, the Company raised $7,070,000 of capital through the sale of common stock and common stock warrants and raised $1,660,000 through the issuance of non-convertible, unsecured promissory notes and warrants.

In April 2020, the Company borrowed $192,797 and entered into a promissory note for the same amount (the “PPP Note”) under the Paycheck Protection Program (“PPP”), which was established under the Coronavirus Aid Relief, and Economic Security Act of 2020 (the “CARES Act”). The PPP Note provided for an interest rate of 1.00% per year, matures two years after the issuance date and is forgivable if certain employee and compensation levels are maintained and the proceeds are used for qualifying purposes.  The Company intends to apply for loan forgiveness within the required timeframe.  As of June 30, 2020, the outstanding balance of the PPP Note was $192,797.

In May 2020, the Company executed a promissory note (the “LOC Note”) in the amount of $1,500,000 payable to Inbank (the “Lender”).  The LOC Note carries a variable rate of interest of 0.0% above the Wall Street Journal Prime Rate with a minimum rate of interest of 4.0% per annum calculated on a 365/360 basis. The LOC Note carries a variable rate of interest of 0.0% above the Wall Street Journal Prime Rate with a minimum rate of interest of 4.0% per annum calculated on a 365/360 basis. The Company is required to make monthly interest payments on the LOC Note to the Lender and pay the full principal amount plus any accrued but unpaid interest outstanding under the LOC Note no later than May 26, 2021, the date on which the LOC Note matures.  As of June 30, 2020, the outstanding balance of the LOC Note was $1,500,000. If the entire principal amount were outstanding during the entire one-year term of the LOC Note, the Company would be obligated to pay a minimum aggregate annual interest payment of $60,833 at a current rate of 4.0%.

The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains and created significant volatility and disruption of financial markets. An extended period of economic disruption could materially affect the Company’s access to future capital and financial condition. The Company may not be able to obtain future capital when needed, the Company’s launch of its generosity platform may not be successful, and the Company cannot be certain at this time of the impact of the COVID-19 pandemic on its ability to raise additional capital.  If the Company cannot obtain the necessary funding, it will need to delay, scale back or eliminate some or all of its activities, pursue monetizing its non-liquid assets, including its Investment in Equity Investment, consider various other strategic alternatives, including a merger or sale of the Company, or suspend or cease operations. Management believes the Company will be successful in its strategy; however, there are no assurances.

The Company has evaluated the guidance of Accounting Standards Codification (“ASC”) 205-40, Presentation of Financial Statements - Going Concern, in order to determine whether there is substantial doubt about its ability to continue as a going concern for one year from the date its financial statements are available to be issued. The Company has prepared its consolidated financial statements assuming that it will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net losses since inception and anticipates incurring additional losses until such time, if ever, that it can generate sufficient revenue from its products and services to cover its ongoing technology development and operating expenses. The Company’s ability to continue as a going concern for one year from the date its financial statements are available to be issued is dependent upon its ability to raise capital, generate future profitable operations, and to obtain the necessary financing to meet its obligations and repay its liabilities arising from business operations when they come due.  These conditions raise substantial doubt regarding the Company’s ability to continue as a going concern.  These financial statements do not include any adjustments related to the recoverability and reclassification of the recorded assets or the amounts and classification of liabilities that might be necessary should the Company have to curtail operations or be unable to continue in existence that might result from the outcome of this uncertainty.

As of June 30, 2020, the Company had cash and cash equivalents of $2,218,603. In addition, the Company had outstanding accounts payable and accrued expenses of $457,241 as of June 30, 2020. During the month of July 2020, the Company raised an additional $425,000 under its Equity PPM and $280,140 under its Debt PPM. The Company expects its existing cash and cash equivalents as of June 30, 2020, and the monies raised in July 2020 will enable the Company to fund its operating expenses through the end of 2020.

Note 2. Summary of Significant Accounting Policies

Basis of accounting and presentation

The accompanying unaudited financial statements are prepared in accordance with U. S. GAAP for interim financial statements.  Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).  The financial statements are stated in U.S. dollars, the Company’s reporting currency.  These consolidated financial statements should be read in conjunction with the Company’s most recently prepared annual financial statements for the period ended December 31, 2019.

The consolidated financial statements include the accounts of the Company, UGIV, Uncommon Investment Advisors and Holding.  Intercompany transactions and balances have been eliminated in consolidation.

Use of estimates

The preparation of these financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

On an ongoing basis, the Company evaluates its estimates using historical experience and other factors, including the current economic environment. Significant items subject to estimates are assumptions used for purposes of determining the useful lives of property and equipment and intangible assets, other-than-temporary impairment of equity investment, the fair value of deferred tax assets, and the fair value of warrants. Management believes its estimates to be reasonable under the circumstances.  Despite the Company’s intention to establish accurate estimates and use reasonable assumptions, actual results may differ from those estimates. Additionally, in the context of the ongoing global COVID-19 pandemic, while there was no material impact to the Company’s estimates in the current period, in future periods, facts and circumstances could change and impact its estimates.

Risks and uncertainties

The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. The Company limits cash investments to financial institutions with high credit standings; therefore, management believes there is no significant exposure to any credit risk in the Company’s cash and cash equivalents.  However, as of June 30, 2020, a substantial portion of the Company’s cash in depository accounts was in excess of the federal deposit insurance limits.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents at June 30, 2020.

Property and equipment

Individual property and equipment costing over $2,500 are capitalized and recorded at cost less accumulated depreciation. Depreciation expense is computed using the straight-line method over applicable useful lives of three (3) years for computers and peripheral equipment.  Expenditures for major improvements that extend the lives of property and equipment are capitalized while minor replacements, maintenance and repairs are expensed as incurred. Disposals are removed at cost less accumulated depreciation with any resulting gain or loss reflected in results of operations in the period of disposal.

Intangible assets

Amortizable intangible assets are amortized using the straight-line method over their respective estimated useful lives.  The Company reviews intangible assets and other long-lived assets for impairment if changes in circumstances or the occurrence of events suggest the remaining value may not be recoverable.

The Company’s intangible assets includes domain names, trademark costs, software licenses and the cost of internally developed software less accumulated amortization. Amortization expense is computed over the estimated useful life of ten (10) years for domain names and trademark costs and five (5) years for software.

Software development costs

The Company incurs software development costs to develop software programs to be used solely to meet internal needs and applications. The Company capitalizes development costs related to these software applications as an intangible asset.  Capitalization begins once the preliminary project stage is complete and it is probable that the project will be completed, and the software will be used to perform the intended function. Additionally, the Company capitalizes qualifying costs incurred for upgrades and enhancements to existing software that result in additional functionality. Costs related to preliminary project planning activities, post-implementation activities, maintenance and minor modifications are expensed as incurred. Internal-use developed software will be amortized on a straight-line basis, for both financial statement and tax purposes, over its estimated useful life of five (5) years beginning in 2020 when the software development project is substantially complete.

License and Service Fees

UGIV’s relationship with Uncommon Charitable Impact is governed by (a) a License Agreement dated as of May 15, 2020 by and between UGIV and Uncommon Charitable Impact (the “License Agreement”), under which UGIV has granted Uncommon Charitable Impact certain non-exclusive, non-transferable, and non-sublicensable rights and licenses to access and use the Platform and, on a royalty free basis, UGIV’s tradenames and associated logos, and (b) a Master Services Agreement dated as of May 15, 2020 by and between UGIV and Uncommon Charitable Impact (the “MSA”) and the related Statements of Work pursuant to which UGIV provides certain technical, administrative and professional services to Uncommon Charitable Impact. Under the terms of the License Agreement, UGIV and Uncommon Charitable Impact will jointly own the user data generated through the Platform.

Under both agreements, UGIV is entitled to certain compensation. Under the License Agreement, UGIV is entitled to a license fee (the “License Fee”) equal to a fixed percentage of the dollar amount of each gift transacted on the Platform in each month; provided that the License Fee will not exceed for the subject month monies received by Uncommon Charitable Impact from normal operations (excluding donations) less (a) merchant services costs, (b) personnel costs, and (c) other operating costs (capped at $5,000 per month). Under the MSA, UGIV is entitled to a services fee (the “Services Fee”) equal to a fixed percentage of the dollar amount of the donations transacted on the Platform each month; provided that the Services Fee will not exceed for the subject month monies received by Uncommon Charitable Impact from normal operations (excluding donations) less (a) third party payment processor fees, (b) personnel costs, (c) other operating costs (capped at $5,000 per month), and (d) the monthly License Fee

Equity investment in Technology Developer

To carry out its vision and mission, in 2018 the Company made a minority investment in a software-as-a-service company (“Technology Developer”) and entered into a license agreement and technology development agreement to design and develop the Uncommon Giving Platform. The Company’s investment in Technology Developer was recorded using the equity accounting method. The equity accounting method was used because the Company’s fully diluted minority ownership percentage in Technology Developer was greater than twenty percent (20%) and members of the Company’s management were on the board of directors of Technology Developer, which allowed for influence over the financial decisions of Technology Developer.  During the first quarter of 2020, the Company’s fully diluted ownership investment in Technology Developer was decreased from greater than 20% to 16.1%. This decrease was caused by the issuance of additional Technology Developer Series A Preferred Units, resulting in the cessation of the equity method of accounting for this investment.

Accordingly, upon the discontinuance of equity method accounting, the original cost of the purchase of Series A.2 and A.3 Preferred Membership Units of Technology Developer less the Company’s proportional loss from Technology Developer’s 2018, 2019, and 2020 (through March 2020) losses from operations became the carrying amount of the investment.  The Company has determined the investment does not have a readily determinable fair value.  The Company is not aware of any observable price changes in orderly transactions of the investment. The Company evaluated its investment for impairment and did not identify any indicators that may have a significant adverse effect on the carrying value of this investment.  The carrying value of the investment at June 30, 2020 was $2,622,207.

Assets and liabilities recorded at fair value are categorized based upon the level of judgment associated with the inputs used to measure their fair value.  Hierarchical levels, which are directly related to the amount of subjectivity associated with the inputs to the valuation of these assets and liabilities are as follows:

•Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company can access at the measurement date.

•Level 2 inputs are observable inputs other than quoted prices in active markets for identical assets or liabilities that the Company can access at the measurement date.

•Level 3 inputs are unobservable inputs for the asset or liability.

In order to estimate fair value in the equity investment, the Company used Level 3 fair value inputs which are subjective and unobservable.  The equity interest is categorized as a Level 3 input because there is not an active market for an identical asset (Level 1) or observable inputs that can be corroborated by observable market data (Level 2).

The Company no longer holds this investment in Technology Developer, and the license agreement and technology development agreement are now terminated. As of March 31, 2020, the Company transferred all of its interest in Technology Developer in exchange for a $5.0 million Secured Promissory Note issued by UGC Investment Holding LLC.  The investment in Technology Developer is included in Equity Investment due to consolidation of UGC Investment Holding LLC as a variable interest entity (See Footnote 6 – License agreement with Technology Developer and Footnote 7 – Variable Interest Entity (VIE) – UGC Investment Holding LLC.)

Impairment of long-lived assets

The Company considers long-lived assets, including intangibles, impaired if the sum of the expected future cash flows is less than the carrying amount of the asset. If impairment exists, an impairment loss is recognized by a charge against earnings equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. If impairment of an asset is recognized, the carrying amount of the asset is reduced by the amount of the impairment, and a new cost for the asset is established. Such new cost is depreciated over the asset’s remaining useful life. No impairment was recognized as of June 30, 2020.

Common stock warrants

Under the Company’s previous equity private placement memorandum (the “Prior Equity PPM”), the Company sold securities of the Company for $10.00 per unit. Each unit consisted of one share of common stock and an attached warrant to purchase 0.2 shares of common stock. The Company was obligated to issue warrants that allow investors to purchase 100,000 shares of common stock at December 31, 2018 and an additional 141,400 shares of common stock at December 31, 2019. These warrants are exercisable at $10.00 per share on or before March 31, 2025.

In 2019, the Company issued a debt private placement memorandum (the “Prior Debt PPM”) for non-convertible, unsecured promissory notes. Under the terms of the Prior Debt PPM, the Company issued warrants to purchase one share of the Company’s common stock for each $100.00 in principal amount of the notes at $10.00 per share. These warrants are exercisable on or before March 31, 2025. At December 31, 2019, the Company was obligated to issue warrants that allow investors to purchase 16,600 shares of common stock.

The Company accounts for the warrants as either equity instruments, derivative liabilities, or liabilities in accordance with ASC 480 – Distinguishing Liabilities from Equity and ASC 815 – Derivatives and Hedging, depending on the specific terms of the warrant agreement. The warrants issued in connection with the Prior Equity PPM contain a fixed strike price and are settled with a fixed number of the Company’s own equity instruments. These warrants are measured at fair value using the Black-Scholes warrant valuation model on the grant date and accounted for as part of permanent equity.

The warrants issued in connection with the Prior Debt PPM are accounted for as non-separable discounts to the underlying debt.  These warrants are measured at fair value using the Black-Scholes valuation model on the grant date and amortized into interest expense using the effective interest method.

Revenue Recognition

On January 1, 2020, the Company adopted Financial Accounting Standards Board (“FASB”) Topic 606, “Revenue from Contracts with Customers” (“ASC 606”).  Results for reporting periods beginning on or after January 1, 2020 are presented under ASC 606.  Prior periods were not adjusted and the adoption of ASC 606 did not have any impact on the Company’s consolidated balance sheet as of June 30, 2020.

Platform fees

The Company will initially generate revenue from NPOs who receive donations and grants through our proprietary digital giving platform (the “Platform”).  Revenue will be generated through platform fees for use of the Platform. Revenues from platform fees are recognized at the point in time when a Donor makes a direct gift to an NPO or when a Donor makes a grant from their digital wallet to an NPO through the Platform.

For the six months ended June 30, 2020, the Company launched a limited beta release of the Uncommon Giving internet platform and recognized $572 in revenue from platform fees.

License and service fees

Uncommon Charitable Impact, Inc. (“Uncommon Charitable Impact”) is a separate nonprofit organization which administers the Donor’s Digital Wallet account.  Uncommon Charitable Impact receives donations from Donors through the Platform and grants donations to the designated nonprofit.  The relationship between UGIV and Uncommon Charitable Impact is governed by a license agreement (the “License Agreement”) and a Master Services Agreement (the “MSA”).  The License Agreement entitles UGIV to a License Fee computed as a fixed percentage of gifts transacted on the Platform each month and is capped based upon the level of monies Uncommon Charitable Impact received less certain expenses incurred by Uncommon Charitable Impact.  The MSA entitles UGIV to a service fee computed as a fixed percentage of donations transacted on the Platform each month and is capped based upon the level of monies Uncommon Charitable Impact received less certain expenses incurred by Uncommon Charitable Impact.

The MSA and License Agreement are similar in that the transaction price is variable and should be recognized at the later of when the related receipt of monies occurs or when the performance obligation is satisfied.  The Company will recognize revenue on a monthly basis as related receipt of monies activity has occurred and the performance obligation has simultaneously been satisfied.

Advisory fees

Uncommon Investment Advisors LLC (“Uncommon Investments”) is a wholly owned subsidiary of the Company that will offer investment products to Donors.  Uncommon Investments is a registered investment advisor and intends to offer investment advisory services with respect to exchange traded funds and direct indexed portfolios.  Uncommon Investments will typically assess investment advisory fees quarterly in advance, and therefore Uncommon Investments will record a contract liability at time of payment.

Uncommon Investments provides ongoing advisory services to Donors, and Donors simultaneously receive and consume the benefit provided by Uncommon Investments.  Therefore, Uncommon Investments transfers control of the service over time and will recognize revenue over the service period.

Income taxes

Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that has a greater than 50% likelihood of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

Realization of deferred tax assets associated with net operating loss carryforwards is dependent upon generating sufficient taxable income prior to their expiration. A valuation allowance to reflect management’s estimate of the temporary deductible differences that may expire prior to their utilization has been recorded at periods ended June 30, 2019 and June 30, 2020.

Subsequent events

Subsequent events are events or transactions that occur after the balance sheet date but before the financial statements are available to be issued. The Company recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the financial statements. The Company’s financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before financial statements are available to be issued. The Company has evaluated subsequent events through September 21, 2020, which is the date the financial statements became available to issue. See Note 15 for a discussion of the subsequent events not otherwise disclosed in other footnotes.

Note 3.  Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). Based on the new standard, lessees recognize lease assets and lease liabilities for leases classified as operating leases under previous U.S. GAAP and disclose qualitative and quantitative information about leasing arrangements with terms longer than 12 months. The adoption requires recording right-of-use assets and corresponding lease obligation liabilities for the current operating leases.  The standard will become effective for the Company for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022.  The delayed effective date is due to FASB acknowledging the operational challenges faced by companies in the current pandemic.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. Additionally, the FASB issued ASU No. 2019-04, Codification Improvements to Topic 326, in April 2019 and ASU No. 2019-05, Financial Instruments – Credit Losses (Topic 326) – Targeted Transition Relief, in May 2019. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The standard will become effective for the Company for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years.

Note 4. Property and Equipment

Property and equipment consist of the following:

	Estimate useful life in years	June 30, 2020	December 31, 2019
Office furniture and equipment	3	$2,807	$2,807
Less accumulated depreciation		(1,521)	(1,053)
Property and equipment, net		$1,286	$1,754

The following table summarizes the Company’s depreciation expense:

	For the Six Months Ended
	June 30,
	2020	2019
Depreciation expense	$468	$468

Note 5. Intangible Assets

Intangible assets consist of the following:

	June 30, 2020
	Estimate useful life in years	Gross carrying amount	Accumulated amortization	Net carrying value
Domain names	10	$48,207	$(5,485)	$42,722
Trademarks	10	4,516	(411)	4,105
Developed technology (1)	5	4,835,493		4,835,493
Developed content (1)	5	170,320		170,320
Other	5	5,250	(613)	4,637
		$5,063,786	$(6,509)	$5,057,277

	December 31, 2019
	Estimate useful life in years	Gross carrying amount	Accumulated amortization	Net carrying value
Domain names	10	$42,700	$(3,180)	$39,520
Trademarks	10	4,517	(180)	4,337
Software license (2)	5	500,000	(125,000)	375,000
Developed technology (1)	5	3,430,356		3,430,356
Developed content (1)	5	105,635		105,635
Other	5	5,250	(88)	5,162
		$4,088,458	$(128,448)	$3,960,010

(2)Developed technology and content will be amortized beginning in 2020 when the software development project is substantially complete.

(3)Software license terminated in 2020 (see Footnote 6 – License agreement with Technology Developer).

The following table summarizes the Company’s amortization expense:

	For the Six Months Ended
	June 30,
	2020	2019
Amortization expense	$11,395	$51,327

Future amortization expense during the remainder of 2020, the next four years and thereafter relating to intangible assets currently recorded in the Company’s balance sheet is estimated to be the following:

Remaining 2020	$336,882
2021	1,007,485
2022	1,007,485
2023	1,007,485
2024	1,007,397
Thereafter	690,543
$5,057,277

Note 6.License agreement with Technology Developer

In 2018, the Company entered into a license agreement (the “Technology Developer License Agreement”) and master services agreement (the “Technology Developer MSA”) with Technology Developer for the nonexclusive, nontransferable, nonsublicensable right to use Technology Developer’s software-as-a-service donor engagement platform (the “TD Platform”).

In consideration for the license, the Company was obligated to, and made, an investment in Technology Developer on or before December 31, 2018. In addition, the Company was obligated to pay a license fee totaling $500,000 in two equal payments. The first payment of $250,000 was due on or before December 15, 2018, and payment was made on January 3, 2019. The second payment was due on or before five business days following the launch of the Company’s consumer giving application which is planned to incorporate the TD Platform. In addition, the Company was obligated to pay Technology Developer a monthly user account fee based on the number of user accounts.

The Company entered into a settlement and release agreement to terminate the Technology Developer MSA and the related Technology Developer License Agreement on February 18, 2020 and amended such agreement on April 1, 2020.  The Company completed the fulfillment of its obligations under the agreement on April 1, 2020.

Note 7. Variable Interest Entity (VIE) – UGC Investment Holding LLC

On March 31, 2020, the entity of UGC Investment Holding LLC (“Holding”), a limited liability company, was formed in the state of Delaware. The Company does not hold a direct ownership interest in Holding; however, there is common ownership between the companies. On the same date, the Company transferred all of its interest in the Technology Developer Series A Preferred Units to Holding, which was its wholly-owned subsidiary at the time of such transfer. As consideration for such transfer, Holding issued a secured promissory note to the Company in the principal amount of $5 million (the “Holding Note”). The Holding Note, dated as of March 31, 2020, provides for a five-year term and is secured against the Units. Interest on the Holding Note (a) accrues at a rate equal to the lesser of (i) the rate of interest per annum equal to eight percent (8%) or (ii) the maximum rate of interest which may be charged, contracted for, taken, received or reserved by the Company in accordance with applicable state law, and (b) shall be capitalized and added to the outstanding principal balance of the Holding Note on the first day of each calendar quarter (“PIK Interest”). Upon being capitalized and added to the then aggregate outstanding principal balance of the Holding Note, the PIK Interest will be treated as principal of the Holding Note. Immediately after the transfer and the issuance of the Holding Note, the Company declared a special dividend of one Class A Unit of Holding and one Class B Unit of Holding per share of Common Stock of the Company (whether Class A common stock or Class B common stock, but excluding any unissued shares underlying any outstanding warrants issued by the Company) held by each of the holders of record of the Company’s Common Stock as of the close of business on March 31, 2020. The special dividend of Holding units constituted all the current outstanding equity of Holding.

The Company considers qualitative factors in assessing the primary beneficiary, which include the purpose and design of the VIE, the associated risks that the VIE creates and the activities that could be directed by the Company. The Holding Note is secured by all assets of Holding, and the interest will result in the Company absorbing portions of Holding’s expected losses or receive portions of Holding’s expected residual returns resulting from the proceeds from the Technology Developer Series A Preferred Units. Since the Company will receive the primary benefits and risks of ownership in the pledged assets, the Company has determined it is the primary beneficiary of the pledged assets as of June 30, 2020 and consolidated Holding in its financial statements. Upon consolidation there was no portion of equity attributable to the non-controlling interest.

Holding’s only assets are the Technology Developer Series A Preferred Units, with a net carrying value of $2,622,207 as of June 30, 2020. These assets are classified as non-current assets in these consolidated financial statements. The Company’s creditors have no claim against the Investment in Equity Investment in the event the Company defaults on its obligations, rather the creditors’ claim would be only the Company’s assets, including the Holding Note.   Holding has no liability except the Holding Note issued to the Company.  The Company pledged the Holding Note as collateral for the $1.5 million LOC Note (See Footnote 1 – Nature and Organization of Business).

Note 8. Long-term debt, net – Non-convertible, unsecured notes

In December 2019, the Company issued non-convertible, unsecured notes due on December 31, 2024, in the Debt PPM, which allows up to an aggregate principal amount of $5.0 million of debt to be issued. The notes bear 12.0% interest per annum on the principal amount, payable quarterly in arrears on January 2, April 1, July 1, and October 1 of each year, beginning on January 2, 2020.

The Company also issued to each investor a warrant to purchase one share of the Company’s common stock for each $100.00 principal amount of the notes. The estimated fair value of the warrants represents a discount to the carrying value of the notes (see Footnote 12 – Warrants).  At June 30, 2020, the outstanding principal amount is $2,245,000, with an unamortized discount of $82,134.

Note 9. Commitments and Contingencies

Leases

The Company leases office space under operating lease agreements having initial lease terms of less than one year (see Note 10 – Leases).

Consulting agreements

The Company enters into cancelable agreements with consultants to provide outside services.  The initial terms of these agreements are typically one year or less.

Note 10. Leases

Operating Leases

As of June 30, 2020, the Company leases office space under a noncancelable operating lease expiring May 31, 2021.

Future minimum payments under the non-cancelable operating lease in effect as of June 30, 2020 are:

Remaining 2020	$48,141
2021	43,607
Total	$91,748

The following table summarizes the Company’s non-cancelable operating lease expense for the six months ended June 30, 2020 and June 30, 2019 are as follows:

	Six Months Ended
	June 30, 2020	June 30, 2019
Non-cancelable operating lease expense	$39,765	$22,876

Note 11. Common and Preferred Stock

The total number of shares the Company has the authority to issue is 15,000,000 shares, of which 13,000,000 shares are common, par value $0.001 per share (the “Common Shares”), and 2,000,000 shares are preferred, par value $0.001 per share (the “Preferred Shares”).

Common Shares

Each Common Share is entitled to: (a) one vote per share on all matters on which the Company’s shareholders are entitled to vote except matters that relate solely to Preferred Shares, (b) receive dividends and distributions as declared from time to time by the Board of Directors, and (c) receive liquidation proceeds, if any, on a per share basis remaining after all of the obligations of the Company has been fulfilled to its creditors and the holders of Preferred Shares, if any.

Preferred Shares

The Preferred Shares that have been designated are referred to as “blank check preferred stock” meaning the Board by resolution will from time to time establish the rights and preferences of the Preferred Shares, which may include designations, powers, preferences, and relative, participating, and other rights and preferences. To date, no Preferred Shares have been issued by the Company.

Note 12. Warrants

In connection with the Company’s Equity PPM and Debt PPM, warrants were issued for the purchase of common stock. In 2018, the founders of the Company purchased 300,000 shares of common stock. There were no warrants issued related to these shares. The debt warrants are exercisable at $10.00 per common share and the equity warrants are exercisable at $2.00 per 0.2 common share on or before March 31, 2025. A summary of the outstanding common stock warrants is presented below:

	Number of Warrants	Number of Shares	Exercise Price per Warrant	Exercise Price per Common Stock

Outstanding as of December 31, 2019	1,223,600	258,000
Issued via Equity PPM	99,970	19,994	$ 2.00	$ 10.00
Issued via Debt PPM	6,651	6,651	$ 10.00	$ 10.00
Exercised	-	-
Outstanding as of June 30, 2020	1,330,221	284,645

The fair value of the warrants is estimated on the date of grant using the Black-Scholes warrant valuation model.  The following table indicates the assumptions used in estimating fair value:

Six Months Ended June 30, 2020

Expected warrant term	4.75
Expected volatility	50%
Risk-free interest rate	0.29%
Expected dividend yield	$0.00
Per warrant share fair value of warrants granted via Equity PPM	$0.76
Per warrant share fair value of warrants granted via Debt PPM	$3.67

The estimated fair value of the warrants associated with the Company’s Equity PPM issued during the period ended June 30, 2020 was $73,402.

The estimated fair value of the warrants associated with the Company’s Debt PPM issued during the period ended June 30, 2020 was $24,417 and is recorded as a discount against the long-term debt that will be amortized over the life of the promissory notes.

Note 13. Related Party Transactions

Related party transactions, other than those disclosed elsewhere in the financial statements, consist of the following:

Founders Ron Baldwin and Gene Baldwin

Mr. Ron Baldwin serves the Company as a Board director and its Chief Executive Officer, and Mr. Gene Baldwin serves as the Company’s Chairman of the Board. Neither individual received a salary or any other compensation for their services as of the date the financial statements were available to be issued; however, the Company has since entered into employment agreements with both Mr. Ron Baldwin and Mr. Gene Baldwin.  These employment agreements provide that both individuals will be paid compensation beginning January 2021. In addition, both individuals served as at-large managers on the Board of Managers of Technology Developer until their resignation on September 23, 2019.

Robert Kennedy

The Company employs Mr. Kennedy as its chief financial officer on an at-will basis. Mr. Kennedy also served on the Board of Managers of Technology Developer, having been elected to that position by Technology Developer’s common unitholders, until his resignation on February 18, 2020.  In addition, Mr. Kennedy serves on the board of directors of Uncommon Charitable Impact, a separate organization which administers an account created to receive Donor funds and serve as a conduit through which Donors on the Uncommon Giving Platform can receive tax deductibility for their giving activity.  The Company has a contractual relationship with Uncommon Charitable Impact.  His role in both companies may create a conflict of interests in connection with the Company’s strategic relationship with Uncommon Charitable Impact.

David McMaster

The Company employs Mr. McMaster as its President and Corporate Counsel on an at-will basis. Mr. McMaster serves on the board of directors of Uncommon Charitable Impact, Inc.  The Company has a contractual relationship with Uncommon Charitable Impact and his role in both companies may create a conflict of interests in connection with the Company’s strategic relationship with Uncommon Charitable Impact.

Note 14. Income Tax Matters

Income tax expense during interim periods is based on applying an estimated annual effective tax rate to year-to-date income, plus any significant unusual or infrequently occurring items that are recorded in the interim period.

The interim financial statement provision for income taxes is different from the amounts computed by applying the United States federal statutory income tax rate of 21%.  The Company’s effective tax rate was 0.0% for the six months ended June 30, 2020 and June 30, 2019.  The difference between the effective tax rate and the federal statutory rate of 21% was primarily due to the full valuation allowance recorded on the Company’s net deferred tax assets.

Note 15. Subsequent Events

Adoption of a long-term incentive plan

On June 30, 2020, the board of directors approved the formation of the Uncommon Giving 2020 Long-Term Incentive Plan (the “LTIP”).  The purpose of the LTIP is to attract and retain the services of key employees, key contractors, and outside directors of the Company and its subsidiaries and to provide such persons with a proprietary interest in the Company through the granting of nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights, and other awards.

The maximum number of Common Shares that may be delivered pursuant to the LTIP is 1,000,000 shares. During the term of the LTIP, the Company will keep available the number of Common Shares that will be sufficient to satisfy the requirements of the LTIP.

On July 1, 2020, the board granted awards for stock appreciation rights (“SARs”) totaling 218,000 Common Shares.  SARs granted under the plan generally expire ten years from the date of grant and vest 20% each year over a five-year period on each of the first five anniversaries from the date of grant. The Company, in its sole discretion, shall deliver to the participant the number of shares of common stock having an aggregate fair value as of the exercise date equal to the excess, if any, of the fair market value on the exercise date per share of common stock over the SAR price per share multiplied by the number of SARS being exercised.

Due to the Company’s intention to issue common shares for any SARs exercised, the Company will account for the SARs as equity awards.  The fair value of the SARs will be estimated on the date of grant using the Black-Scholes option valuation model. Compensation expense will be recognized on a straight-line basis over the five-year service period of the awards.

Continuation of common equity and debt issuances

During the month of July 2020, the Company raised an additional $425,000 under its Equity PPM through the issuance of 42,500 additional Common Shares and the issuance of 42,500 warrants for the purchase of 0.2 common shares at $2.00 per share.  The Company also raised an additional $280,140 under its Debt PPM through the issuance of non-convertible, unsecured promissory notes and the issuance of 2,801 warrants for the purchase of Common Shares at $10.00 per share.

New private placement offerings of common equity and debt

On July 15, 2020, the Company commenced two new private placement offerings: an equity offering of up to $5.0 million, and a debt offering of up to $2.5 million. Under the Company’s new equity private placement memorandum (the “July 2020 Equity PPM”), the Company plans to sell securities of the Company for $10.00 per unit. Each unit consisted of one share of common stock and an attached warrant to purchase 0.2 shares of common stock. Under the Company’s new debt private placement memorandum (the “July 2020 Debt PPM”) for non-convertible, unsecured promissory notes, the Company plans to issue warrants to purchase one share of the Company’s common stock for each $100.00 in principal amount of the notes at $10.00 per share. As of the date that these financial statements were issued, the Company sold $100,000 under its July 2020 Equity PPM and $100,000 under its July 2020 Debt PPM.

Pandemic

The World Health Organization declared the COVID-19 outbreak a pandemic. The COVID-19 pandemic has had significant adverse impacts on the U.S. and global economies. The Company is materially following the guidance of the CDC and/or the authorities of the various states where it conducts business, including modifications to employee work locations and employee travel. While the Company has not experienced significant disruptions to its current operations thus far from the COVID-19 pandemic, the extent to which the Company’s business and operations could be impacted throughout the remainder of 2020 will depend on future developments that are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, the re-emergence of a second outbreak in the fall or winter, new information that may emerge concerning the severity of the COVID-19 virus and the actions to contain the COVID-19 virus or treat its impact, among others. In addition, the Company’s business model depends on the acquisition of donors and their ongoing generosity. The widespread economic hardship and uncertainty resulting from the COVID-19 pandemic may lead to a significant decline in charitable donations. Additionally, the NPOs with whom the Company hopes to partner may be too overwhelmed by requests for aid to establish productive relationships with the Company and “claim” their profiles, which could reduce donor engagement. A reduction in donor engagement and donations could have a material adverse effect on the Company’s ability to generate revenue. Further, the Company depends on third-party vendors for software development and maintenance and data storage, and the effects of COVID-19 could interrupt these vendors. This could delay updates to, and maintenance of, the Company’s IT systems, which could lead to platform failures that could jeopardize the Company’s financial position and reputation. These disruptions and risks could have a material adverse effect on its business operations and financial position and harm its reputation. The Company will continue to monitor the situation closely, but given the uncertainty, management cannot estimate the impact of the COVID-19 pandemic on the Company’s financial condition or operations.

The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains and created significant volatility and disruption of financial markets. An extended period of economic disruption could materially affect the Company’s access to future capital and financial condition. No assurance can be given that future capital will be available when needed or that the Company’s launch of its generosity platform will be successful and the Company cannot be certain at this time of the impact of the COVID-19 pandemic on its ability to raise additional capital.

PART III: EXHIBITS

Exhibit Number	Exhibit Description

1.1	Broker-Dealer Agreement, dated as of June 25, 2020, by and between The Dalmore Group, LLC and Uncommon Giving Corporation

2.1	Amended and Restated Certificate of Incorporation

2.2	Amended and Restated Bylaws

3.1	Business Loan Agreement and Promissory Note, dated as of May 27, 2020, by and between Uncommon Giving Corporation and InBank

3.2	Addendum to Business Loan Agreement and Promissory Note, dated as of May 27, 2020, by and between Uncommon Giving Corporation and InBank

3.3	Indemnification of Personal Guaranty, dated as of April 23, 2020, by and between Uncommon Giving Corporation and Ron Baldwin

4.1	Form of Subscription Agreement

6.1	License Agreement, dated as of May 15, 2020, by and between UGIV LLC and Uncommon Charitable Impact

6.2	Master Services Agreement, dated as of May 15, 2020, by and between UGIV LLC and Uncommon Charitable Impact

6.3#	Master Services Agreement for InvestCloud System Platform, dated as of June 30, 2020, by and between Uncommon Giving Corporation and InvestCloud Inc.

6.4	Employment Agreement, dated as of June 25, 2020, by and between Uncommon Giving Corporation and Ron Baldwin

6.5	Employment Agreement, dated as of June 25, 2020, by and between Uncommon Giving Corporation and Gene Baldwin

6.6	Uncommon Giving Corporation 2020 Long Term Incentive Plan.

6.7	Form of SARS Award Agreement (General)

6.8	Form of SARS Award Agreement (Directors)

6.9	Form of SARS Award Agreement (Contractors)

10.1	Power of attorney (included in signature page)

11.1	Consent of Moss Adams LLP

12.1*	Opinion of Haynes and Boone, LLP

13.1	Testing the waters materials

# Certain schedules and exhibits have been omitted pursuant to Item 17 of Form 1-A. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

*  To be filed by amendment.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Scottsdale, State of Arizona, on November 24, 2020.

UNCOMMON GIVING CORPORATION

By:	/s/ Ron Baldwin
Name: Ron Baldwin
Title: Chief Executive Officer, Director

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

*	Date: November 24, 2020

Name: Ron Baldwin

Title: Chief Executive Officer, Director

(Principal Executive Officer)

*	Date: November 24, 2020

Name: Robert Kennedy

Title: Chief Financial Officer, Secretary

(Principal Financial Officer and Principal Accounting Officer)

*	Date: November 24, 2020

Name: Gene Baldwin

Title: Chairman of the Board, Director

*	Date: November 24, 2020

Name: Debbie Haynes

Title: Director

*	Date: November 24, 2020

Name: Steve Hovde

Title: Director

*	Date: November 24, 2020

Name: Scott Reed

Title: Director

*	Date: November 24, 2020

Name: DeForest Soaries

Title: Director

*	Date: November 24, 2020

Name: Phil Swatzell

Title: Director

By: /s/ Ron Baldwin

Name: Ron Baldwin

Title: Attorney-in-Fact